MIDLAND BANCORPORATION, INC.
                            80 East Ridgewood Avenue
                           Paramus, New Jersey  07652



                                                           December 26, 1996

Dear Shareholder:

         On behalf of the Board of Directors, I want to extend to you a cordial invitation to attend a special meeting of shareholders (the "Meeting") of Midland Bancorporation, Inc. ("Midland") to be held at 550 Kinderkamack Road, Oradell, New Jersey on Tuesday, January 28, 1997 at 3:00 p.m.

         At the Meeting, you will be asked to approve an Agreement and Plan of Merger dated as of September 13, 1996 (the "Merger Agreement"), by and among Valley National Bancorp ("Valley"), Valley's national bank subsidiary, Valley National Bank ("VNB"), Midland and Midland's New Jersey bank subsidiary, The Midland Bank and Trust Company ("Midland Bank"), pursuant to which Midland will merge into Valley (the "Merger") and Midland Bank will merge into VNB. If the Merger is approved and becomes effective, each outstanding share of Midland Common Stock (except for fractional shares) will be converted into 30.00 shares of Valley Common Stock, subject to adjustment, as more fully set forth in the Merger Agreement.

         In the accompanying material, you will find the Notice of Meeting of Shareholders of Midland and a Proxy Statement-Prospectus setting forth actions to be taken at the Meeting, a Proxy Card, the details of the proposed Merger, the conditions to consummation of the Merger and information concerning Valley, VNB, Midland and Midland Bank.

         Approval of the Merger Agreement requires the affirmative vote of a majority of the outstanding shares at a meeting at which a quorum is present. THE BOARD OF DIRECTORS OF MIDLAND HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE IN FAVOR OF THE MERGER AGREEMENT. The executive officers and directors of Midland intend to vote all of their shares in favor of the Merger Agreement.

         Because of the importance of the Merger to the shareholders of Midland, we urge you to complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-prepaid return envelope so that your shares will be represented. You may nevertheless attend the Meeting and vote in person if you wish to do so.

         The enclosed also constitutes a Prospectus of Valley with respect to the shares of Valley Common Stock to be issued to the shareholders of Midland if the Merger is consummated.


                                   Sincerely,




                                   ROBERT M. MEYER
                                   President and Chief Executive Officer

                          MIDLAND BANCORPORATION, INC.
                            80 East Ridgewood Avenue
                            Paramus, New Jersey 07652



                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON JANUARY 28, 1997


         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Midland Bancorporation, Inc. ("Midland") will be held at 550 Kinderkamack Road, Oradell, New Jersey on Tuesday, January 28, 1997 at 3:00 p.m., for the purpose of considering and voting upon the following matters:

                        1. A  proposal  to  approve  an  Agreement  and  Plan of
                  Merger, dated as of September 13, 1996 (the "Merger Agreement"), by and among Valley National Bancorp ("Valley"), Valley's national bank subsidiary, Valley National Bank ("VNB"), Midland and Midland's New Jersey bank subsidiary, The Midland Bank and Trust Company ("Midland Bank"), pursuant to which Midland will merge into Valley (the "Merger"), and each share of Midland Common Stock outstanding on the effective date of the Merger will be converted into 30.00 shares of Valley Common Stock, subject to adjustment, as more fully set forth in the Merger Agreement.

                        2. Such other  business as may properly  come before the
                  Meeting or any adjournment thereof.

         Only those shareholders of record as of the close of business on December 13, 1996 will be entitled to notice of, and to vote at, the Meeting.
A list of such shareholders will be available at the Meeting.

         Consummation of the Merger is subject to certain conditions, including approval of the Merger Agreement by the affirmative vote at the Meeting of at least a majority of the outstanding shares of Midland common stock, whether in person or by proxy. Your vote is important regardless of the number of shares that you own. Whether or not you plan to attend the Meeting, please mark, date and sign the enclosed proxy and return it as soon as possible in the enclosed stamped envelope. You may revoke the proxy at any time prior to its exercise.


                                   By Order of the Board of Directors,



                                   ROBERT M. MEYER
                                   President and Chief Executive Officer

Paramus, New Jersey
December 26, 1996




         THE  MERGER IS OF MAJOR  IMPORTANCE  TO THE  SHAREHOLDERS  OF  MIDLAND.
ACCORDINGLY,   SHAREHOLDERS  ARE  URGED  TO  READ  AND  CAREFULLY  CONSIDER  THE
INFORMATION PRESENTED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS.

     MIDLAND BANCORPORATION, INC.              VALLEY NATIONAL BANCORP
            PROXY STATEMENT                          PROSPECTUS
for the Special Meeting of Shareholders     for  the  Common  Stock of Valley
    of Midland Bancorporation, Inc.            National Bancorp to be issued
             to be held on                    in connection with the Merger of
            January 28, 1997                    Midland Bancorporation, Inc.
                                           with and into Valley National Bancorp

               ----------------------------------------------

         This Proxy Statement-Prospectus is being furnished in connection with the solicitation of proxies by the Board of Directors of Midland Bancorporation, Inc. ("Midland") to be used at a special meeting of its shareholders (the "Meeting") to be held on January 28, 1997, and at any adjournments or postponements thereof. The purpose of the Meeting is to consider and vote upon an Agreement and Plan of Merger dated as of September 13, 1996 (the "Merger Agreement"), by and among Valley National Bancorp ("Valley"), Valley's national bank subsidiary, Valley National Bank ("VNB"), Midland and Midland's New Jersey bank subsidiary, The Midland Bank and Trust Company ("Midland Bank"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus.

         In accordance with the terms of the Merger Agreement, upon approval of the Merger Agreement by the shareholders of Midland, receipt of all requisite regulatory approvals and satisfaction or waiver of all conditions, Midland will merge with and into Valley (the "Merger") and Midland Bank will merge with and into VNB (the "Bank Merger"). Upon consummation of the Merger, each share of common stock of Midland, $15.00 par value per share ("Midland Common Stock"), issued and outstanding immediately prior to the effective time of the Merger (except for fractional shares), will be converted into 30.00 shares (the "Exchange Ratio") of common stock of Valley, no par value ("Valley Common Stock"), subject to certain adjustments more fully described in this Proxy Statement-Prospectus.

         Valley has filed a Registration Statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Valley Common Stock which will be issued in connection with the Merger. In addition to constituting the Midland Proxy Statement for the Meeting, this document constitutes a Prospectus of Valley with respect to the Valley Common Stock to be issued if the Merger is consummated.

         Midland stock certificates should not be returned to Midland with the enclosed proxy and should not be forwarded until after receipt of a letter of transmittal which will be provided to Midland shareholders upon consummation of the Merger.

         THE SHARES OF VALLEY COMMON STOCK DESCRIBED IN THE ATTACHED PROXY STATEMENT-PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
OTHER GOVERNMENTAL AGENCY. THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO SELL, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS AT ANY TIME, NOR ANY DISTRIBUTION OF SHARES OF VALLEY COMMON STOCK, SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



The date of this Proxy Statement-Prospectus is December 26, 1996.

                              TABLE OF CONTENTS


AVAILABLE INFORMATION........................................................1
INFORMATION INCORPORATED BY REFERENCE........................................2
SUMMARY......................................................................3
      The Meeting............................................................3
      The Companies..........................................................4
      The Merger.............................................................4
      Selected Financial Data of Valley......................................9
      Selected Financial Data of Midland....................................10
      Comparative Per Share Data............................................11
      Summary Pro Forma Financial Information...............................14
INTRODUCTORY STATEMENT......................................................14
CERTAIN INFORMATION REGARDING VALLEY........................................14
      General...............................................................15
      Valley National Bank..................................................15
CERTAIN INFORMATION REGARDING MIDLAND.......................................15
      General...............................................................15
      The Midland Bank and Trust Company....................................15
THE MEETING.................................................................15
      General...............................................................15
      Purpose of the Meeting................................................15
      Vote Required; Shares Entitled to Vote................................16
      Solicitation, Voting and Revocation of Proxies........................16
THE PROPOSED MERGER.........................................................18
      General Description...................................................18
      Consideration.........................................................18
      Cash in Lieu of Fractional Shares.....................................18
      Exchange of Certificates..............................................18
      Conversion of Stock Options...........................................18
      No Dissenters' Rights.................................................18
      Background and Reasons for the Merger.................................18
      Opinion of Midland's Financial Advisor................................20
      Effective Time; Conditions to Consummation of the Merger..............24
      Regulatory Approvals..................................................24
      Termination of the Merger Agreement...................................24
      Amendment of the Merger Agreement.....................................25
      Accounting Treatment of the Merger....................................25
      Federal Income Tax Consequences.......................................25
      Interests of Certain Persons in the Merger............................26
      Resale Considerations With Respect to the Valley Common Stock.........27
      Business Pending Consummation.........................................27
      Management and Operations After the Merger............................28
      Stock Option for Shares of Midland Common Stock.......................28
PRO FORMA COMBINED FINANCIAL INFORMATION....................................29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MIDLAND..............38
BUSINESS OF MIDLAND.........................................................47
SUPERVISION AND REGULATION OF MIDLAND.......................................52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      AND MANAGEMENT OF MIDLAND.............................................55
CERTAIN TRANSACTIONS OF MIDLAND.............................................56
DESCRIPTION OF VALLEY COMMON STOCK..........................................57
      General...............................................................57
      Dividend Rights.......................................................57
      Voting Rights.........................................................57
      Liquidation Rights....................................................58
      Assessment and Redemption.............................................58
      Other Matters.........................................................58
COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF VALLEY AND MIDLAND..............58
      Voting Requirements...................................................58
      Cumulative Voting.....................................................58
      Shareholder Consent to Corporate Action...............................58
      Dividends.............................................................59
      By-laws...............................................................59
      Limitations of Liability of Directors and Officers....................59
LEGAL OPINION...............................................................59
EXPERTS.....................................................................59

Appendix A - Merger Agreement..............................................A-1
Appendix B - Stock Option Agreement........................................B-1
Appendix C - Fairness Opinion of Capital Consultants.......................C-1
Financial Statements of Midland............................................F-1

                              AVAILABLE INFORMATION

         Valley is subject to the information requirements of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (such as Valley). The address of the Commission's web site is http://www.sec.gov. In addition, Valley Common Stock is traded on the New York Stock Exchange ("NYSE"), and reports, proxy statements and other information relating to Valley may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         Valley has filed with the Commission a Registration Statement on Form S-4 under the Securities Act (together with all amendments and supplements thereto, the "Registration Statement"), with respect to the shares of Valley Common Stock to be issued upon consummation of the Merger. This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement and exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Copies of the Registration Statement are available for inspection and copying as set forth above. Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus relating to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

THIS PROXY STATEMENT-PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. A COPY OF SUCH DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS) IS AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT-PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO: ALAN ESKOW, CORPORATE SECRETARY, VALLEY NATIONAL BANCORP, 1455 VALLEY ROAD, WAYNE, NEW JERSEY 07470; TELEPHONE NUMBER (201) 305-8800. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY JANUARY 21,1997.

                      INFORMATION INCORPORATED BY REFERENCE

         The following  documents  filed by Valley with the Commission  (Company
File  No.   0-11179)  are  hereby   incorporated  by  reference  in  this  Proxy
Statement-Prospectus:

         1. Annual Report on Form 10-K for the year ended December 31, 1995.

         2. Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1996.

         3. Current Reports on Form 8-K filed with the Commission on February 22, April 9, June 12 and September 20, 1996.

         4. The description of Valley Common Stock set forth in Valley's Registration Statement on Form 8-A filed by Valley pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

         All documents filed by Valley pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement-Prospectus and prior to the Meeting shall be deemed incorporated by reference into this Proxy Statement-Prospectus and a part hereof from the date of filing of such documents.

         All information contained or incorporated by reference in this Proxy Statement-Prospectus with respect to Valley and VNB was supplied by Valley and all information contained or incorporated by reference in this Proxy Statement-Prospectus with respect to Midland was supplied by Midland. Although neither Valley nor Midland have any knowledge that would indicate that any statements or information relating to the other party contained or incorporated herein are inaccurate or incomplete, neither Valley nor Midland can warrant the accuracy or completeness of such information or statements as they relate to the other entity or its subsidiaries.

         Any statement contained herein, in any supplement hereto or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement-Prospectus to the extent that a statement contained herein, in any supplement hereto or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus or any supplement hereto.

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement-Prospectus. This summary is necessarily incomplete and is qualified in its entirety by the more detailed information contained elsewhere in this Proxy Statement-Prospectus, including the Appendixes hereto and the documents incorporated by reference herein. A copy of the Merger Agreement is set forth as Appendix A to this Proxy Statement-Prospectus. Midland shareholders are urged to read carefully the entire Proxy Statement-Prospectus, including the Appendixes.


THE MEETING

Date, Time and Place of
Meeting.....................  The   special   meeting   of   shareholders   (the
                              "Meeting")   of   Midland   Bancorporation,   Inc.
                              ("Midland")  will  be  held  on   Tuesday, January
                              28, 1997, 3:00 p.m.  at  550 Kinderkamack Road,
                              Oradell New Jersey.

Record Date................   December 13, 1996 (the "Record Date").

Shares Entitled to Vote....   129,220  shares of  common  stock,  $15.00  par
                              value  per  share,  of  Midland  ("Midland  Common
                              Stock") were outstanding on the Record Date and are entitled to vote at the Meeting.

Purpose of Meeting.........   To consider and vote upon an Agreement and Plan of
                              Merger dated as of September 13, 1996 (the "Merger
                              Agreement"),  by and among Valley National Bancorp
                              ("Valley"),  Valley's  national  bank  subsidiary,
                              Valley   National   Bank   ("VNB"),   Midland  and
                              Midland's New Jersey bank subsidiary,  The Midland
                              Bank and Trust Company ("Midland Bank").

Vote Required................ The affirmative  vote, in person or by proxy, of a majority of the outstanding shares of Midland Common Stock is required to approve the Merger Agreement. In connection with the execution of the Merger Agreement, each owner of Norwood Associates II, a partnership in which Walter H. Jones, III and Graham O. Jones, directors of Midland, and their two sisters are partners, agreed to vote in favor of the Merger Agreement all shares of
                              Midland Common Stock which he or she holds, or over which he or she exercises voting control. As of the Record Date, such persons held or had voting control over 50.9% of the issued and outstanding shares of Midland Common Stock. The directors and executive officers of Midland other than Messrs. Graham and Walter Jones have also indicated their intention to vote in favor of the Merger Agreement the shares of Midland Common Stock which they beneficially own (9.9% of the issued and outstanding shares of Midland Common Stock as of the Record Date). Consequently, the affirmative vote of other shareholders will not be required for approval of the Merger.

Recommendation
of the Midland
Board of Directors........... The Midland  Board of  Directors  has  unanimously approved the Merger Agreement and unanimously recommends that holders of Midland Common Stock vote "FOR" approval of the Merger Agreement.

THE COMPANIES

Valley......................  Valley is a bank holding  company  organized under the laws of the State of New Jersey and registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Valley has one banking subsidiary, VNB, which operates 80 branches located in northern New Jersey. At September 30, 1996, Valley had consolidated assets of approximately $4.6 billion. Valley's principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07474, and its telephone number is (201) 305-8800. See "Certain Information Regarding Valley;" "Available Information" and "Information Incorporated by Reference."

Midland...................... Midland is a bank holding company  organized under the laws of the State of New Jersey and registered under the Bank Holding Company Act. Midland has one banking subsidiary, Midland Bank, which operates 13 full service branches and 1 limited service facility in Bergen County, New Jersey. At September 30, 1996, Midland had total assets of $426 million. Midland's principal executive offices are located at 80 East Ridgewood Avenue, Paramus, New Jersey 07652 and its telephone number is (201) 265-5555. See "Certain Information Regarding Midland;" "Management's Discussion and Analysis of Financial Condition and Results of Operations of Midland;" "Business of Midland;" "Supervision and Regulation of Midland;" "Security Ownership of Certain Beneficial Owners and Management of Midland" and "Certain Transactions of Midland."

THE MERGER

General Description of
the Merger; Effective Time... In  accordance   with  the  terms  of  the  Merger
                              Agreement, upon approval of the Merger Agreement by the shareholders of Midland, receipt of all requisite regulatory approvals and satisfaction or waiver of all other conditions, Midland will merge with and into Valley (the "Merger"), with Valley as the surviving entity. The Merger will become effective at the time (the "Effective Time") specified in a certificate of merger which will be filed with the New Jersey Secretary of State. A closing under the Merger Agreement (the "Closing") will occur prior to the Effective Time. The Closing will take place on February 28, 1997 or, if later than February 28, 1997, on the tenth business day following the receipt of all necessary regulatory and governmental approvals and satisfaction of all other conditions to closing (other than the delivery of documents to be delivered at the Closing), or on such other date as Valley and Midland agree upon. Immediately following consummation of the Merger, or as soon thereafter as VNB may deem appropriate, Midland
                              Bank will merge with and into VNB (the "Bank Merger"), with VNB as the surviving entity, pursuant to a separate merger agreement between VNB and Midland Bank (the "Bank Merger Agreement"). See "The Proposed Merger -- General Description" and the full text of the Merger Agreement, which is attached as Appendix A to this Proxy Statement-Prospectus.

Consideration..............   Upon  consummation  of the  Merger,  each share of
                              Midland   Common  Stock  issued  and   outstanding
                              immediately prior to the Effective Time will be converted into 30.00 shares (the "Exchange Ratio") of common stock of Valley, no par value per share
                              ("Valley Common Stock"). The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by Valley with respect to the Valley Common Stock. See "The
                              Proposed Merger -- Consideration."

Conversion of Stock

Options...................... At the Effective Time,
                              each outstanding option to purchase Midland Common Stock (a "Midland Option") granted under the stock option plans of Midland will be converted into an option to purchase Valley Common Stock. See "The Proposed Merger -- Conversion of Stock Options."

No Fractional Shares........  In lieu of  fractional
                              shares of Valley Common Stock, Midland shareholders would be entitled to receive, without interest, a cash payment equal to the value of any fractional share interest to which they would otherwise be entitled in the Merger. Since the Exchange Ratio is a whole number and there are no fractional shares of Midland Common Stock outstanding, it is not anticipated that there will be any cash issued in lieu of fractional shares in the Merger.

Certain Federal Income
Tax Consequences...........   Consummation of the Merger is conditioned upon the
                              receipt of an opinion  of Pitney,  Hardin,  Kipp &
                              Szuch,  counsel to Valley,  to the effect that the
                              Merger will  constitute a tax-free  reorganization
                              as  defined  in  Section  368(a)  of the  Internal
                              Revenue  Code of 1986,  as amended  (the  "Code").
                              Assuming the  applicability  of Section  368(a) of
                              the Code,  the conversion  of Midland Common Stock
                              into  Valley  Common  Stock will be a  nontaxable
                              event  for   Valley,   Midland   and  the  Midland
                              shareholders. No taxable gain or loss will have to
                              be recognized by Midland  shareholders  until they
                              sell the Valley  Common Stock  received by them in
                              the Merger.  The basis of the Valley  Common Stock
                              received by each Midland  shareholder  will be the
                              basis of the Midland  Common  Stock  converted  in
                              connection  with the Merger and the holding period
                              of  the  Valley  Common  Stock  will  include  the
                              holding   period  of  the  Midland   Common  Stock
                              converted.  See "The Proposed Merger --  Federal
                              Income Tax Consequences."

                              Midland shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger under applicable tax laws.

No Dissenters Rights.......   Consistent  with the  provisions of the New Jersey
                              Business   Corporation   Act  (the  "NJBCA"),   no
                              shareholder of Midland will have the right to dissent from the Merger. See "The Proposed Merger
                              -- No Dissenters' Rights."

Opinion of Midland's
Financial Advisor..........   The  Board  of   Directors  of
                              Midland  has  retained   Capital   Consultants  of
                              Princeton,   Inc.   ("Capital   Consultants")   to
                              evaluate   the  terms  of  the   Merger.   Capital
                              Consultants has delivered  written  opinions dated
                              September  12,  1996  and the  date of this  Proxy
                              Statement-Prospectus  to the Board of Directors of
                              Midland to the effect that the consideration to be
                              received by the Midland  shareholders  pursuant to
                              the  Merger  Agreement  is, as of the date of such
                              opinions,   fair  to  such   shareholders  from  a
                              financial   point   of   view.   For   information
                              concerning the matters reviewed,  assumptions made
                              and factors considered by Capital Consultants, see
                              "The  Proposed  Merger  --  Opinion  of  Midland's
                              Financial  Advisor"  and  Appendix C to this Proxy
                              Statement-Prospectus,  which  sets  forth  Capital
                              Consultants'   updated  fairness  opinion  in  its
                              entirety.

Conditions to the Merger..... Consummation of
                              the Merger is contingent upon a number of conditions, including receiving all necessary regulatory approvals; the approval of the Merger by the requisite vote of the shareholders of
                              Midland Common Stock; an opinion of Pitney, Hardin, Kipp & Szuch, counsel to Valley, to the effect that the Merger will result in a tax free reorganization; a letter from KPMG Peat Marwick, LLP, Valley's independent public accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment; and an opinion of Capital Consultants, advisors to Midland, that the Merger is fair to the shareholders of Midland from a financial point of view. Capital Consultant's opinion is included as Appendix C. See "The Proposed Merger -- Opinion of Midland's Financial Advisor; -- and -- Effective Time; Conditions to Consummation of the Merger."

Regulatory  Approvals.......  Consummation  of the
                              Merger and the Bank Merger requires the approval of the Comptroller of the Currency (the "OCC"). OCC approval does not constitute an endorsement of the Merger or a determination by the OCC that the terms of the Merger are fair to the shareholders of Midland. An application for OCC approval was filed on October 31, 1996 and approval was granted on December 13, 1996. Also on October 31, 1996, Valley submitted a draft application to the Federal Reserve Board seeking a waiver of the requirement for approval of the Merger under Regulation Y promulgated under the Bank Holding Company Act. The Federal Reserve Board waiver was granted on December 6, 1996. See "The Proposed Merger -- Regulatory Approvals."

Termination  Rights.......... The Merger Agreement
                              may be terminated by Midland if the Average Closing Price of Valley Common Stock is $19.50 or less, unless Valley unilaterally agrees to increase the Exchange Ratio so that the value (measured by the Average Closing Price) of the number of shares of Valley Common Stock into which one share of Midland Common Stock is to be converted in the Merger, based on the new Exchange Ratio, is at least as high as the value would have been if the Exchange Ratio were unchanged and the Average Closing Price were $19.50. The "Average Closing Price" of Valley Common Stock is defined as the average of the closing prices of Valley Common Stock as reported on the New York Stock Exchange ("NYSE") and published in the Wall Street Journal during the first 10 of the 15 consecutive trading days immediately preceding the Effective Time. The Average Closing Price is subject to adjustment to take into account any stock split,
                              stock      dividend,       stock      combination,
                              reclassification, or similar transaction by Valley with respect to Valley Common Stock. Valley has the right to terminate the Merger Agreement if at the Closing the shareholders' equity of Midland is below a level set forth in a formula in the Merger Agreement. The Merger Agreement may be terminated by either Midland or Valley if the Effective Time has not occurred by April 30, 1997. For a more complete description of these and other termination rights available to Midland and Valley, see "The Proposed Merger -- Termination of the Merger Agreement."

Amendment of the
Merger Agreement...........   The  terms  of  the  Merger
                              Agreement may be amended, modified or supplemented
                              by the  written  consent of Valley and  Midland at
                              any time  prior to the  Effective  Time.  However,
                              following  Midland  shareholder  approval  of  the
                              Merger   Agreement,   Midland   shareholders  must
                              approve any amendment reducing or changing the amount or form of consideration to be received by them in the Merger. See "The Proposed Merger --
                              Amendment of the Merger Agreement."


Accounting Treatment
of the  Merger.............   The Merger is  expected to be  accounted  for as a
                              pooling  of  interests  for  financial   reporting
                              purposes,  and it is a condition  to Valley's  and
                              Midland's  respective  obligations  to  close  the
                              Merger that Valley receive a letter from KPMG Peat
                              Marwick LLP, Valley's independent certified public
                              accountants,  to the effect  that the Merger  will
                              qualify   for   pooling-of-interests    accounting
                              treatment.  Under the pooling-of-interests  method
                              of  accounting,   Midland's  historical  basis  of
                              assets,  liabilities and shareholders  equity will
                              be retained by Valley as the surviving entity. For
                              a     discussion     of     the     effects     of
                              pooling-of-interests  accounting,  see "Pro  Forma
                              Combined Financial  Information" and "The Proposed
                              Merger -- Accounting Treatment of the Merger."


Stock Option to Valley
for Midland Shares.........   In connection  with the  negotiation of the Merger
                              Agreement, Valley and Midland entered into a Stock
                              Option  Agreement  (the "Stock Option  Agreement")
                              dated  September  13, 1996.  Pursuant to the Stock
                              Option Agreement, Midland granted Valley an option
                              (the  "Option"),  exercisable  only under  certain
                              limited and specifically defined circumstances, to
                              purchase  up to  35,000  authorized  but  unissued
                              shares  of  Midland  Common  Stock,   representing
                              approximately  21.8%  of  the  shares  of  Midland
                              Common   Stock   which   would   be    outstanding
                              immediately following the exercise of the Option, for an exercise price of $301.00 per share. Valley does not have any voting rights with respect to the shares of Midland Common Stock subject to the Option prior to exercise of the Option. A copy of the Stock Option Agreement is attached as Appendix
                              B to this Proxy Statement-Prospectus.

                              If certain Triggering Events specifically enumerated in the Stock Option Agreement occur and the Merger is not consummated, Valley would recognize a gain on the sale of the shares of Midland Common Stock received pursuant to the exercise of the Option if such shares of Midland Common Stock were sold at prices exceeding $301.00 per share. The ability of Valley to exercise the Option and to cause up to an additional 35,000 shares of Midland Common Stock to be issued may be considered a deterrent to other potential acquirors of control of Midland, as it is likely to increase the cost of an acquisition of all of the shares of Midland Common Stock which would then be outstanding. The exercise of the Option by Valley may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror. See "The Proposed Merger -- Stock Option for Shares of Midland Common Stock."

Interests of Certain
Persons in the  Merger......  The  Merger  Agreement  provides  that,  as of the
                              Effective Time, Valley and VNB will appoint Walter
                              H. Jones III, currently the Chairman of the Board of Directors of Midland and Midland Bank, and Graham O. Jones, currently a director of Midland and Midland Bank, as directors of Valley and VNB. In addition, the Merger Agreement provides that, as of the Effective Time, VNB will appoint Robert
                              M. Meyer, currently the President and Chief Executive Officer of Midland, as a member of VNB's senior management team, and Valley will assume in writing Mr. Meyer's employment contract.

                              Under Midland's Long-Term Incentive Plan (the "Plan") payment to certain of Midland Bank's officers would be due and payable upon consummation of the Merger. Midland's Board of Directors has determined to terminate the Plan and accelerate payment of such benefits under the Plan as if the Merger had occurred in December 1996. As a result of the acceleration and termination. Robert M. Meyer, President of Midland, will receive a payment of $407,997 and four other officers of Midland will receive payments in the aggregate amount of $407,997. These amounts were calculated based upon the current market value of Valley Common Stock multiplied by the Exchange Ratio. Certain assumptions were also made about Midland's performance for the calender year ended December 31, 1996. One effect of the acceleration is that these five persons will receive the benefits of early payment of the amounts due under the Plan and elimination of the risk that the Merger will not be consummated.

                              The Merger Agreement further provides that for a six-year period following the Effective Time, Valley will indemnify the directors and officers of Midland against certain liabilities to the extent such persons were indemnified under Midland's Certificate of Incorporation and Bylaws.

                              As of the Record Date, the directors and executive officers of Midland and their affiliates beneficially owned in the aggregate 60.8% of the issued and outstanding shares of Midland Common Stock.

Resale Considerations
with Respect to Valley
Common Stock...............   The shares of Valley  Common Stock to be issued in
                              the Merger will be registered under the Securities
                              Act of 1933,  as amended (the  "Securities  Act"),
                              and will be freely transferable, except for shares
                              received  by  persons,   including  directors  and
                              executive  officers of Midland,  who may be deemed
                              to be  "affiliates"  of  Midland  under  Rule  145
                              promulgated  under the  Securities  Act.  See "The
                              Proposed  Merger  --  Resale  Considerations  with
                              Respect to the Valley Common  Stock."

Differences in
Shareholders' Rights.......   At the  Effective  Time,  the  holders  of Midland
                              Common Stock will become  holders of Valley Common
                              Stock.  Valley  and  Midland  are both New  Jersey
                              general  business  corporations  governed  by  the
                              NJBCA.   Therefore,    there   are   no   material
                              differences  in the  legal  rights of  holders  of
                              Midland Common Stock and Valley Common Stock under
                              the  NJBCA.  For a  description  of Valley  Common
                              Stock,  see  "Description of Valley Common Stock."
                              For  a   comparison   of   the   Certificates   of
                              Incorporation   and  the   Bylaws  of  Valley  and
                              Midland, see "Comparison of the Rights of Shareholders of Valley and Midland."



                                            SELECTED FINANCIAL DATA OF VALLEY


     The following table sets forth certain selected historical  consolidated  financial data for Valley. This data is derived from, and should be read in  conjunction  with,  the  consolidated  financial  statements  of Valley,  including  the notes  thereto, incorporated by reference herein.  See "Information  Incorporated by Reference." The data for the years ended December 31, 1995 through  December 31, 1991 are derived from  Valley's  consolidated  financial  statements,  which have been  audited.  Interim unaudited data for the nine months ended September 30, 1996 and 1995 reflect,  in the opinion of the management of Valley,  all adjustments  (consisting of normal recurring  adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1996 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                  For Nine Months Ended September 30,                 For Years Ended December 31,
                                 -----------------------------------  -------------------------------------------------------------
                                               1996        1995         1995        1994        1993        1992           1991
                                                              (Dollars in thousands, except for per share amounts)

INCOME STATEMENT DATA:
Interest income                           $ 243,943   $ 237,563    $ 316,650   $ 292,583   $ 280,693   $ 273,923     $  245,383
Interest expense                            108,100     107,491      143,271     117,465     114,021     133,690        135,582
                                         ----------  ----------   ----------  ----------  ----------  ----------      ---------
Net interest income                         135,843     130,072      173,379     175,118     166,672     140,233        109,801
Provision for possible loan losses            2,095       2,069        2,669       5,197       7,966      18,855         13,551
                                         ----------  ----------   ----------  ----------  ----------  ----------       --------
Net interest income after provision
  forpossible loan losses                   133,748     128,003      170,710     169,921     158,706     121,378         96,250
Non-interest income                          17,252      15,776       20,968      23,967      27,990      32,592         15,437
Non-interest expense                         76,706      67,845       90,203      90,594      85,671      79,947         61,296
                                         ----------  ----------   ----------  ----------  ----------  ----------       --------
Income before income taxes
  and cumulative effect of
  accounting change                          74,294      75,934      101,475     103,294     101,025      74,023         50,391
Income taxes                                 24,747      29,877       38,879      38,723      35,638      25,272         15,716
                                         ----------  ----------   ----------  ----------   ---------  ----------       --------
Income before cumulative effect of
  accounting change                          49,547      46,057       62,596      64,571      65,387      48,751         34,675
Cumulative effect of accounting change           -           -            -           -         (402)        473          -
                                         ----------  ----------   ----------  ----------  ----------  ----------     ----------
Net income                                $  49,547   $  46,057   $   62,596   $  64,571   $  64,985   $  49,224      $  34,675
                                         ==========  ==========   ==========  ==========  ==========  ==========      =========

PER COMMON SHARE DATA: (1)
Income before cumulative effect of
  accounting change                         $  1.35     $  1.23      $  1.67     $  1.74     $  1.79     $  1.36        $  0.97
Cumulative effect of accounting change           -           -            -           -        (0.01)       0.01             -
Net income                                     1.35        1.23         1.67        1.74        1.78        1.37           0.97
Book Value                                    10.52       10.39        10.66        9.43        9.19        7.90           7.13
Dividends                                      0.74        0.70         0.94        0.90        0.70        0.64           0.60

RATIOS:
Return on Average Assets                       1.45%       1.38%        1.40%       1.48%       1.58%       1.33%          1.22%
Return on Average Equity                      17.06%      16.41%       16.60%      18.66%      20.95%      18.33%         14.11%

FINANCIAL CONDITION DATA:
Total assets                             $4,605,051  $4,417,042   $4,585,811  $4,418,586  $4,257,739  $3,937,660     $3,461,638
Investment securities held to maturity      222,005     782,461      266,354     853,983   1,228,339   1,351,385      1,369,547
Investment securities available for sale  1,049,069     654,611    1,146,285     696,438     463,857     335,807          9,239
Loans (net of unearned income)            3,085,213   2,701,196    2,793,175   2,592,756   2,271,991   1,935,978      1,761,486
Allowance for possible loan losses           41,798      40,205       39,670      42,024      41,344      34,852         25,904
Deposits                                  4,070,621   3,893,869    4,083,873   3,880,002   3,770,228   3,532,996      3,075,479
Shareholders' equity                        382,417     390,110      400,237     350,616     333,240     280,376        251,924

(1)      The per share data has been restated to give retroactive effect to stock splits and dividends.



                                                 SELECTED FINANCIAL DATA OF MIDLAND

     The following table sets forth certain selected historical  consolidated financial data for Midland. This data is derived from, and should be read in conjunction with, the consolidated financial statements of Midland, including the notes thereto, included elsewhere  herein.  The data for the years ended  December  31, 1995  through  December  31,  1991 are derived  from  Midland's consolidated financial statements, which have been audited. Interim unaudited data for the nine months ended September 30, 1996 and 1995 reflect,  in the opinion of the management of Midland,  all adjustments  (consisting of normal recurring  adjustments)
     necessary  for a fair  presentation  of such data.  Results for the nine months ended  September  30, 1996 are not  necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

                                For Nine Months Ended September 30,                  For Years Ended December 31,
                               ------------------------------------   ------------------------------------------------------------
                                               1996        1995         1995        1994        1993         1992       1991
                                                                   (Dollars in thousands, except for per share amounts)

INCOME STATEMENT DATA:
Interest income                           $  21,982   $  21,751    $  29,242   $  25,500   $  24,620    $  26,473  $  30,328
Interest expense                              6,975       7,510       10,055       7,365       8,504       10,616     15,805
                                          ---------    --------    ---------   ---------   ---------    ---------  ---------
Net interest income                          15,007      14,241       19,187      18,135      16,116       15,857     14,523
Provision for possible loan losses              190         400          500         787       1,036        2,345      1,410
                                           --------    --------    ---------   ---------   ---------    ---------  ---------
Net interest income after provision
 for possible loan losses                    14,817      13,841       18,687      17,348      15,080       13,512     13,113
Non-interest income                           1,977       2,222        2,934       2,979       3,379        2,822      2,609
Non-interest expense                         11,318      11,137       14,520      14,487      14,502       13,880     14,547
                                          ---------   ---------    ---------   ---------   ---------    ---------  ---------
Income before income taxes
  and cumulative effect of
  accounting change                           5,476       4,926        7,101       5,840       3,957        2,454      1,175
Income taxes                                  2,114       1,847        2,664       2,137       1,256          701        120
                                          ---------   ---------    ---------   ---------   ---------    ---------  ---------
Income before cumulative effect of
  accounting change                           3,362       3,079        4,437       3,703       2,701        1,753      1,055
Cumulative effect of accounting change           -           -            -           -          151           -          -
                                          ---------   ---------    ---------   ---------   ---------   ----------  ---------
Net income                                 $  3,362    $  3.079     $  4,437    $  3,703    $  2,852     $  1,753   $  1,055
                                           ========    ========     ========    ========    ========     ========   ========

PER COMMON SHARE DATA:
Income before cumulative effect of
   accounting change                       $  26.79    $  24.26     $  34.99    $  29.16    $  21.26     $  13.80    $  8.31
Cumulative effect of accounting change           -           -            -           -         1.19           -          -
Net income                                    26.79       24.26        34.99       29.16       22.45        13.80       8.31
Book Value                                   272.73      251.75       257.45      222.86      219.80       203.85     195.05
Dividends                                     11.50        6.00        13.00       12.00        6.50         5.00       7.00

RATIOS:
Return on Average Assets                       1.09%       1.02%        1.09%       0.94%       0.75%        0.49%      0.30%
Return on Average Equity                      13.34%      13.58%       14.42%      13.24%      10.54%        6.87%      4.29%

FINANCIAL CONDITION DATA:
Total assets                              $ 426,233   $ 408,662    $ 424,092   $ 401,730   $ 407,961    $ 375,135  $ 362,492
Investment securities held to maturity       50,532      58,879       58,225      64,184      63,162      118,223     95,697
Investment securities available for sale     40,183      42,517       39,811      51,238      77,704    -           -
Loans (net of unearned income)              289,479     258,544      258,665     242,061     218,012      211,440    219,271
Allowance for possible loan losses            4,208       4,218        4,321       3,881       3,211        2,903      2,601
Deposits                                    388,951     374,323      388,260     370,235     377,303      346,453    334,143
Shareholders' equity                         34,171      31,945       32,372      28,279      27,920       25,894     24,776




                                                     COMPARATIVE PER SHARE DATA

         The  following  table sets forth the earnings per share,  period-end  book value per share and cash  dividends per share of
     Valley  Common Stock and Midland  Common Stock for the nine months  ended  September  30, 1996 and for each of the years in the three-year period ended December 31, 1995, on an historical and pro forma basis, as well as pro forma equivalent per share data for Midland.  The  historical  per share data have been derived from the  financial  statements of Valley and Midland which are contained herein or incorporated by reference  herein.  The pro forma combined share data have been derived after giving effect to the Merger as if it occurred at the beginning of the period presented using the pooling-of-interest method of accounting.

         The historical  per share data for Valley has been restated to  retroactively  reflect the effect of stock  dividends and a stock split. See "Pro Forma Combined Financial Information;" "Summary -- Selected Financial Data of Valley" and "Summary -- Selected
Financial Data of Midland."


                                                                                                           Pro Forma
                                                                                                         Equivalent per
                                                Historical          Historical         Pro Forma             Midland
                                                 Valley             Midland           Combined               Share(1)
                                               ------------        ------------      ------------        --------------
Nine Months Ended
September 30, 1996
 Earnings Per Share                                $ 1.35            $ 26.79              $ 1.31              $ 39.30
   Book Value Per Share                             10.52             272.73               10.38               311.40
   Cash Dividends Per Share (2)                      0.74              11.50                0.74                22.20

Year Ended December 31, 1995
   Earnings Per Share                                1.67              34.99                1.63                48.90
   Book Value Per Share                             10.66             257.45               10.46               313.80
   Cash Dividends Per Share (2)                      0.94              13.00                0.94                28.20

Year Ended December 31, 1994
   Earnings Per Share                                1.74              29.16                1.67                50.10
   Book Value Per Share                              9.43             222.86                9.24               277.20
   Cash Dividends Per Share (2)                      0.90              12.00                0.90                27.00

Year Ended December 31, 1993
   Earnings Per Share                                1.78              22.45                1.68                50.40
   Book Value Per Share                              9.19             219.80                9.01               270.30
   Cash Dividends Per Share (2)                      0.70               6.50                0.70                21.00
-------------------------------

(1)  Midland pro forma  equivalent per share data is computed by multiplying the pro forma combined per share data (giving effect to the Merger) by the Exchange Ratio of 30.00.

(2)  The amount of future  dividends  payable by Valley,  if any, is subject to the discretion of Valley's  Board of Directors.  The
     Directors  normally  consider  Valley's and VNB's cash needs,  general  business  conditions,  dividends from  subsidiaries and applicable  governmental  regulations and policies. Pro forma amounts assume that Valley would have declared cash dividends per share on Valley Common Stock equal to its historical cash dividends per share on Valley Common Stock declared.

         The first table below presents,  for the periods  indicated,  the high and low closing prices per share of
Valley  Common  Stock and the high and low bid prices per share of Midland  Common  Stock.  The second  table below presents  information  concerning  the last sale  price of Valley  Common  Stock on  September  12,  1996 (the last business day preceding the  announcement  of the Merger  Agreement),  the last bid price of Midland Common Stock on
September  9,  1996 (the last day for which a bid price  was  published  prior to the  announcement  of the  Merger
Agreement),  and the last sale  price of Valley  Common  Stock and the last bid price of  Midland  Common  Stock on
December 20, 1996, a date  shortly  prior to the date of this Proxy  Statement-Prospectus.  The tables also present the equivalent value of Valley Common Stock per Midland share which has been calculated by multiplying the last sale price of Valley  Common Stock on the dates  indicated by the Exchange  Ratio of 30.00.  Valley Common Stock is
traded on the NYSE.  Midland  Common Stock is not listed for trading on any  securities  exchange or any  automated dealer  quotation  system.  There is no established  public trading market for Midland Common Stock and its trading has been  extremely  limited.  The bid  quotations  for Midland Common Stock listed below are those reported in The
Star  Ledger as having  been  obtained  from Ryan Beck & Co.  These bid prices  represent  interdealer  quotations, without mark-up,  mark-down or commission and, to Midland's knowledge, do not reflect actual transactions.  Midland shareholders are urged to obtain current market  quotations for Valley Common Stock.  Because the Exchange Ratio is
fixed,  Midland  shareholders  are not assured of receiving any specific  market value of Valley Common Stock.  The price of Valley  Common  Stock at the  Effective  Time may be higher  or lower  than the sale  price at the time of entering  into the Merger  Agreement,  the time of mailing  this Proxy  Statement-Prospectus  or at the time of the
Meeting.

                                                                                              Equivalent
                                      Closing Sale                 Closing Bid             Value of Valley
                                     Price Per Share             Price Per Share           Common Stock Per
                                        of Valley                   of Midland             Share of Midland
                                      Common Stock                 Common Stock              Common Stock
                                    High         Low            High          Low            High          Low
1994:
First Quarter.................    $27.20      $19.69          $178.00      $ 176.50        $ 816.09     $ 590.63
Second Quarter...............      28.55       23.70           202.00        177.00          856.41       711.09
Third Quarter................      24.83       23.25           210.00        202.00          744.84       697.50
Fourth Quarter...............      24.48       22.45           225.00        210.00          734.53       673.59

1995:
First Quarter................      26.29       22.80           236.00        225.00          788.90       683.91
Second Quarter...............      24.88       21.91           241.00        236.00          746.25       657.19
Third Quarter................      24.77       22.14           261.00        241.00          742.97       664.22
Fourth Quarter...............      24.05       22.63           275.00        261.00          721.41       678.75

1996:
First Quarter................      26.42       22.63           282.00        275.00          792.66       678.75
Second Quarter...............      29.63       25.50           290.00        282.00          888.75       765.00
Third Quarter................      27.88       24.38           707.00        290.00          836.25       731.25
Fourth Quarter (through
December 20, 1996............      27.25       24.75           715.00        670.00          817.50       742.50



                                                                                         Equivalent
                               Closing Sale                 Closing Bid                Value of Valley
                             Price Per Share              Price Per Share             Common Stock Per
                                of Valley                    of Midland               Share of Midland
                               Common Stock                 Common Stock              Common Stock
DATE
September 9, 1996............                                 $291.00
September 12, 1996...........     $25.63                                                 $768.90
December 20, 1996............      26.00                       705.00                     780.00




                                               SUMMARY PRO FORMA FINANCIAL INFORMATION

     The following tables present certain unaudited combined condensed  financial  information from the Pro Forma Unaudited Combined
Condensed  Statements of Income for the nine month period ended  September 30, 1996 and for the years ended December 31, 1995,  1994 and 1993, and the Pro Forma  Unaudited  Combined  Condensed  Balance Sheet at September 30, 1996.  The Pro Forma combined  financial information gives effect to the proposed Merger accounted for as a pooling of interests, as if such transaction had been consummated for statement of income  purposes on the first day of the  applicable  periods and for balance sheet purposes on September 30, 1996.
See "PRO FORMA FINANCIAL  INFORMATION".  The Summary Pro Forma financial information is based on the historical financial statements of Valley and Midland  included or incorporated by reference  herein.  See  "INFORMATION  INCORPORATED BY REFERENCE".  The Pro Forma
financial  information  assumes an Exchange  Ratio of 30.00  shares of Valley  Common  Stock for each share of Midland  Common Stock outstanding.

     The summary unaudited Pro Forma financial  information  should be read in conjunction with the Pro Forma Financial  Information and the related notes thereto presented elsewhere in this Proxy  Statement-Prospectus  and the consolidated financial statements and related notes included or incorporated by reference in this Proxy  Statement-Prospectus.  The Pro Forma financial information is not necessarily  indicative  of the results of  operations  which would have been  achieved  had the Merger been  consummated  as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.


                                         Pro Forma Unaudited Combined Financial Information
                                              (In thousands, except for per share data)

                                                                      For the Nine
                                                                        Months
                                                                         Ended
                                                                      September 30,           For the Years Ended December 31,
                                                                     ---------------------------------------------------------
                                                                            1996               1995        1994         1993
                                                                            ----               ----        -----        -----
Results of Operations:
Net interest income before provision for possible loan losses           $  150,841       $  192,561   $ 193,253   $  182,788
Provision for possible loan losses...............................            2,285            3,169       5,984        9,002
Net interest income after provision for possible loan losses               148,556          189,392     187,269      173,786
Income before income taxes.......................................           79,761          108,571     109,134      104,982
Net income.......................................................           52,900           67,028      68,274       67,837
Earnings per common share........................................             1.31             1.63        1.67         1.68

                                                                 As of September 30, 1996
                                                                 -------------------------
Balance Sheet:
Total assets.....................................................     $  5,031,113
Total deposits...................................................        4,459,572
Total stockholders' equity.......................................          416,417
Book value per common share......................................            10.38

--------------------------------------


                             INTRODUCTORY STATEMENT

     This Proxy Statement-Prospectus solicits, on behalf of the Board of Directors of Midland Bancorporation, Inc. ("Midland"), approval by the holders of shares of common stock of Midland, $15.00 par value per share ("Midland Common Stock"), of the Agreement and Plan of Merger dated as of September 13, 1996 (the "Merger Agreement"), by and among Valley National Bancorp ("Valley"), Valley's national bank subsidiary, Valley National Bank ("VNB"), Midland and Midland's New Jersey bank subsidiary, The Midland Bank and Trust Company ("Midland Bank"). Pursuant to the Merger Agreement, Midland will be merged with and into Valley (the "Merger"). Immediately following consummation of the Merger, or as soon thereafter as VNB may deem appropriate, Midland Bank will merge with and into VNB (the "Bank Merger"), with VNB as the surviving entity, pursuant to a separate merger agreement between VNB and Midland Bank (the "Bank Merger Agreement"). If the Merger Agreement is approved and becomes effective, each outstanding share of Midland Common Stock will be converted into 30.00 shares (the "Exchange Ratio") of common stock of Valley, no par value per share ("Valley Common Stock"), subject to adjustment, as more fully set forth in the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement-Prospectus and is incorporated herein by reference.

     In connection with the negotiation by Valley and Midland of the Merger Agreement, Valley and Midland entered into a Stock Option Agreement (the "Stock Option Agreement") dated September 13, 1996. Pursuant to the Stock Option Agreement, Midland granted Valley an option (the "Option"), exercisable only under certain limited and specifically defined circumstances, to purchase up to 35,000 authorized but unissued shares of Midland Common Stock, representing approximately 21.8% of the shares of Midland Common Stock which would be outstanding immediately following the exercise of the Option, for an exercise price of $301.00 per share. Valley does not have any voting rights with respect to the shares of Midland Common Stock subject to the Option prior to exercise of the Option. A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus.

     All information contained in this Proxy Statement-Prospectus with respect to Midland or Midland Bank was supplied by Midland for inclusion herein. All information contained herein or incorporated by reference herein with respect to Valley and VNB was supplied by Valley. The first date on which this Proxy Statement-Prospectus and the enclosed form of proxy are being sent to the shareholders of Midland is on or about December --, 1996.

     This Proxy Statement-Prospectus does not cover any resales of shares of Valley Common Stock to be received by shareholders of Midland upon consummation of the Merger. Affiliates of Midland will be subject to restrictions on their ability to resell the Valley Common Stock received by them in the Merger. See "The Proposed Merger -- Resale Considerations with Respect to the Valley Common Stock."


                      CERTAIN INFORMATION REGARDING VALLEY

General

     Valley is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Board of Governors") under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Valley was organized under the laws of New Jersey in 1983 by VNB for the purpose of creating a bank holding company for VNB. In addition to VNB, Valley indirectly owns additional subsidiaries through VNB, including two investment subsidiaries and a mortgage servicing subsidiary.

     As of September 30, 1996, Valley had consolidated assets of approximately $4.6 billion, deposits of $4.1 billion and shareholders' equity of $382.4 million.

     Valley's principal executive offices are located at 1455 Valley Road, Wayne, New Jersey 07474, and its telephone number is (201) 305-8800. See "Available Information" and "Information Incorporated by Reference."

Valley National Bank

     VNB, a wholly owned subsidiary of Valley, is a commercial bank established in 1927 under the laws of the United States of America. It maintains its main office in Passaic, New Jersey and operates 80 branches in northern New Jersey.

     VNB provides a full range of commercial and retail bank services, including the acceptance of demand, savings and time deposits. Commercial and retail lending, primarily residential mortgages, automobile loans and credit card loans, constitute a substantial part of VNB's business. VNB also offers full personal, corporate and pension trust and other fiduciary services.


                      CERTAIN INFORMATION REGARDING MIDLAND

General

     Midland is a bank holding company organized under the laws of the State of New Jersey in 1985 and registered under the Bank Holding Company Act. Midland has one banking subsidiary, Midland Bank. Midland Bank has two subsidiaries, an investment subsidiary and a subsidiary which holds and manages real estate for Midland Bank.

     At September 30, 1996, Midland had consolidated assets of $426 million, deposits of $389 million and shareholders' equity of $34 million. Midland's principal executive offices are located at 80 East Ridgewood Avenue, Paramus, New Jersey 07652 and its telephone number is (201) 265-5555. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Midland."

The Midland Bank and Trust Company

     Midland Bank, a wholly owned subsidiary of Midland, is a commercial bank established in 1958 under the laws of the State of New Jersey. It maintains its main office in Paramus, New Jersey and operates 13 full service branches and 1 limited service facility throughout Bergen County, New Jersey.

     Midland Bank provides a full range of commercial and retail bank services, including the acceptance of demand, savings, money market and time deposits. Midland Bank also provides commercial and retail loans and mortgages to a variety of businesses and consumers located primarily in Bergen County, New Jersey.


                                   THE MEETING

General

     This Proxy Statement-Prospectus solicits, on behalf of the Midland Board of Directors, proxies to be voted at a Special Meeting of Shareholders (the "Meeting") of Midland which is to be held at 550 Kinderkamack Road, Oradell, New Jersey on Tuesday, January 28, 1997 at 3:00 p.m., and at any adjournments or postponements thereof.

Purpose of the Meeting

     At the Meeting, the Midland shareholders will (i) consider and vote upon a proposal to approve the Merger Agreement; and (ii) act on such other matters as may be properly brought before the Meeting. The Merger will become effective at the time (the "Effective Time") specified in a certificate of merger which will be filed with the New Jersey Secretary of State. A closing under the Merger Agreement (the "Closing") will occur prior to the Effective Time. The Closing will take place on February 28, 1997 or, if later than February 28, 1997, on the tenth business day following the receipt of all necessary regulatory and governmental approvals and satisfaction of all other conditions to closing (other than the delivery of documents to be delivered at the Closing), or on such other date as Valley and Midland agree upon. The Bank Merger will be consummated immediately following consummation of the Merger, or as soon thereafter as VNB may deem appropriate. At the Effective Time, each outstanding share of Midland Common Stock will be converted into 30.00 shares of Valley Common Stock, subject to adjustment, as more fully set forth in the Merger Agreement. See "The Proposed Merger -- General Description."

     THE BOARD OF DIRECTORS OF MIDLAND RECOMMENDS THAT THE SHAREHOLDERS OF MIDLAND VOTE IN FAVOR OF THE MERGER AGREEMENT.

Vote Required; Shares Entitled to Vote

     Only holders of record of Midland Common Stock at the close of business on December 13, 1996 (the "Record Date") are entitled to notice of and to vote at the Meeting. The number of shares of Midland Common Stock issued, outstanding and entitled to vote at the close of business on the Record Date was 129,220. Holders of Midland Common Stock of record on the Record Date are entitled to one vote per share on any matter that may properly come before the Meeting.

     The affirmative vote, in person or by proxy, of a majority of the outstanding shares of Midland Common Stock is required to approve the Merger Agreement. In connection with the execution of the Merger Agreement, each owner of Norwood Associates II, a partnership in which Walter H. Jones, III and Graham
O. Jones, directors of Midland, and their two sisters are partners, agreed to vote in favor of the Merger Agreement all shares of Midland Common Stock which he or she holds, or over which he or she exercises voting control. As of the Record Date, such persons held or had voting control over 50.9% of the issued and outstanding shares of Midland Common Stock. The directors and executive officers of Midland other than Messrs. Graham and Walter Jones have also indicated their intention to vote in favor of the Merger Agreement the shares of Midland Common Stock which they beneficially own (9.9% of the issued and outstanding shares of Midland Common Stock as of the Record Date). Consequently, the affirmative vote of other shareholders will not be required for approval of the Merger Agreement. See "Security Ownership of Certain Beneficial Owners and Management of Midland."

Solicitation, Voting and Revocation of Proxies

     The enclosed proxy is designed to permit each shareholder of record on the Record Date to vote on all matters to come before the Meeting. This proxy is solicited by the Board of Directors of Midland. Any proxy may be revoked at any time before its exercise by giving written notice of revocation to Nela Govic, Corporate Secretary of Midland, at the main office of Midland at 80 East
Ridgewood Avenue, Paramus, New Jersey 07652. A subsequently dated and duly executed proxy, if properly presented, will revoke a prior proxy. Any shareholder entitled to vote who has previously executed a proxy may attend the Meeting and vote in person, provided the shareholder has filed a written notice of revocation of such proxy with the Secretary of the Meeting prior to the voting of such proxy. Where a shareholder specifies a choice in the form of proxy with respect to a matter being voted upon, the shares represented by the proxy will be voted in accordance with such specification. If no such specification is made, the shares represented by proxies will be voted in favor of the Merger Agreement.

     The Board of Directors of Midland knows of no matters, other that the proposed Merger described in this Proxy Statement-Prospectus, that will be presented for consideration at the Meeting. However, if other matters properly come before the Meeting, it is intended that the persons designated as proxy will vote upon such additional matter(s) in accordance with their best judgment.

     The cost of soliciting proxies for the Meeting will be borne by Midland. In addition to the use of the mails, proxies may be solicited personally, by telephone or telegram, and by directors, officers and employees of Midland acting without additional compensation. Arrangements may also be made with brokers, dealers, nominees and other custodians for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and such persons may be reimbursed by Midland for reasonable out-of-pocket expenses.



                    THE PROPOSED MERGER

     Descriptions of the Merger and the Merger Agreement (which is attached as Appendix A to this Proxy Statement-Prospectus) are qualified in their entirety by reference to the Merger Agreement which is hereby incorporated in this Proxy Statement-Prospectus by reference. Midland shareholders are urged to carefully review the Merger Agreement.

General Description

     The Merger Agreement provides that, at the Effective Time, Midland will merge with and into Valley, with Valley as the surviving entity (the "Surviving Corporation"). The separate identity and existence of Midland will cease upon consummation of the Merger. All property, rights, powers and franchises of each of Midland and Valley will vest in the Surviving Corporation. The Surviving Corporation will be governed by the Certificate of Incorporation and bylaws of Valley in effect immediately prior to the Effective Time. Immediately following consummation of the Merger, or as soon thereafter as VNB may deem appropriate, Midland Bank will merge with and into VNB, with VNB as the surviving entity in the Bank Merger, pursuant to the separate Bank Merger Agreement between VNB and Midland Bank. The Effective Time will be specified in a certificate of merger which will be filed with the New Jersey Secretary of State.

Consideration

     Upon consummation of the Merger, each share of Midland Common Stock issued and outstanding immediately prior to the Effective Time will be converted into
30.00 shares of Valley Common Stock. The Exchange Ratio is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by Valley with respect to the Valley Common Stock. The Exchange Ratio is also subject to adjustment in connection with provisions relating to the termination of the Merger Agreement. See "-- Termination of the Merger Agreement."

Cash in Lieu of Fractional Shares

     It is anticipated that none of the Midland Common Stock will be converted in the Merger into fractional shares of Valley Common Stock because the Exchange Ratio is a whole number and no fractional shares of Midland Common Stock are outstanding as of the date of this Proxy Statement-Prospectus. It is possible that the Exchange Ratio may be adjusted so that it is no longer a whole number (see "Consideration," above) or that fractional shares of Midland Common Stock will be issued prior to the Effective Time. In either of these events, in lieu of converting any Midland Common Stock into fractional shares of Valley Common Stock in the Merger, Midland shareholders would be entitled to receive, without interest, a cash payment equal to the value of any fractional share interest to which they would otherwise be entitled.

Exchange of Certificates

     At the Effective Time, holders of certificates formerly representing shares of Midland Common Stock will cease to have any rights as Midland shareholders and their certificates automatically will represent the shares of Valley Common Stock into which their shares of Midland Common Stock will have been converted by the Merger. As soon as practicable after the Effective Time, Valley will send written notice to each holder of record of Midland Common Stock, indicating the number of shares of Valley Common Stock into which such holder's shares of Midland Common Stock have been converted.

     Each holder of outstanding certificates for Midland Common Stock, promptly upon proper surrender of such certificates to Valley, will receive a certificate representing the full number of shares of Valley Common Stock into which the shares of Midland Common Stock previously represented by the surrendered certificates have been converted. At the time of issuance of a new stock certificate, each shareholder will receive a check for the amount of any fractional share interest to which he may be entitled.

     Each share of Valley Common Stock into which shares of Midland Common Stock are converted will be deemed to have been issued at the Effective Time. Accordingly, Midland shareholders who receive Valley Common Stock in the Merger will be entitled to receive any dividend or other distribution which may be payable to holders of record of Valley Common Stock on or after the Effective Time. However, no dividend or other distribution will actually be paid until the certificate or certificates formerly representing shares of Midland Common Stock have been surrendered, at which time any accrued dividends and other distributions on such shares of Valley Common Stock will be paid without interest.

     HOLDERS OF MIDLAND COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

Conversion of Stock Options

     The Merger Agreement provides that each outstanding option to purchase Midland Common Stock (a "Midland Option") granted under the stock option plans of Midland will be converted at the Effective Time at the election of the holder of the Midland Option (an "Optionee"), into either (i) an option to purchase Valley Common Stock on the same terms and conditions existing for the current Midland Option, except that the number of shares of Valley Common Stock purchasable under the new option and the new option exercise price will both be adjusted to reflect the Exchange Ratio, or (ii) if the Midland Option is fully vested at the Closing, into the right to receive a number of whole shares of Valley Common Stock equal to (x) the excess of the sum determined by multiplying
(A) the number of shares of Midland Common Stock covered by the Midland Option, times (B) the Exchange Ratio, times (C) the Average Closing Price, less (y) the aggregate exercise price for the Midland Option divided by (z) the Average Closing Price. The "Average Closing Price" of Valley Common Stock is defined in the Merger Agreement as the average of the closing prices of Valley Common Stock as reported on the NYSE and published in the Wall Street Journal during the first 10 of the 15 consecutive trading days immediately preceding the Effective Time. The Average Closing Price is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by Valley with respect to Valley Common Stock.

     From and after the Effective Time, each Midland Option which is converted into an option to purchase Valley Common Stock will be administered, operated and interpreted by a committee comprised of members of the Board of Directors of Valley appointed by such Board. Valley has reserved for issuance the number of shares of Valley Common Stock necessary to satisfy Valley's obligations under such options, and has agreed to register such shares pursuant to the Securities Act. As of the Record Date, there were Midland Options outstanding for 6.250 shares of Midland Common Stock.

     Optionees will receive an option preference form after the mailing of this Proxy Statement-Prospectus but prior to the Effective Time. Optionees may exercise their election by submitting the option preference form as specified in such form.

No Dissenters' Rights

     Consistent with the provisions of the New Jersey Business Corporation Act (the "NJBCA"), no shareholder of Midland will have the right to dissent from the Merger.

Background and Reasons for the Merger

     Background. Prior to July 11, 1996, there had been no discussions between Valley and Midland with respect to a merger or similar transaction. On July 11, 1996, at a social engagement, Gerald H. Lipkin, Chairman of Valley, inquired of Robert M. Meyer, President of Midland, as to whether Midland would be interested in a merger with Valley. Mr. Meyer informed Graham Jones, a director of Midland and one of the four Jones family members who own Norwood Associates II, the controlling shareholder of Midland, of this inquiry. Mr. Lipkin and Graham Jones met on three occasions, July 17, July 22 and August 8. On each of these occasions, there were various negotiations leading to a preliminary agreement as to the major business terms set forth in the Merger Agreement including the Exchange Ratio. During this period of time, Graham Jones discussed the merits of Valley's proposal with Walter Jones, his brother and Chairman of the Midland Board, Mr. Meyer and representatives of Midland's accounting firm. In addition, Mr. Meyer met with Mr. Lipkin to determine what his role would be with the combined entity after a merger. After the August 8 meeting, Midland engaged Capital Consultants to analyze the fairness of the transaction to Midland's shareholders from a financial point of view. In the ensuing weeks through September 12, representatives of each company and their counsel performed a due diligence review of the other company and negotiated the terms of the Merger Agreement.

     On September 12, the Midland Board met with its legal counsel and representatives from Capital Consultants and Midland's accounting firm to consider  Valley's  proposal  and the  terms of the  Merger  Agreement.  At that meeting, the Midland Board was informed of the specific terms of the Merger Agreement and Stock Option Agreement, learned that due diligence at Midland had been performed by Valley and that representatives of Midland had been informed that the results of that due diligence review were satisfactory to Valley. The Midland Board was also informed of the results of the due diligence review performed on Valley by representatives of Midland. Capital Consultants made an extensive presentation to the Midland Board about, among other things, Valley's business, financial performance and management, the current state of the banking industry in New Jersey, recent bank mergers involving other institutions in New Jersey, the possible benefits of the combination of Valley and Midland, and the basis for Capital Consultant's opinion that the consideration to be received in the Merger was fair to the Midland shareholders from a financial point of view. After an extensive discussion, the Midland Board approved the Merger and the Merger Agreement, as well as the Stock Option Agreement granting Valley the Option, and authorized Midland's officers to execute and deliver such agreements and take further steps as necessary to affect the Merger. Immediately after the meeting, Mr. Lipkin and Mr. Meyer, as officers of Valley and Midland respectively, executed the Merger Agreement and Stock Option Agreement. Walter and Graham Jones, as representatives of Norwood Associates II, executed an agreement to vote or cause to be voted in favor of the Merger shares of Midland Common Stock held by Norwood Associates II. Following the meeting, the other partners of Norwood Associates II also executed this agreement.

     Reasons of the Midland Board. The terms of the Merger and the Merger Agreement, including the Exchange Ratio, were the result of the arms-length negotiations between representatives of Valley and Midland discussed above. In the course of reaching the decision to approve the Merger and Merger Agreement (including the Option), the Midland Board in consultation with its legal advisors and Capital Consultants, its financial advisor, and without assigning any relative or specific weight, considered numerous factors, including but not limited to the following:

         1. The growth prospects for Midland and Midland Bank, their historical results of operations and their prospective results of operations if Midland remained independent.

         2.  The  economic,   business  and  competitive   climate  for  banking
institutions in New Jersey, including recent mergers and similar transactions involving other banking institutions in the state which have increased competitive pressure.

         3. The terms of other recent mergers and acquisitions involving independent and other banks in New Jersey.

         4. The traditionally low trading price for Midland Common Stock and the limited market for that stock.

         5. The probability of increased liquidity to Midland's current shareholders after the Merger due to the more active trading market for Valley Common Stock resulting in part from its current listing on the New York Stock Exchange.

         6. The monetary value to Midland shareholders of the Valley Common Stock to be received in the Merger. On September 12, 1996 the day of the Midland Board meeting approving the Merger Agreement, Valley Common Stock closed at a price of $25.625 per share. Based upon the Exchange Ratio on that date, the post-merger value of a share of Midland Common Stock was $768.75. The Midland Board was informed that recent quotes and trades of Midland Common Stock prior to the September 12, 1996 Board meeting had been at prices of approximately $300.00 per share.

         7. The fact that the Merger and Exchange Ratio provided the opportunity for Midland's current shareholders to receive significantly greater dividend income from their investment after the Merger. Prior to the execution of the Merger Agreement, dividends paid per share on Midland Common Stock were at the rate of $13.00 per year. If Valley's recent quarterly dividend payment rate per share of $0.25 is continued after the Merger, the 30 shares of Valley Common Stock received for each share of Midland Common Stock will generate dividends at the rate of $30.00 per annum or $17.00 more than the annual dividends paid in the prior year on the share of Midland Common Stock converted into such shares of Valley Common Stock. Such analysis did not take into account the special dividend declared by the Midland Board on September 12, 1996. That special dividend was declared because the Merger Agreement provides that, until closing of the Merger, Midland is permitted to pay dividends at the same rate, based upon the Exchange Ratio, as Valley pays to its shareholders.

         8. Valley's historical results of operation and financial condition and the prospects for the combined institution resulting from anticipated synergies achieved by combining the branch sites, personnel and customer bases of Valley and Midland.

         9. The greater financial managerial services and other resources of Valley which could increase the competitiveness of the combined institution after the Merger.

         10. The future growth prospects of Valley following the Merger.

         11. The presentation of Midland's financial advisor, Capital Consultants, and the opinion rendered at that time by Capital Consultants, to the effect that the consideration to be received by Midland's shareholders pursuant to the Merger Agreement is fair from a financial point of view.

         The Midland Board believes that the affiliation with Valley will result in a competitively stronger combined entity with increased financial resources which could lead to enhanced financial performance in the future. In addition, the Midland Board believes that the market value of the Valley Common Stock to be received in the Merger will provide Midland shareholders with the opportunity for a significant increase in the market value of their investment and significantly greater dividends in the future.

         As of September 30, 1996, the directors and executive officers of Midland, as a group, beneficially own and are entitled to vote approximately 82,445 shares of Midland Common Stock representing approximately 60.86% of the Midland Common Stock outstanding. Norwood Associates II, as of that date, is entitled to vote 68,923 shares of Midland Common Stock representing approximately 50.9% of the Common Stock outstanding (which amount is included in the total beneficially owned by directors and executive officers). Norwood Associates II has agreed to vote in favor of the Merger. Midland believes that the remainder of the directors' and executive officers' shares of Midland Common Stock will also be voted in favor of the merger. The directors and executive officers of Midland and Norwood Associates II will receive the same consideration for their shares as any other Midland shareholder upon approval of the Merger. After the Merger, the current directors and executive officers of Midland will own beneficially approximately 6.2% of the shares of Valley Common Stock outstanding.

         The Midland Board of Directors recommends that the Merger Agreement be approved by the holders of Midland Common Stock.

     Valley's  Reasons for the Merger.  Valley entered into the Merger Agreement
with  Midland  as  part  of  Valley's   ongoing   strategy  of  growth   through
acquisitions.

Opinion of Midland's Financial Advisor

     As of August 14, 1996, the Midland Board of Directors retained Capital Consultants to act as Midland's financial advisor and to render its opinion with respect to the fairness, from a financial point of view, to the shareholders of Midland of the consideration to be received in the Merger.

     Capital Consultants is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, and thrift holding companies in connection with mergers, acquisitions and other securities transactions. Capital Consultants has knowledge of, and experience with, the New Jersey banking and thrift market and financial organizations operating in that market and was selected by Midland because of this knowledge and experience and its reputation in the financial services industry. Capital Consultants is not a market maker in either Valley Common Stock or Midland Common Stock.

     On September 12, 1996, the date the Midland Board of Directors approved the Merger, Capital Consultants delivered to the Board of Directors its opinion that, based on and subject to various items set forth in its written opinion, the consideration to be received by Midland's shareholders pursuant to the Merger Agreement is fair to such shareholders from a financial point of view. In requesting Capital Consultants' advice and opinion, Midland's Board did not impose any limitations upon Capital Consultants with respect to the investigations made or procedures followed by it in rendering its opinion.

     Capital Consultants reissued its opinion as of the date of this Proxy Statement-Prospectus.

     The full text of the written opinion of Capital Consultants, which sets forth assumptions made and matters considered, is attached as Appendix C to this Proxy Statement-Prospectus. Descriptions in this Proxy Statement-Prospectus of the opinion of Capital Consultants and the procedures followed in rendering that opinion are qualified in their entirety by reference to the full text of such opinion. Midland shareholders are urged to read this opinion in its entirety. Capital Consultants' opinion is directed only to the financial terms of the Merger and does not constitute a recommendation to any Midland shareholder as to how such shareholder should vote at the Meeting.

     In arriving at its opinion, Capital Consultants reviewed and analyzed, among other things: (i) the Merger Agreement; (ii) the Valley Registration Statement on Form S-4 of which this Proxy Statement-Prospectus is a part; (iii) publicly available information relating to Valley and Midland including, for Valley, annual reports to shareholders and Annual Reports on Form 10-K filed with the SEC for the years ended December 31, 1993 through 1995, the Consolidated Statements of Financial Condition as of December 31, 1995, 1994 and 1993, and the related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for each of the years in the three year period ended December 31, 1995, included therein, and the quarterly reports to shareholders and unaudited Quarterly Reports on Form 10-Q filed with the SEC for the periods ended March 31, June 30, and September 30, 1996, and for Midland, annual reports to stockholders for the years ended December 31, 1993 through 1995, Consolidated Statements of Financial Condition as of December 31, 1995, 1994 and 1993 and related Consolidated Statements of Income, Changes in Stockholders' Equity and Cash Flows for each of the years in the three year period ended December 31, 1995, together with the Reports of Independent Public Accountants and unaudited Quarterly Reports of Condition and Income as filed with the Federal Deposit Insurance Corporation for the periods ended March 31, June 30, and September 30, 1996; (iv) certain historical operating and financial information provided to Capital Consultants by the managements of Midland and Valley; (v) historical and current market data for Midland Common Stock and Valley Common Stock; (vi) the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which Capital Consultants deemed generally comparable to Midland and Valley; (vii) the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that Capital Consultants considered reasonably similar to Midland and Valley in financial character, operating character, historical performance, geographic market and economy; and (viii) such other studies, analyses, inquiries and reports as Capital Consultants deemed appropriate. In addition, Capital Consultants conducted meetings with members of senior management of Midland and Valley for purposes of reviewing the future prospects of Midland and Valley. Capital
Consultants evaluated the pro forma ownership of Valley Common Stock by Midland's shareholders, relative to the pro forma contribution of Midland's assets, deposits, equity and earnings to the pro forma combined company. Capital Consultants also took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experience in securities valuations.

     In rendering its opinion, Capital Consultants assumed, without independent verification, the accuracy and completeness of the financial and other information and representations provided to it by Midland and Valley. Capital Consultants did not conduct a physical inspection of any of the properties or assets of Midland or Valley and has not made any independent evaluations or appraisal of any properties, assets or liabilities of Midland or Valley. Capital Consultants has assumed and relied upon the accuracy and completeness of the publicly available financial and other information provided to it, has relied upon the representations and warranties of Midland and Valley made pursuant to the Merger Agreement, and has not independently attempted to verify any of such information.

     In rendering its opinion, Capital Consultants assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger on a pro forma basis to Midland.

     In arriving at its opinion, Capital Consultants performed a variety of financial analyses. Capital Consultants believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Capital Consultants' opinion. The preparation of an opinion with respect to fairness, from a financial point of view, of the consideration to be received by shareholders is a complex process involving judgments and is not necessarily susceptible to partial analyses and summary description.

     In its analyses, Capital Consultants made numerous assumptions with respect to Midland's and Valley's industry performance, business and economic conditions and other matters, many of which are beyond the control of Midland and/or Valley. Any estimates reflected in Capital Consultants' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

     Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

     In connection with its opinion, Capital Consultants performed various analyses with respect to Midland and Valley. The following is a brief summary of such analyses, certain of which were presented to the Midland Board of Directors by Capital Consultants.

     Valuation Analysis. Using a valuation analysis, Capital Consultants estimated the present value of theoretical values of Midland based on a range of price-to-earnings ("P/E") multiples between 14.0x and 16.0x and a range of discount rates between 6.0% and 8.0%. The range of values were based on a range of estimated earnings for the next three and a half years assuming annual earnings growth rates between 8.0% and 12.0%. The results of this analysis indicated a range of theoretical values for Midland between $490.00 per share (8.0% earnings growth rate; P/E of 14.0x; 8.0% discount rate) and $689.00 per share (12.0% earnings growth rate; P/E of 16.0x; 6.0% discount rate).

     Capital Consultants also prepared a net present value analysis that indicated theoretical values for Midland based on range of terminal book value multiples between 2.20x and 2.40x and a range of discount rates between 6.0% and 8.0%. A dividend payout ratio from current earnings of 40.0% was used which is higher than Midland's average payout ratio for the last three full years of 35.8% but is consistent with industry trends. Capital Consultants determined the range of terminal multiples of selected comparable companies. Such comparable companies are referred to in the "Comparable Company Analysis" and the "Comparable Transaction Analysis" set forth below. The terminal values were discounted  to present  value using  discount  rates which  reflect  assumptions regarding the required rates of return of the current and prospective shareholders of Midland Common Stock in these economic times. The range of present values per share of Midland resulting from the above-references assumptions were $576.00 to $677.00 per share.

     Comparable Company Analysis. Capital Consultants compared the operating performance of Midland to publicly traded commercial banks that Capital Consultants deemed to be similar to Midland. The group consists of 11 publicly traded New Jersey based commercial banks with total assets of between $296 million and $485 million. Capital Consultants compared Midland with these institutions based on selected operating fundamentals, including capital adequacy, profitability and asset quality. Using pricing data as of August 30, 1996, the median price to stated book value was 138.3% for the comparable commercial banks and 114.0% for Midland. The median equity to assets ratio was 7.84% for the group of comparable commercial banks and 7.83% for Midland. The median return on average assets for the twelve months ending December 31, 1995, was 1.15% for the comparable group of commercial banks and 1.09% for Midland. The median return on average equity for the twelve months ending December 31, 1995, was 15.44% for the comparable group of commercial banks and 14.42 % for Midland.

     Finally, Capital Consultants compared the market price, market-to-book value and price-to-earnings multiples of Valley Common Stock with individual market multiples and medians of seventeen publicly traded New Jersey-based banks and bank holding companies having total assets between $107 million and $22.4 billion. The analysis also compared returns on average assets and average equity of Valley to those of selected financial institutions and the medians of the comparable group. The analysis indicated that Valley Common Stock traded in August 1996 at a price-to-earnings multiple of 13.7 times trailing twelve months earnings for the period ended June 30, 1996, as compared to a comparative group medium of 12.0 times trailing twelve months earnings for the period ending June 30, 1996. While Valley Common Stock traded at a price-to-book value of 249.0%, the comparative group median was 139.0%. Valley's financial performance, as measured by returns on average assets and average equity, was 1.5% and 18.0%, respectively, as compared to the median of the selected comparable financial institutions which was 1.0% and 13.0%, respectively. The Capital Consultants analyses also included summary income statement and balance sheet data and selected ratio analyses for Valley and various other potential acquirers of Midland.

     Contribution Analysis. Capital Consultants prepared a contribution analysis showing the percentage of assets, deposits, net common equity and 1996 net income Midland would contribute to the combined company on a pro forma basis, and compared these percentages to the pro forma ownership after the Merger. This analysis showed that Midland would contribute 8.2% of pro forma consolidated total assets, 8.4% of pro forma consolidated deposits, 8.2% of pro forma consolidated stockholders' equity and 5.9% of pro forma consolidated net income for 1996, while Midland shareholders would hold 9.4% of the pro forma ownership of Valley.

     Impact Analysis. Capital Consultants analyzed the financial implications of the Merger on Valley's earnings per common share and book value per common share. This analysis was based on June 30, 1996 financial data for Valley and Midland and indicated that the Merger would be (on a pro forma basis for the six months ended June 30, 1996, assuming the merger was effective as of January 1,
1996) approximately 3.3% dilutive to the earnings per share of Valley Common Stock and approximately 1.3% dilutive to tangible book value per share of Valley Common Stock on a fully diluted basis.

     Comparable Transaction Analysis. Capital Consultants performed an analysis of prices and premiums offered in recently announced commercial bank and bank holding company transactions in the region. Multiples of earnings and fully diluted book value implied by the consideration to be received by Midland's shareholders in the Merger were compared with multiples offered in such regional transactions, which included pending and completed acquisitions announced between January 1, 1994, and September 12, 1996. The median offer price to book value for this regional group of comparable transactions was 203.0%. The equivalent offer price, including the benefits of the dividend equivalent adjustment, to book value for Midland was 291.0% based on an assumed Valley offer price of 30.00 shares of Valley Common Stock for each outstanding share of Midland Common Stock and Midland's book value as of June 30, 1996. Capital Consultants also reviewed the core capital ratio to total assets of the comparative group and non-performing assets as a percentage of total assets and in such analyses. Midland was substantially below the median of the comparative group in non-performing assets as a percentage of total assets and was very comparable on core capital to total assets ratio.

     It is important to note that while Capital Consultants took into account the values shown in the comparables used in connection with the rendering of its opinion, no company or transaction used in these analyses was identical to Midland or the Merger. Accordingly, an analysis of the results in the foregoing is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the companies involved, the timing of the transactions and prospective buyer interest, the earnings trends and prospects for the future, as well as other factors that could affect the public trading values of the companies included in the comparisons.

     For Capital Consultants' services in connection with the Merger, Midland has agreed to pay Capital Consultants a fee of $125,000 plus reimbursement for reasonable out-of-pocket expenses. Midland has also agreed to indemnify Capital Consultants against certain liabilities, including liabilities under the federal securities laws. Midland paid Capital Consultants $10,000 as of the date of its engagement, $30,000 at the time the Merger Agreement was signed, and $50,000 on the mailing of this Proxy Statement-Prospectus. The balance of Capital
Consultants' fee is due at the Effective Time. The amount of Capital Consultants' fee was determined by negotiation between Midland and Capital Consultants.

Effective Time; Conditions to Consummation of the Merger

     The Merger will become effective at the Effective Time, which will be specified in a certificate of merger which will be filed with the New Jersey Secretary of State. The Closing under the Merger Agreement will occur prior to the Effective Time. The closing will take place on February 28, 1997 or, if later than February 28, 1997, on the tenth business day following the receipt of all necessary regulatory and governmental approvals and satisfaction of all other conditions to closing (other than the delivery of documents to be delivered at the Closing), or on such other date as Valley and Midland agree upon. At the Closing, documents required to satisfy the conditions to the Merger of the respective parties will be exchanged.

     Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including (i) approval by the requisite vote of the holders of Midland Common Stock; (ii) the receipt of all consents, approvals and authorizations of all necessary federal government authorities (without any term or condition which would materially impair the value of Midland to Valley) and expiration of all required waiting periods necessary for the consummation of the Merger (see "-- Regulatory Approvals"); and (iii) the effectiveness of the registration statement covering the shares of Valley Common Stock to be issued to Midland shareholders, which shares shall also have been approved for listing on the New York Stock Exchange. In addition, consummation of the Merger is conditioned upon receipt by the parties of an opinion of Pitney, Hardin, Kipp & Szuch to the effect that the conversion of Midland Common Stock for Valley Common Stock is a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code (the "Code") (see "-- Federal Income Tax Consequences") and receipt by Valley of a letter from KPMG Peat Marwick LLP, Valley's independent certified public accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment (see "-- Accounting Treatment of the Merger").

     Consummation of the Merger is also conditioned on, among other things, (i) the continued accuracy in all material respects of the representations and warranties of Midland and Valley contained in the Merger Agreement; (ii) the performance by Midland and Valley, in all material respects, of their respective obligations under the Merger Agreement; (iii) the absence of any litigation that would restrain or prohibit the consummation of the Merger; and (iv) receipt by the Board of Directors of Midland of an opinion from Capital Consultants as of the date of the Merger Agreement and the date of this Proxy Statement-Prospectus to the effect that, in its opinion, the consideration to be paid to Midland shareholders under the Merger Agreement is fair to such shareholders from a financial point of view. This opinion has been issued and is attached as Appendix C to this Proxy Statement-Prospectus. See "-- Opinion of Midland's Financial Advisor."

Regulatory Approvals

         Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. Consummation of the Merger and the Bank Merger requires the approval of the Comptroller of the Currency (the "OCC"). OCC approval does not constitute an endorsement of the Merger or a determination by the OCC that the terms of the Merger are fair to the shareholders of Midland. An application for OCC approval was filed on October 31, 1996 and approval was granted on December 13, 1996. Also on October 31, 1996, Valley submitted a draft application to the Federal Reserve Board seeking a waiver of the requirement for approval of the Merger under Regulation Y promulgated under the Bank Holding Company Act. The Federal Reserve Board waiver was granted on December 6, 1996.

Termination of the Merger Agreement

     Midland  has the right to  terminate  the Merger  Agreement  if the Average
Closing Price of Valley Common Stock is $19.50 or less, unless Valley unilaterally agrees to increase the Exchange Ratio so that the value (measured by the Average Closing Price) of the number of shares of Valley Common Stock into which one share of Midland Common Stock is to be converted in the Merger, based on the new Exchange Ratio, is at least as high as the value would have been if the Exchange Ratio were unchanged and the Average Closing Price were $19.50. The "Average Closing Price" of Valley Common Stock is defined in the Merger Agreement as the average of the closing prices of Valley Common Stock as reported on the NYSE and published in the Wall Street Journal during the first 10 of the 15 consecutive trading days immediately preceding the Effective Time. The Average Closing Price is subject to adjustment to take into account any stock split, stock dividend, stock combination, reclassification, or similar transaction by Valley with respect to Valley Common Stock.

     Valley has the right to terminate the Merger Agreement if any necessary regulatory or governmental approval contains conditions which materially impair the value of Midland, taken as a whole, to Valley. Valley also has the right to terminate the Merger Agreement if at the Closing the stockholders' equity of Midland (prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved), is less than the stockholders' equity of Midland (less intangibles) reported in Midland's financial statements for the period ended June 30, 1996. In calculating stockholders' equity for this purpose (A) intangibles and all merger related charges which are anticipated to be expensed at the Effective Time shall be deducted from stockholders' equity, (B) the amount of dividends paid by Midland after the date of the Merger Agreement in excess of the amount of dividends paid by Midland during the same period a year ago shall be added to stockholders' equity and (C) stockholders equity shall be calculated without taking into account any changes (positive or negative) in unrealized gain or loss on securities available for sale or securities held in a trading account between June 30, 1996 and the Closing.

     Either Valley or Midland may terminate the Merger Agreement (i) if the Effective Time has not occurred by April 30, 1997; (ii) if the stockholders of Midland fail to approve the Merger Agreement at the Meeting; (iii) if any application for any necessary regulatory or governmental approval is denied or withdrawn at the recommendation of the applicable regulatory agency or governmental authority, unless any such occurrence was caused by the failure of the terminating party to perform or observe its agreements set forth in the Merger Agreement; (iv) if there has occurred a material adverse change in the business, operations, assets or financial condition of the other party; (v) if the other party materially breaches any of its representations, warranties, covenants, agreements or obligations under the Merger Agreement; or (vi) if any closing condition cannot reasonably be met by the other party after the other party has had a reasonable opportunity to cure such condition. The Merger Agreement may also be terminated with the written consent of all parties thereto.

     Upon the termination of the Merger Agreement, the transactions contemplated thereby (other than the confidentiality provisions contained therein) will be abandoned without further action by any party. In the event of a termination, the parties will share the cost of printing and mailing this Proxy Statement-Prospectus but otherwise each will bear its own expenses, and each party will retain all rights and remedies it may have at law or equity under the Merger Agreement.

Amendment of the Merger Agreement

     The terms of the Merger Agreement may be amended, modified or supplemented by the written consent of Valley and Midland at any time prior to the Effective Time. However, following Midland shareholder approval of the Merger Agreement, Midland shareholders must approve any amendment reducing or changing the amount or form of consideration to be received by them in the Merger.

Accounting Treatment of the Merger

     The Merger will be accounted  for by Valley under the  pooling-of-interests
method  of  accounting  in  accordance   with  generally   accepted   accounting
principles. See "Pro Forma Combined Financial Information."

Federal Income Tax Consequences

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED FOR GENERAL INFORMATION ONLY. IT MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, FOREIGN PERSONS AND PERSONS WHO ACQUIRED SHARES OF MIDLAND COMMON STOCK AS COMPENSATION. MIDLAND SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

     General. It is intended that the Merger will be treated as a reorganization as defined in Section 368(a) of the Code, and that, accordingly, no gain or loss will be recognized by Valley or Midland or by the shareholders of Midland upon the conversion of their shares of Midland Common Stock solely into shares of Valley Common Stock pursuant to the Merger. Counsel to Valley is required, as a condition of Closing, to provide an opinion to Valley and to Midland, with respect to the matter covered by the foregoing sentence. With respect to this Proxy Statement-Prospectus, Pitney, Hardin, Kipp & Szuch, counsel to Valley, has provided an opinion that based upon the circumstances as they presently exist, it expects to be able to render the required opinion.

     Basis of Valley Common Stock. The basis of Valley Common Stock received by a Midland shareholder who receives solely Valley Common Stock will be the same as the basis of such shareholder's Midland Common Stock converted therefrom.

     Holding Period. The holding period of shares of Valley Common Stock received in the Merger by holders of Midland Common Stock will include the holding period during which such shares of Midland Common Stock surrendered in conversion therefor were held by the holder thereof, provided such shares of Midland Common Stock were held as capital assets.

Interests of Certain Persons in the Merger

     The Merger Agreement provides that, as of the Effective Time, Valley and VNB will appoint Walter H. Jones, III, currently the Chairman of the Board of Directors of Midland and Midland Bank, and Graham O. Jones, currently a director of Midland and Midland Bank, as directors of Valley and VNB. In addition, the Merger Agreement provides that, as of the Effective Time, VNB will appoint Robert M. Meyer, currently the President and Chief Executive Officer of Midland, as a member of VNB's senior management team, and Valley will assume in writing Mr. Meyer's current employment contract with Midland.

     Under Midland's Long-Term Incentive Plan (the "Plan") payment to certain of Midland Bank's officers would be due and payable upon consummation of the Merger. Midland's Board of Directors has determined to terminate the Plan and accelerate payment of such benefits under the Plan as if the Merger had occurred in December 1996. As a result of the acceleration and termination, Robert M. Meyer, President of Midland, will receive a payment of $407,997 and four other officers of Midland will receive payments in the aggregate amount of $407,997. These amounts were calculated based upon the current market value of Valley Common Stock multiplied by the Exchange Ratio. Certain assumptions were also made about Midland's performance for the calendar year ended December 31, 1996. One effect of the acceleration is that these five persons will receive the benefits of early payment of the amounts due under the Plan and elimination of the risk that the Merger will not be consummated.

     The Merger Agreement further provides that for a six year period following the Effective Time, Valley will indemnify the directors and officers of Midland against certain liabilities to the extent such persons were indemnified under Midland's Certificate of Incorporation and Bylaws.

     As of the Record Date, the directors and executive officers of Midland beneficially owned in the aggregate 60.8% of the issued and outstanding shares of Midland Common Stock.

Resale Considerations With Respect to the Valley Common Stock

     The shares of Valley Common Stock that will be issued if the Merger is consummated have been registered under the Securities Act of 1933, as amended (the "Securities Act") and will be freely transferable, except for shares received by persons, including directors and executive officers of Midland, who may be deemed to be "affiliates" of Midland under Rule 145 promulgated under the Securities Act. An "affiliate" of an issuer is defined generally as a person who "controls" the issuer. Directors, executive officers and 10% shareholders are generally presumed by the Commission to control the issuer. Affiliates may not sell their shares of Valley Common Stock acquired pursuant to the Merger, except pursuant to an effective registration statement under the Securities Act covering the Valley Common Stock or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act.

     Persons who may be deemed to be "affiliates" of Midland have delivered letters to Valley in which they have agreed to certain restrictions on their ability to sell, transfer or otherwise dispose of ("transfer") any Midland Common Stock owned by them and any Valley Common Stock acquired by them in the Merger. Pursuant to the accounting rules governing a pooling-of-interests, the affiliates of Midland have agreed not to transfer the shares during a period commencing with the period beginning 30 days prior to the Effective Time and ending on the date on which financial results covering at least 30 days of post-merger combined operations of Valley and Midland have been published by Valley or filed by Valley on a Form 8-K, 10-Q or 10-K. Also, in connection with the pooling-of-interests rules, the affiliates have agreed not to transfer their Midland Common Stock in the period prior to 30 days before the Effective Time without giving Valley advance notice and an opportunity to object if the transfer would interfere with pooling-of-interests accounting for the Merger. Pursuant to Rule 145, the affiliates have also agreed to refrain from transferring Valley Common Stock acquired by them in the Merger, except in compliance with certain restrictions imposed by Rule 145. Certificates representing the shares of Valley Common Stock acquired by each such person pursuant to the Merger will bear a legend reflecting that the shares are restricted in accordance with the letter signed by such person and may not be transferred except in compliance with such restrictions.

     Persons who may be deemed "affiliates" of Valley have also delivered letters in which they have agreed not to transfer Valley Common Stock beneficially owned by them in violation of the pooling of interests restrictions set forth above with respect to Midland.

Business Pending Consummation

     Midland has agreed that prior to the Effective Time, except as otherwise approved by Valley in writing or as permitted or required by the Merger Agreement, it will not, nor will it permit any of its subsidiaries to: (i) change any provision of its Certificate of Incorporation or Bylaws or any similar governing documents; (ii) except for the issuance of Midland Common Stock pursuant to the terms of outstanding Midland Options, change the number of shares of, or issue any more shares of or grant any option or right with respect to, Midland Common Stock, or split, combine or reclassify any shares of Midland Common Stock, or redeem or otherwise acquire any shares of Midland Common Stock
(iii) declare, set aside or pay any dividend, or other distribution in respect of, Midland Common Stock, except that Midland may declare, set aside or pay cash dividends per share of Midland Common Stock equivalent to the cash dividends per share declared, set aside or paid by Valley during such period multiplied by the Exchange Ratio; (iv) grant any severance or termination pay (other than pursuant to policies of Midland in effect on the date of the Merger Agreement or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees; adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees other than regular and customary pay increases to its non-officer employees and bonuses to its officers which have been previously disclosed to Valley and are fully accrued on Midland's books for 1996; (v) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies; (vi) make any capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date of the Merger Agreement, expenditures necessary to maintain existing assets in good repair and expenditures to renovate or relocate Midland Bank's branch located at the Bergen Mall in Paramus, New Jersey; (vii) file any application or make any contract with respect to branching or site location or relocation; (viii) agree to acquire any business or entity in any manner whatsoever (other than to foreclose on collateral for a defaulted loan); (ix) make any material change in its accounting methods or practices, other than changes required in accordance with GAAP; (x) take any action that would result in any of Midland's representations and warranties contained in the Merger Agreement not being true and correct in any material respect at the Effective Time; or (xi) agree to do any of the foregoing.

     Midland has further agreed that it will not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Midland (an "Acquisition Transaction"). Midland has agreed to promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction.

Management and Operations After the Merger

     At the Effective Time, as a result of the Merger, Midland will be merged into Valley which will be the Surviving Corporation. Immediately following consummation of the Merger, or as soon thereafter as VNB may deem appropriate, Midland Bank will merge with and into VNB, with VNB as the surviving entity, pursuant to the separate Bank Merger Agreement. The location of the principal office of Valley will remain unchanged: 1455 Valley Road, Wayne, New Jersey.
Following the Bank Merger, the branch offices of Midland Bank will serve as branch offices of VNB.

Stock Option for Shares of Midland Common Stock

     In connection with the negotiation by Valley and Midland of the Merger Agreement, Valley and Midland entered into the Stock Option Agreement on September 13, 1996. A copy of the Stock Option Agreement is attached as Appendix B to this Proxy Statement-Prospectus. Descriptions of the Stock Option Agreement in this Proxy Statement-Prospectus are qualified in their entirety by reference to the Stock Option Agreement.

     Pursuant to the Stock Option Agreement, Midland granted Valley the Option, exercisable only under certain limited and specifically defined circumstances, to purchase up to 35,000 authorized but unissued shares of Midland Common Stock, representing approximately 21.8% of the shares of Midland Common Stock which would be outstanding immediately following the exercise of the Option, for an exercise price of $301.00 per share. Valley does not have any voting rights with respect to the shares of Midland Common Stock subject to the Option prior to exercise of the Option.

     In the event that certain Triggering Events (as hereinafter described) specifically enumerated in the Stock Option Agreement occur, Valley may exercise the Option in whole or in part. In the event that a Triggering Event occurs and the Merger is not consummated, Valley would recognize a gain on the sale of the shares of Midland Common Stock received pursuant to the exercise of the Option if such shares of Midland Common Stock were sold at prices exceeding $301.00 per share.

     The term "Triggering Event" is defined in the Stock Option Agreement to mean the occurrence of any of the following events: a person or group, as such terms are defined in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), other than Valley or an affiliate of Valley, (i) acquires beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Midland Common Stock (provided, that the continuing ownership by a person or group which as of the date of the Stock Option Agreement owned more than 20% of the outstanding Midland Common Stock will not constitute a Triggering Event); (ii) enters into a letter of intent or an agreement with Midland pursuant to which such person or any affiliate of such person would (a) merge or consolidate, or enter into any similar transaction, with Midland or Midland Bank, (b) acquire all or a significant portion of the assets or liabilities of Midland or Midland Bank, or (c) acquire beneficial ownership of securities representing, or the right to acquire the beneficial ownership or to vote securities representing, 20% or more of the then outstanding shares of Midland Common Stock; (iii) makes a filing with bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (a) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Midland or any other business combination involving Midland or Midland Bank, or (b) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Midland Common Stock, and thereafter, if such Proposal has not been publicly withdrawn (as defined below) at least 15 days prior to the Meeting and Midland's shareholders fail to approve the Merger by the vote required by applicable law at the Meeting; or (iv)makes a bona fide proposal and thereafter, but before such Proposal has been publicly withdrawn, Midland willfully takes any action in any manner that would materially interfere with its ability to consummate the Merger or materially reduce the value of the Merger to Valley. The definition of "Triggering Event" also includes the taking of any direct or indirect action by Midland or any of its directors, officers or agents, to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of Midland Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Midland or Midland Bank, or a sale of shares of Midland Common Stock or stock of Midland Bank or any significant portion of the assets or liabilities of Midland or Midland Bank. Under the Stock Option Agreement, a significant portion means 25% of the assets or liabilities of Midland. "Publicly withdrawn" for purposes of the Stock Option Agreement means an unconditional bona fide withdrawal of a Proposal coupled with a public announcement of no further interest in pursuing such Proposal or acquiring any controlling influence over Midland or in soliciting or inducing any other person (other than Valley or any affiliate) to do so.

     Valley may not sell, assign or otherwise transfer its rights and obligations under the Stock Option Agreement in whole or in part to any person or any group of persons other than to an affiliate of Valley. The Option may not be exercised (i) in the absence of any required governmental or regulatory approval or consent necessary for Midland to issue the Midland Common Stock subject to the Option or Valley to exercise the Option, or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Midland Common Stock subject to the Option.

     The Stock Option Agreement further provides that after the occurrence of a Triggering Event and upon receipt of a written request from Valley, Midland shall prepare and file a registration statement with the Commission covering the Option and such number of shares of Midland Common Stock subject thereto as Valley shall specify in its request, and shall use its best efforts to cause such registration statement to become effective in order to permit the sale or other disposition of the Option and the shares of Midland Common Stock covered thereby; provided, however, that in no event will Valley have the right to have more than one such registration statement become effective.

     The Stock Option Agreement terminates upon either the termination of the Merger Agreement or the consummation of the transactions contemplated thereby; provided that if the Merger Agreement terminates after the occurrence of a Triggering Event, the Stock Option Agreement will not terminate until 18 months following the date of termination of the Merger Agreement.

     The ability of Valley to exercise the Option and to cause up to an additional 35,000 shares of Midland Common Stock to be issued may be considered a deterrent to other potential acquirors of control of Midland, as it is likely to increase the cost of an acquisition of all of the shares of Midland Common Stock which would then be outstanding. The exercise of the Option by Valley may also make pooling-of-interests accounting treatment unavailable to a subsequent acquiror.



PRO FORMA COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information presents the Pro Forma Combined Condensed Statements of Condition of Valley and Midland at September 30, 1996, December 31, 1995 and 1994 giving effect to the Merger as if it had been consummated at each such date. Also presented are the Pro Forma Combined Condensed Statements of Income for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993 giving effect to the Merger as if it was consummated on January 1 of each year. The unaudited pro forma financial information is based on the historical financial statements of Valley and Midland after giving effect to the Merger under the pooling-of-interests method of accounting and based upon the assumptions and adjustments contained in the accompanying Notes to Pro Forma Combined Condensed Financial Statements.

     The unaudited pro forma financial information has been prepared by Valley's management based upon the historical financial statements and related notes thereto of Valley and Midland contained herein or incorporated herein by reference. The unaudited pro forma financial information should be read in conjunction with such historical financial statements and notes. The Pro Forma Combined Condensed Statements of Income are not necessarily indicative of operating results which would have been achieved had the Merger been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.


                                         PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                                                         September 30, 1996

                                                             (Unaudited)


                                                                                                        Valley and
                                                                                    Pro Forma            Midland
                                                         Valley        Midland      Adjustment(1)       Combined
                                                ----------------   --------------  -------------    -----------------
                                                                   (Dollar amounts in thousands)
ASSETS

Cash and due from banks                              $  135,589       $  36,900      $                   $  172,489
Federal funds sold                                            0             800                                 800
Investment securities held to maturity                  222,005          50,532                             272,537
Investment securities available for sale              1,049,069          40,183          (171)            1,089,081
Loans                                                 3,085,213         289,479                           3,374,692
Allowance for possible loan losses                      (41,798)         (4,208)                            (46,006)
Other assets                                            154,973          12,547                             167,520
                                                  -------------     -----------      ----------        ------------
    Total assets                                  $   4,605,051      $  426,233      $   (171)         $  5,031,113
                                                  =============      ==========      ==========        ============

LIABILITIES

Deposits                                           $  4,070,621      $  388,951      $                 $  4,459,572
Borrowings                                              104,146             413                             104,559
Other liabilities                                        47,867           2,698                              50,565
                                                  -------------     -----------                       -------------
    Total liabilities                                 4,222,634         392,062                           4,614,696
                                                  -------------      ----------                        ------------

SHAREHOLDERS' EQUITY

Common stock                                             20,440           1,938           (70)               22,308
Surplus                                                 238,870             565         (1034)              238,401
Retained earnings, net                                  136,599          32,757                             169,356
Unrealized gain (loss) on securities
available for sale, net of taxes                         (4,739)           (156)                             (4,895)
Translation adjustment                                        8               0                                   8
Treasury stock                                           (8,761)           (933)          933                (8,761)
                                                   ------------     -----------       -------         -------------
    Total shareholders' equity                          382,417          34,171          (171)              416,417
                                                    -----------     -----------       -------          ------------

Total liabilities and shareholders' equity         $  4,605,051      $  426,233      $   (171)         $  5,031,113
                                                   ============      ==========    ===========         ============




(1)    The pro forma adjustments represents (a) the difference between the stated value of Valley and Midland stock and the retirement of treasury stock and (b) the elimination of Midland stock owned by Valley.


                                         PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                                                          December 31, 1995

                                                             (Unaudited)


                                                                                                               Valley and
                                                                                         Pro Forma               Midland
                                                        Valley             Midland       Adjustment(1)          Combined
                                                -----------------    ---------------   -----------------    --------------
                                                                      (Dollar amounts in thousands)
ASSETS

Cash and due from banks                              $  167,349           $  43,508     $                     $  210,857
Federal funds sold                                      108,500              15,550                              124,050
Investment securities held to maturity                  266,354              58,225                              324,579
Investment securities available for sale              1,146,285              39,811           (171)            1,185,925
Loans                                                 2,793,175             258,665                            3,051,840
Allowance for possible loan losses                      (39,670)             (4,321)                             (43,991)
Other assets                                            143,818              12,654                              156,472
                                                   ------------         -----------     ------------        ------------
    Total assets                                   $  4,585,811          $  424,092      $    (171)         $  5,009,732
                                                   ============          ==========     ============        ============

LIABILITIES

Deposits                                           $  4,083,873          $  388,260      $                  $  4,472,133
Borrowings                                               66,124                 446                               66,570
Other liabilities                                        35,577               3,014                               38,591
                                                   ------------         -----------                         ------------
    Total liabilities                                 4,185,574             391,720                            4,577,294
                                                   ------------          ----------                         ------------

SHAREHOLDERS' EQUITY

Common stock                                             20,025               1,938            (63)               21,900
Surplus                                                 216,377                 565           (897)              216,045
Retained earnings, net                                  162,012              30,836                              192,848
Unrealized gain (loss) on securities
available for sale, net of taxes                          3,733                (178)                               3,555
Treasury stock                                           (1,910)               (789)           789                (1,910)
                                                   ------------         -----------       --------          ------------
    Total shareholders' equity                          400,237              32,372           (171)              432,438
                                                   ------------          ----------       ---------         ------------

Total liabilities and shareholders' equity         $  4,585,811          $  424,092       $   (171)         $  5,009,903
                                                   ============          ==========      ==========          ============




(1)   The pro forma adjustments represent (a) the difference between the stated value of Valley and Midland stock and the retirement of treasury stock and (b) the elimination of Midland stock owned by Valley.



                                         PRO FORMA COMBINED CONDENSED STATEMENT OF CONDITION
                                                          December 31, 1994

                                                             (Unaudited)


                                                                                                         Valley and
                                                                                    Pro Forma             Midland
                                                      Valley           Midland     Adjustment(1)         Combined
                                                --------------     -------------   --------------    ---------------
                                                                   (Dollar amounts in thousands)
ASSETS

Cash and due from banks                            $  168,072         $  32,069                          $  200,141
Federal funds sold                                          0             2,675                               2,675
Investment securities held to maturity                853,983            64,184                             918,167
Investment securities available for sale              696,438            51,238       (135)                 747,541
Loans                                               2,592,756           242,061                           2,834,817
Allowance for possible loan losses                    (42,024)           (3,881)                            (45,905)
Other assets                                          149,361            13,384                             162,745
                                                 ------------       -----------   -------------        ------------
    Total assets                                 $  4,418,586        $  401,730    $  (135)            $  4,820,316
                                                 ============        ==========   =============        ============

LIABILITIES

Deposits                                         $  3,880,002        $  370,235    $                   $  4,250,237
Borrowings                                            153,920               487                             154,407
Other liabilities                                      34,048             2,729                              36,777
                                                 ------------       -----------                       -------------
    Total liabilities                               4,067,970           373,451                           4,441,421
                                                 ------------        ----------                        ------------

SHAREHOLDERS' EQUITY

Common stock                                           18,869             1,938            (44)              20,763
Surplus                                               172,321               565           (564)             172,322
Retained earnings, net                                179,432            28,041                             207,473
Unrealized gain (loss) on securities
available for sale, net of taxes                      (17,842)           (1,792)                            (19,634)
Treasury stock                                         (2,164)             (473)           473               (2,164)
                                                  -----------         ---------      ---------        -------------
    Total shareholders' equity                        350,616            28,279           (135)             378,760
                                                   ----------         ---------      ---------         ------------

Total liabilities and shareholders' equity       $  4,418,586        $  401,730      $    (135)        $  4,820,181
                                                 ============        ==========    ============        ============




(1)     The pro forma adjustments represent (a) the difference between the stated value of Valley and Midland stock and the retirement of treasury stock and (b) the elimination of Midland stock owned by Valley.



                                          PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                            For the nine months ended September 30, 1996

                                                             (Unaudited)



                                                                                Pro Forma       Valley and Midland
                                                     Valley           Midland   Adjustment(2)      Combined
                                                 ------------    -------------  -----------    --------------------
                                                        (Dollar amounts in thousands, except per share data)

Total interest income                           $    243,943       $    21,982    $   (9)            $    265,916
Total interest expense                               108,100             6,975                            115,075
                                                 -----------       -----------    --------           ------------
Net interest income                                  135,843            15,007        (9)                 150,841
Provision for possible loan losses                     2,095               190                              2,285
                                                ------------       -----------    --------           -------
Net interest income after provision for
  possible loan losses                               133,748            14,817        (9)                 148,556
Total non-interest income                             17,252             1,977                             19,229
Total non-interest expense                            76,706            11,318                             88,024
                                                 -----------        ----------    --------           -------------
Income before income taxes                            74,294             5,476        (9)                  79,761
Income taxes                                          24,747             2,114                             26,861
                                                 -----------        ----------    --------           -------------
Net income                                       $    49,547        $    3,362    $   (9)            $     52,900
                                                 ===========        ==========    ========           ============

Earnings per share (1)                          $       1.35        $    26.79    $                  $       1.31
                                                ============        ==========    ========           ==============
Weighted average number of shares
  outstanding                                     36,792,418           125,490      (728)              40,535,278
                                                  ==========         =========   =========           ============


-------------------------------------------------------------------

(1)   The historical earnings per share of Valley and Midland have been restated to give retroactive effect to stock dividends and splits.

(2)   Interest income has been reduced for dividends received by Valley on Midland common shares owned.



                                          PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                For the year ended December 31, 1995

                                                             (Unaudited)



                                                                                     Pro Forma      Valley and Midland
                                                        Valley          Midland      Adjustment(2)      Combined
                                                ---------------     ------------     ------------   ------------------
                                                          (Dollar amounts in thousands, except per share data)

Total interest income                             $    316,650        $  29,242          $ (5)         $  345,887
Total interest expense                                 143,271           10,055                           153,326
                                                  ------------        ---------       ---------       -----------
Net interest income                                    173,379           19,187            (5)            192,561
Provision for possible loan losses                       2,669              500                             3,169
                                                 -------------        ---------       ---------       -----------
Net interest income after provision for
  possible loan losses                                 170,710           18,687            (5)            189,392
Total non-interest income                               20,968            2,934                            23,902
Total non-interest expense                              90,203           14,520                           104,723
                                                  ------------         --------       ----------      -----------
Income before income taxes                             101,475            7,101            (5)            108,571
Income taxes                                            38,879            2,664                            41,543
                                                   -----------         --------       ----------      -----------
Net income                                         $    62,596         $  4,437          $ (5)         $   67,028
                                                   ===========         ========       ==========      ===========

Earnings per share (1)                            $       1.67         $  34.99         $              $      1.63
                                                  ============         ========       ==========       ===========
Weighted average number of shares
  outstanding                                       37,396,106          126,805          (606)         41,182,076
                                                    ==========          =======       ==========      ===========




(1)   The historical earnings per share of Valley and Midland have been restated to give retroactive effect to stock dividends and splits.
(2)   Interest income has been reduced for dividends received by Valley on Midland common shares owned.


                                          PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                For the year ended December 31, 1994

                                                             (Unaudited)



                                                                                   Pro Forma        Valley and Midland
                                                      Valley           Midland     Adjustment            Combined
                                                -------------     -------------  -------------     ---------------------
                                                          (Dollar amounts in thousands, except per share data)

Total interest income                             $  292,583         $  25,500                           $   318,083
Total interest expense                               117,465             7,365                               124,830
                                                 -----------         ---------                           -----------
Net interest income                                  175,118            18,135                               193,253
Provision for possible loan losses                     5,197               787                                 5,984
                                                 -----------         ---------                           -----------
Net interest income after provision for
  possible loan losses                               169,921            17,348                               187,269
Total non-interest income                             23,967             2,979                                26,946
Total non-interest expense                            90,594            14,487                               105,081
                                                 -----------         ---------                           -----------
Income before income taxes                           103,294             5,840                               109,134
Income taxes                                          38,723             2,137                                40,860
                                                 -----------         ---------                           -----------
Net income                                       $    64,571         $   3,703                           $    68,274
                                                 ===========         =========                           ===========

Earnings per share (1)                           $      1.74         $   29.16                          $       1.67
                                                 ===========         =========                          ============
Weighted average number of shares
  outstanding                                     37,067,458           126,987                            40,877,068
                                                  ==========         =========                            ==========




(1)   The historical earnings per share of Valley and Midland have been restated to give retroactive effect to stock dividends and splits.



                                          PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                                                For the year ended December 31, 1993

                                                             (Unaudited)


                                                                                        Pro Forma      Valley and Midland
                                                          Valley          Midland       Adjustment           Combined
                                                 -----------------    -------------    ------------    ------------------
                                            (Dollar amounts in thousands, except per share data)

Total interest income                                $    280,693        $  24,620                         $   305,313
Total interest expense                                    114,021            8,504                             122,525
                                                     ------------       ----------                         -----------
Net interest income                                       166,672           16,116                             182,788
Provision for possible loan losses                          7,966            1,036                               9,002
                                                    -------------       ----------                         -----------
Net interest income after provision for
  possible loan losses                                    158,706           15,080                             173,786
Total non-interest income                                  27,990            3,379                              31,369
Total non-interest expense                                 85,671           14,502                             100,173
                                                     ------------        ---------                         -----------
Income before income taxes                                101,025            3,957                             104,982
Income taxes                                               35,638            1,256                              36,894
                                                     ------------        ---------                         -----------
Net income before cumulative effect of
   accounting change                                       65,387            2,701                              68,088
Cumulative effect of accounting change                       (402)             151                                (251)
                                                     ------------         --------                         ------------
Net income                                            $    64,985         $  2,852                         $    67,837
                                                      ===========         ========                         ===========
Net income per share before cumulative
   effect of accounting change                       $       1.79         $  21.26                         $      1.69
                                                     ============         ========                         ===========
Earnings per share (1)                               $       1.78         $  22.45                         $      1.68
                                                     ============         ========                         ===========
Weighted average number of shares
  outstanding                                          36,473,116          127,023                          40,283,806
                                                       ==========          =======                          ==========




(1)    The historical earnings per share of Valley and Midland have been restated to give retroactive effect to stock dividends and splits.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MIDLAND

General

     The following analysis of Midland's financial condition and results of operations for the nine months ended September 30, 1996 and 1995, and for the years ended December 31, 1995, 1994 and 1993, should be read in conjunction with the audited Consolidated Financial Statements of Midland and notes thereto, and information presented elsewhere herein.

     Midland's results of operations depend primarily on its net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investment securities, and the interest paid on its interest-bearing liabilities, such as its deposits. The amount of net interest income is a function of the difference between the weighted average rate received on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average level of interest-earning assets as compared with that of interest-bearing liabilities. Net income is also affected by the amount of non-interest income and by operating expenses.

Financial Condition

     Total assets increased $22,362,000 or 5.6% from $401,730,000 at December 31, 1994, to $424,092,000 at December 31, 1995, after decreasing $6,231,000 or
1.5% from  $407,961,000  at December 31, 1993,  to December 31, 1994.  Midland's
loan portfolio increased $16,604,000 or 6.9% from $242,061,000 at December 31, 1994, to $258,665,000 at December 31, 1995, due primarily to increased business development activities. See "Business of Midland--Lending." Money market investments that consist of overnight federal funds and interest-bearing deposits with banks increased $24,875,000 to $27,550,000 at December 31, 1995, from $2,675,000 at December 31, 1994. These increases were funded by increased deposits and decreases in investment securities. Deposits increased $18,025,000 or 4.9% from $370,235,000 at December 31, 1994, to $388,260,000 at December 31,
1995,  after  decreasing  $7,068,000 or 1.9% from  $377,303,000  at December 31,
1993, to December 31, 1994.

     Total assets  increased  $2,141,000  or 0.5% from  December  31,  1995,  to
$426,233,000 at September 30, 1996. Midland's loan portfolio increased $30,814,000 or 11.9% from December 31, 1995, to $289,479,000 at September 30,
1996, due to increased business development activities. This increase was funded from substantial decreases in investment securities, federal funds sold and deposits with other banks as deposits increased only slightly over the same period. See "Business of Midland-Lending." Deposits increased $691,000 or 0.2% from $388,260,000 at December 31, 1995, to $388,951,000 at September 30, 1996.

     Investment securities held to maturity decreased $5,959,000 or 9.3% from $64,184,000 at December 31, 1994, to $58,225,000 at December 31, 1995.
Investment securities available for sale decreased $11,427,000 or 22.3% from $51,238,000 at December 31, 1994, to $39,811,000 at December 31, 1995. The
decrease in the investment securities was used to fund the increase in both the loan portfolio and the money market investment portfolio which consists of overnight federal funds and interest-bearing deposits with banks. Investment securities held to maturity decreased $7,693,000 or 13.2% from December 31, 1995, to $50,532,000 at September 30, 1996. Investment securities available for sale increased $372,000 or 0.9% from December 31, 1995, to $40,183,000 at September 30, 1996. The decrease in the securities portfolio was used primarily to fund the growth in the loan portfolio.

     Money market investments that include both overnight federal funds and interest-bearing deposits with banks increased $24,875,000 or 929.9% from $2,675,000 at December 31, 1994, to $27,550,000 at December 31, 1995, due to
growth in deposits as well as a decrease in the investment portfolio. Overnight federal funds sold decreased $14,750,000 or 94.8% from $15,550,000 at December 31, 1995, to $800,000 at September 30, 1996, in order to fund the growth in the loan portfolio.

     Stockholders' equity increased $4,093,000 or 14.5% from $28,279,000 at December 30, 1994, to $32,372,000 at December 31, 1995, due primarily to earnings retention. Stockholders' equity increased $359,000 or 1.3% from $27,920,000 at December 31, 1993, to December 31, 1994. Retained earnings increased $2,795,000 or 10% from $28,041,000 at December 31, 1994, to
$30,836,000 at December 31, 1995.

     Stockholders' equity increased $1,799,000 or 5.6% from $32,372,000 at December 31, 1995, to $34,171,000 at September 30, 1996, due primarily to earnings retention. Retained earnings increased $1,921,000 or 6.2% from $30,836,000 at December 31, 1995, to $32,757,000 at September 30, 1996.

Comparison of Operating Results

     Net Income. Net income increased $734,000 or 19.8% from $3,703,000 for the year ended December 31, 1994, to $4,437,000 for the year ended December 31, 1995, and increased $851,000 or 29.8% from $2,852,000 at December 31, 1993, to
December 31, 1994. The increase in net earnings from 1994 to 1995 was due to an increase in net interest income of $1,052,000 in addition to a decrease of $287,000 in the loan loss provision. The increase in net interest income after provision for loan losses was offset in part by a $33,000 increase in other operating expenses, a $45,000 decrease in other operating income and a $527,000 increase in income taxes from 1994 to 1995.

     Net income increased $283,000 or 9.2% from $3,079,000 for the nine months ended September 30, 1995, to $3,362,000 for the nine months ended September 30, 1996. The net earnings increase was due to an increase in net interest income of $766,000 and a decrease in the provision for loan losses of $210,000. The increase in net interest income after provision for loan losses was offset in part by a $181,000 increase in other operating expenses, a decrease of $245,000 in other operating income and a $267,000 increase in income taxes.

     Net Interest Income. The results of Midland's operations depend to a large extent on net interest income. Net interest income is the difference between the interest income Midland earns on its loans, investments and other interest-earning assets, and the interest cost of deposits and other interest-bearing liabilities necessary to fund these interest-earning assets. Interest rates are highly sensitive to many factors, including domestic and international economic and political conditions and governmental money policies. See "Supervision and Regulation of Midland." Conditions such as inflation, recession, unemployment, money supply, international disorders and other factors beyond the control of Midland may affect interest rates and adversely affect Midland's operations.

     In general, the net interest income of a financial institution will benefit if the institution has a negative interest sensitivity gap during periods of declining rates and a positive interest sensitivity gap during periods of increasing interest rates. Midland monitors its interest rate sensitivity and attempts to reduce the risk of a significant decrease in net interest income caused by a change in interest rates. See "Interest Rate Sensitivity and Liquidity."

     Net interest income increased $1,052,000 or 5.8% from $18,135,000 for the year ended December 31, 1994, to $19,187,000 for the year ended December 31, 1995, and increased $2,019,000 or 12.5% from $16,116,000 for the year ended December 31, 1993, to $18,135,000 for the year ended December 31, 1994. The increase from 1994 to 1995 was attributable to an increase in the average loan portfolio of $29,163,000 and an increase in average money market investments of $6,061,000. This growth was funded by a decrease in the average outstanding securities portfolio of $22,438,000 and an increase in average deposits of $6,976,000 from December 31, 1994, to December 31, 1995.

     Midland's average cost of funds was 2.74% for the year ended 1994 and 3.65% for the year ended 1995 and the average yield on a tax equivalent basis on interest-earning assets increased 0.76% from 7.19% in 1994 to 7.95% in 1995. The interest rate spread decreased 0.15% from 4.45% in 1994 to 4.30% in 1995.

     Net interest income increased $766,000 or 5.4% from $14,241,000 for the nine months ended September 30, 1995, to $15,007,000 for the nine months ended September 30, 1996. This increase was due to a $19,250,000 increase in the average loan portfolio and a $1,983,000 increase in average money market investments from the nine months ended September 30, 1995, to the nine months ended September 30, 1996, offset in part by the effects of a $16,910,000 decrease in average outstanding securities and a $5,177,000 decrease in average interest-bearing deposits.

     Midland's average cost of funds was 3.45% for the nine-month period ended September 30, 1996, compared to 3.64% for the nine-month period ended September 30, 1995. The average tax equivalent yield on interest-earning assets decreased slightly from 7.95% for the nine-month period ended September 30, 1995, to 7.92% for the nine-month period ended September 30, 1996. The average interest rate spread increased slightly from 4.31% for the nine months ended September 30, 1995, to 4.47% for the nine months ended September 30, 1996. The average net interest rate margin also increased slightly from 5.21% for the nine months ended September 30, 1995, to 5.41% for the nine months ended September 30, 1996. See "Interest Rate Sensitivity and Liquidity."

     The following tables provide an analysis of Midland's net interest income, net interest spread and net interest margin for the periods indicated:


                                                      September 30, 1996                     September 30, 1995
                                     --------------------------------------------  ------------------------------------------------
                                          Average Balance  Interest  Average Rate  Average Balance   Interest      Average Rate
                                                                    (Dollars in thousands)
ASSETS:
Securities held to maturity(1)                 $   55,824   $  2,314     5.54%      $  61,586        $  2,487         5.40%
Securities available for sale                      38,940      1,453     4.98%         50,088           1,807         4.82%
Money market investments(2)                         8,263        330     5.33%          6,280             276         5.88%
Loans(3)
  Commercial(1)                                   156,086     11,210     9.59%        146,311          10,975        10.03%
  Installment                                      49,765      3,254     8.73%         45,560           3,147         9.24%
  Mortgage                                         62,507      3,465     7.40%         57,237           3,130         7.31%
                                               ----------  ---------               ----------      ----------
Total interest-earning assets interest income  $  371,385  $  22,026     7.92%     $  367,062       $  21,822         7.95%

Cash and due from banks                            32,535     -        -               30,770          -                -
Other non-earning assets                           13,300     -        -               11,847          -                -
Less allowance for loan losses                     (4,239)    -        -               (4,071)         -                -
Less unrealized loss on securities available
 for sale                                            (335)    -        -               (1,437)         -                -
                                               ----------                          ----------
TOTAL ASSETS                                   $  412,646     -        -           $  404,171          -                -
                                               ==========                          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing deposits                      $  269,768   $  6,940     3.44%     $  274,945        $  7,465         3.63%
Money market borrowings                               207          8     5.16%            371              17         6.13%
Long-term debt                                        427         27     8.45%            470              28         7.97%
                                               ----------   --------               ----------        --------
Total interest-bearing funds
  interest expense                             $  270,402   $  6,975     3.45%     $  275,786        $  7,510         3.64%
                                               ----------  ----------             -----------        --------
Demand deposits and other noninterest-
 bearing liabilities                              108,635      -        -              98,152           -               -
Stockholders' equity                               33,609      -        -              30,233           -               -
                                               ----------                          ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $  412,646      -        -          $  404,171           -               -
                                               ==========                          ==========

Net interest income                             -          $  15,051    -            -               $  14,312          -
                                                           =========                                =========
Interest rate spread(4)                                                  4.47%                                        4.31%
Interest rate margin(5)                                                  5.41%                                        5.21%

(1)    Fully taxable equivalent basis assuming a tax rate of 34%. Reflects disallowance of interest expense deductions.
(2)    Money market investments include interest-bearing deposits with banks and Federal funds sold.
(3)    Non-accrual loans are included in net loans; the related income is recorded in interest income on a cash basis.
(4)    Interest rate spread is calculated by subtracting the average rate paid for interest bearing funds from the average rate earned on total earning assets.
(5)    Interest rate margin (net yield on earning assets) is calculated by dividing net interest income by total earning assets.




                                                     December 31, 1995                              December 31, 1994
                                              ---------------------------------------  --------------------------------------------
                                            Average Balance    Interest  Average Rate    Average Balance    Interest   Average Rate
                                                                              (Dollars in thousands)
ASSETS:
Securities held to maturity(1)                    $  60,812     $  3,295    5.42%          $  63,392       $  3,299         5.20%
Securities available for sale                        47,840        2,296    4.80%             67,698          3,382         5.00%
Money market investments(2)                           9,101          528    5.80%              3,040            122         4.01%
Loans(3)
  Commercial(1)                                     147,293       14,755   10.02%            134,028         11,641         8.69%
  Installment                                        46,082        4,245    9.21%             41,469          3,663         8.83%
  Mortgage                                           57,650        4,210    7.30%             46,365          3,495         7.54%
                                                 ----------    ---------                  ----------      ---------
Total interest-earning assets interest income    $  368,778    $  29,329    7.95%         $  355,992      $  25,602         7.19%

Cash and due from banks                              31,571       -          -                29,473          -              -
Other  non-earning assets                            11,430       -          -                12,167          -              -
Less allowance for loan losses                       (4,129)      -          -                (3,558)         -              -
Less unrealized loss on securities available
  for sale                                           (1,208)      -          -                (1,291)         -              -
                                                -----------                              -----------
TOTAL ASSETS                                     $  406,442       -          -            $  392,783          -              -
                                                 ==========                               ==========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing deposits                        $  274,839    $  10,000    3.64%         $  267,863       $  7,284         2.72%
Money market borrowings                                 279           17    6.09%                849             40         4.71%
Long-term debt                                          465           38    8.17%                504             41         8.13%
                                                -----------     --------                 -----------       --------
Total interest-bearing funds interest expense    $  275,583    $  10,055    3.65%         $  269,216       $  7,365         2.74%
                                                 ----------    ---------                  ----------       --------
Demand deposits and other noninterest-bearing
   liabilities                                      100,093       -          -                95,606          -              -
Stockholders' equity                                 30,766       -          -                27,961          -              -
                                                -----------                              -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY       $  406,442       -          -            $  392,783          -              -
                                                 ==========                               ==========

Net interest income                               -            $  19,274     -               -            $  18,237          -
                                                               =========                                  =========
Interest rate spread(4)                                                     4.30%                                           4.45%
Interest rate margin(5)                                                     5.23%                                           5.12%


(1)   Fully taxable equivalent basis assuming a tax rate of 34%. Reflects disallowance of interest expense deductions.
(2)   Money market investments include interest-bearing deposits with banks and Federal funds sold.
(3)   Non-accrual loans are included in net loans; the related income is recorded in interest income on a cash basis.
(4)   Interest rate spread is calculated by subtracting the average rate paid for interest bearing funds from the average rate earned on total earning assets.
(5)   Interest rate margin (net yield on earning  assets) is  calculated  by dividing  net  interest income by total earning assets.


     Interest Income. Total interest income increased $3,742,000 or 14.7% from $25,500,000 for the year ended December 31, 1994, to $29,242,000 for the year ended December 31, 1995, and increased $880,000 or 3.6% from $24,620,000 at December 31, 1993, to December 31, 1994. Loans represent the largest component of interest-earning assets and generally result in a greater rate of yield than investment securities. Interest and fees on loans increased $4,411,000 or 23.5% from $18,799,000 during 1994 to $23,210,000 during 1995. The increase in interest income was primarily due to an increase of $29,163,000 or 13.1% in average loans outstanding from $221,862,000 for 1994 to $251,025,000 for 1995, and an increase in the average yield on interest-earning assets from 7.19% in 1994 to 7.95% in 1995. This increase was offset in part by a $22,438,000 or 17.1% decrease in average investment securities from $131,090,000 at December 31, 1994, to $108,652,000 at December 31, 1995. Interest income on investments decreased $1,075,000 or 16.3% from $6,579,000 in 1994 to $5,504,000 in 1995 as a result of the lower average balances in 1995.

     Total interest income increased $231,000 or 1.1% from $21,751,000 for the nine months ended September 30, 1995, to $21,982,000 for the nine months ended September 30, 1996. Interest and fees on loans increased $677,000 or 3.9% from $17,252,000 for the nine months ended September 30, 1995, to $17,929,000 for the nine months ended September 30, 1996. The increase in interest income was primarily due to an increase of $19,250,000 or 7.7% in average loans outstanding from $249,108,000 for the nine months ended September 31, 1995, to $268,358,000 for the nine months ended September 31, 1996. This was offset in part by a decrease in average investment securities of $16,910,000 or 15.1% from $111,674,000 for the nine months ended September 30, 1995, to $94,764,000 for the nine months ended September 30, 1996, and a decrease on the average yield on interest-earning assets from 7.95% for the nine months ended September 30, 1995, to 7.92% for the nine months ended September 30, 1996. Interest income on investments decreased $500,000 or 11.8% from $4,223,000 for the nine-month period ending September 30, 1995, to $3,723,000 for the nine-month period ending September 30, 1996, as a result of the lower average balance in the first nine months of 1995.

     Interest Expense. Total interest expense increased $2,690,000 or 36.5% from $7,365,000 for the year ended December 31, 1994, to $10,055,000 for the year ended December 31, 1995, and decreased $1,139,000 or 13.4% from $8,504,000 for the year ended December 31, 1993, to $7,365,000 for the year ended December 31, 1994. The increase from 1994 to 1995 was due to an increase in the average volume of interest-bearing deposits and an increase in the average rate paid on interest-bearing liabilities from 2.74% in 1994 to 3.65% in 1995. Average interest-bearing deposits increased by $6,976,000 or 2.6% from $267,863,000 in 1994 to $274,839,000 in 1995. The increase in the average rate paid was due to an increase in the average volume of higher rate certificates of deposits and decreases in interest paid on lower rate savings and money market accounts.

     Total interest expense decreased $535,000 or 7.1% from $7,510,000 for the nine months ended September 30, 1995, to $6,975,000 for the nine months ended September 30, 1996. This decrease was due to decreases in both the average volume of interest-bearing liabilities and the average rate paid. Average interest bearing deposits decreased $5,177,000 or 1.9% from $274,945,000 for the nine months ended September 30, 1995, compared to $269,768,000 for the nine months ended September 30, 1996, and the average rates paid on interest-bearing liabilities decreased for the comparable nine month periods.

     The following table presents average balances and rates on interest-bearing deposits for the nine-month and twelve-month periods indicated:

                                     September 30, 1996     September 30, 1995
                               Average Balance   Average Rate   Average Balance   Average Rate
                              ----------------  -------------  ----------------  ---------------
                                             (Dollars in Thousands)
Demand                       $  101,911                             $  92,307
Money market accounts            63,168              1.86%             62,547       2.13%
Savings                          83,530              2.43%             85,371       2.58%
Certificates of deposit         123,070              4.93%            127,027       5.07%
                               ----------                          ----------
Total deposits               $  371,679                            $  367,252
                               ==========                          ==========




                                     December 31, 1995                 December 31, 1994
                               Average Balance   Average Rate     Average Balance  Average Rate
                              ---------------    ------------     ---------------  ------------
                                            (Dollars in Thousands)
Demand                          $  94,291                             $  91,192
Money market accounts              62,003           2.08                 72,817     1.95%
Savings                            84,796           2.60                100,786     2.41%
Certificates of deposit           128,040           5.08                 94,260     3.64%
                               ----------                            -----------
Total deposits                 $  369,130                            $  359,055
                               ==========                            ===========


     Allowance and Provision for Loan Losses; Non-Performing Loans. Regardless of credit standards, there is a risk of loss in every loan portfolio. The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management establishes a provision for loan losses based upon its assessment of the inherent risk in, and the growth of, the loan portfolio as a whole. A review of the quality of the loan portfolio is conducted internally by management on a quarterly basis with the results presented to Midland's Board of Directors. This evaluation considers, in addition to individual loan review, several factors including, but not limited to, general economic conditions, loan portfolio composition, prior loan losses, and an estimation by management of future potential losses. The provision for loan losses was $500,000 in 1995, $787,000 in 1994, and $1,036,000 in 1993. As
of December 31, 1995, the allowance for loan losses was $4,321,000 or 1.67% of total loans, compared to $3,881,000 or 1.60% of total loans as of December 31, 1994, and $3,211,000 or 1.47% of total loans as of December 31, 1993.

     The provision for loan losses was $190,000 for the nine months ended September 30, 1996, compared to $400,000 for the comparable period in 1995. At September 30, 1996, the allowance for loan losses was $4,208,000 or 1.5% of total loans, compared to $4,218,000 or 1.6% of total loans at September 30, 1995.

     The following table provides an analysis of Midland's allowance for loan losses as of the dates indicated: (1)

                                       September 30              December 31
                                     1996        1995         1995       1994
                                 ----------------------    ---------------------
                                                   (Dollars in thousands)
Ba1ance at beginning of year     $  4,321    $  3,881      $  3,881   $ 3,211
Loans charged off:
 Commercial                           164          13            18        -
 Real Estate                          113          14            14        -
 Installment                          111         156           187       347
                                  -------     --------      --------  --------

Recoveries on loans previously
 charged off                    $     85          120      $    159   $   230
                                 --------     --------      --------  --------
Net charge offs                      303           63            60       117
Provision charged to operating
 expenses                            190          400           500       787
                                 --------     --------      --------  --------
Balance at end of peroid        $  4,208     $  4,218      $  4,321   $ 3,881
                                 ========     ========      ========  ========
Ratio of net charge offs during
 the period to average loans
 outstanding during period           .11%         .03%          .02%      .05%

---------------------------------------

(1) As of December 31, 1995, and December 31, 1994 and September 30, 1995, there were no loans which were "troubled debt restructuring" as defined by Financial Accounting Standards No. 15- "Accounting by Debtors and Creditors for Troubled Debt Restructuring." As of September 30, 1996, $214,000 is considered to be "troubled debt restructuring" and is in compliance with its terms.

     Midland places loans on non-accrual status when principal or interest is past due 90 days or more, provided that Midland Bank's Senior Loan Committee may choose not to account for any such loan on a non-accrual basis if the delinquency is technical in nature and there is a clear understanding of when payment will be made. Loans for which payments are less than 90 days past due are placed on non-accrual status when there exists serious doubt as to collectibility. At September 30, 1996, Midland had non-accrual loans of $1,697,000 and $154,000 of accruing loans past due 90 days, compared to non-accrual loans of $2,338,000 and $32,000 of accruing loans past due 90 days at September 30, 1995.

     The following table summarizes the composition of Midland's non-performing assets as of the dates indicated:

                                           September 30        December 31
                                         1996        1995    1995        1994
                                      --------------------  --------------------
                                                  (Dollars in Thousands)
Non-accrual loans                      $ 1,697   $ 1,918    $ 2,382    $ 1,223
Other real estate owned, net                -        420        -          489
                                      ---------  --------   --------    -------

Total non-performing assets            $ 1,697   $ 2,338    $ 2,382    $ 1,712
                                       ========  ========   ========    ========

Non-performing assets to total loans       .59%      .90%       .92%       .71%
Non-performing assets to total assets      .40%      .57%       .56%       .43%


     The amount of gross interest income that would have been recorded for the nine months ending September 30, 1996 and September 30, 1995, if the non-accrual loans as of such date had been current in accordance with their original terms and had been outstanding throughout such period or since origination, if held for part of such period, and the amount of interest income on such loans that was included in net income for such periods, is not material.

     Except for loans accounted for on a non-accrual basis as of September 30, 1996, management is not aware of any significant possible credit problems of borrowers which causes management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which may cause such loans to be accounted for on a non-accrual basis. However, there can be no assurance that borrowers who currently comply with their loan repayment terms will continue to do so or that any loans not accounted for on a non-accrual basis as of September 30, 1996 will not thereafter be accounted for on a non-accrual basis.

     In addition, as of September 30, 1996, Midland had no interest-bearing assets (other than loans) that would be accounted for on a non-accrual basis or that were accruing and contractually past due 90 days or more.

     Other Operating Income. Other operating income, including securities gains or losses, decreased $45,000 or 1.5% from $2,979,000 in 1994 to $2,934,000 in
1995, and decreased  $400,000 or 11.8% from  $3,379,000 in 1993 to $2,979,000 in
1994. Service charges on deposit accounts decreased $51,000 or 2.0% from $2,508,000 in 1994 to $2,457,000 in 1995, principally due to an $83,000 decrease in overdraft charges offset by a $34,000 increase in analysis fees. Loan fees decreased $15,000 or 46.9% from $32,000 in 1994 to $17,000 in 1995 due to decreases in late charges collected and commissions collected on insurance premiums on installment loans. Commissions and fees increased $7,000 or 2.9% from $237,000 in 1994 to $244,000 in 1995. Other income decreased $12,000 or 5.3% from $227,000 in 1994 to $215,000 in 1995, due primarily to decreased safe deposit fees. In 1994 there was a loss on sale of securities of $25,000 compared to a gain of $1,000 in 1995. Total other operating income, including security transactions, represented 9% of total income in 1995 compared to 10% of total income in 1994.

     Other operating income, including securities gains or losses, decreased $245,000 or 11.0% from $2,222,000 for the nine months ended September 30, 1995, to $1,977,000 for the nine months ended September 30, 1996. Service charges on deposit accounts decreased $235,000 or 12.6% from $1,869,000 for the nine months ended September 30, 1995, to $1,634,000 for the nine months ended September 30, 1996, principally due to a $185,000 decrease in overdraft and uncollected charges and a $47,000 decrease in analysis fees. Commissions and fees decreased $2,000 or 1.0% from $192,000 for the nine months ended September 30, 1995, to $190,000 for the nine months ended September 30, 1996. Other income decreased $6,000 or 4.1% from $147,000 for the nine months ended September 30, 1995, to $141,000 for the nine months ended September 30, 1996, due primarily to safe deposit fees. For the nine months ended September 30, 1995, there was a gain on the sale of securities of $2,000 compared to no gains or losses for the nine months ended September 30, 1996. Total other operating income, including security transactions, represented 8.3% of total income for the nine months ended September 30, 1996, compared to 9.3% of total income for the nine months ended September 30, 1995.

     Other Operating Expense. Other operating expenses increased $33,000 or 0.2% from $14,487,000 in 1994 to $14,520,000 in 1995, and decreased $15,000 or 0.1%
from $14,502,000 in 1993 to 1994. Salaries and related expenses increased $463,000 or 6.0% from $7,739,000 in 1994 to $8,202,000 in 1995, due primarily to salary increases of $377,000 for annual merit and incentive compensation and increased insurance benefits of $85,000. Occupancy expense increased $39,000 or 2.3% from $1,715,000 in 1994 to $1,754,000 in 1995, primarily due to increased rental expense and maintenance costs. Premises and equipment expense increased $87,000 or 5.1% from $1,715,000 in 1994 to $1,802,000 in 1995. Purchases of new
furniture and equipment of $500,000 in 1995 resulted in a $35,000 or 4.3% increase of depreciation expense from 1994 to 1995. Telephone expense increased $19,000 or 10.3% from 1994 to 1995. Offsetting these increases was a $390,000 or 48.5% decrease in FDIC expense from $804,000 in 1994 to $414,000 in 1995. This decrease was due to reductions on the FDIC premiums that are assessed on outstanding deposits. The reduced FDIC premiums resulted in a refund of $229,000 for the second and third quarters of 1995 and reduced premiums for the fourth quarter of 1995. Other expense decreased $166,000 or 6.6% from $2,514,000 in 1994 to $2,348,000 in 1995. Of this amount, $113,000 was due to a reduction in the expense of maintaining and carrying other real estate owned.

     Other operating expense increased $181,000 or 1.6% from $11,137,000 for the nine months ended September 30, 1995, to $11,318,000 for the nine months ended September 30, 1996. Salaries and related expenses increased $183,000 or 2.9% from $6,217,000 for the nine months ended September 30, 1995, to $6,400,000 for the nine months ended September 30, 1996, due primarily to salary increases of $172,000 for annual merit and incentive compensation. Occupancy expense increased $133,000 or 10.0% from $1,327,000 for the nine months ended September 30, 1995, to $1,460,000 for the nine months ended September 30, 1996. This increase was due to increased rental expense and additional maintenance costs. Of this amount, $70,000 was a direct result of additional snow removal expense. Premises and equipment expense increased $44,000 or 3.7% from $1,200,000 for the nine months ended September 30, 1995, to $1,244,000 for the nine months ended September 30, 1996. Professional services increased $107,000 or 63.3% from $169,000 for the nine months ended September 30, 1995, to $276,000 for the nine months ended September 30, 1996, primarily due to additional costs incurred as a result of a business process marketing effort. Offsetting these increases was a decrease of $286,000 or 12.9% in other expenses from $2,224,000 for the nine months ended September 30, 1995, to $1,938,000 for the nine months ended September 30, 1996. Of this amount, $376,000 was due to a reduction in FDIC premiums, which are assessed on outstanding deposits.

Interest Rate Sensitivity and Liquidity

     Interest Rate Sensitivity. Midland seeks to manage interest rate sensitivity to avoid net interest margin risk and to enhance consistent growth of net interest income through periods of changing rates. Interest rate risk arises from mismatches between repricing or maturity characteristics of assets and liabilities. More assets repricing or maturing than liabilities over a given time frame is considered asset sensitive, and more liabilities repricing or maturing than assets is considered liability sensitive. An asset sensitive position will generally enhance earnings in a rising interest rate environment and will negatively impact earnings in a falling interest rate environment and a liability sensitive position will generally enhance earnings in a falling rate environment and negatively impact earnings in a rising rate environment.

     Interest rate sensitivity varies with different types of interest-earning assets and interest-bearing liabilities. Overnight federal funds (with respect to which rates change daily) and loans which are tied to the prime rate differ considerably from long-term investment securities and fixed-rate loans. Similarly, time deposits are much more interest sensitive than regular savings accounts.

     The following table sets forth the contractual maturity or repricing distribution of Midland's interest-earning assets and interest-bearing liabilities as of September 30, 1996. Midland's interest sensitivity gap (i.e., interest-sensitive assets less interest sensitive liabilities), the ratio of cumulative total interest-earning assets to cumulative total interest-bearing liabilities, and Midland's cumulative interest sensitivity gap ratio:



                                                                    (Dollars in Thousands)
                                                                         (unaudited)

Assets/Liabilities Subject to         Within      Within       Within      Within        Over
Interest Rate Adjustment              3 Mos.      6 Mos.        1 Yr.       5 Yrs.       5 Yrs.        Total
                                      ------      ------       ------       ------       -----         -----
Loans and Leases:
  Fixed rate by maturity            $  6,622     $  4,293    $  11,678     $  51,282     $  6,346   $  80,221
  Floating rate by interval          131,412        5,715       10,178        55,083        6,870     209,258

Securities:
  Fixed rate by maturity               9,939        7,289       14,746        49,891        3,471      85,336
  Floating rate by interval            5,188          191           -             -            -        5,379
  Federal Funds Sold                     800            -           -             -            -          800
                                  ----------     --------     --------     ---------      -------   ---------

Total Interest-Earning Assets     $  153,961     $  17,488    $  36,602    $  156,256    $ 16,687   $ 380,994
                                  ==========      ========    =========    ==========    ========   =========

Money market accounts              $  67,046             -           -             -            -   $  67,046
Savings accounts                      82,709             -           -             -            -      82,709
Time Deposits $100M and over          18,180         7,263    $   1,487           204           -      27,134
Time Deposits under $100M              8,649        46,086       24,717        17,541           7   $  97,000
                                 -----------     ---------    ---------     ---------   ---------   ---------

Total Interest-Bearing
Liabilities                       $  176,584     $  53,349    $  26,204     $  17,745   $       7   $  273,889
                                  ==========     =========    =========     =========   =========   ==========

Net Position (Interest
Sensitivity Gap)                     (22,623)      (35,861)      10,398       138,511      16,680
                                 -----------      ---------   ---------     ---------    --------

Cumulative Interest Sensitivity
  Gap                                (22,623)      (58,484)     (48,086)       90,425     107,105
Ratio of Cumulative Gap to
  Total Assets                        (5.31%)      (13.72%)     (11.28%)        21.21%      25.13%

         The amount of Midland's interest sensitive liabilities (generally deposits with maturities of one year or less) have in the past not matched the amount of its interest sensitive assets (assets which reprice based on an index or have short term maturities). This imbalance is referred to as an interest sensitivity gap, and measures the potential impact of changes to earnings based on changes in the general level of interest rates. In general, the net interest income of a financial institution will be benefited if the institution has a negative interest sensitivity gap during periods of declining interest rates and a positive interest sensitivity gap during periods of increasing interest rates. Likewise, net interest income generally will be adversely affected if a financial institution has a positive interest sensitivity gap during periods of declining interest rates or a negative interest sensitivity gap during periods of increasing interest rates.

         For a number of reasons, the table set forth above reflecting Midland's interest rate sensitivity analysis is not a complete picture of the possible effect of interest rate changes on net interest income. First, changes in the general level of interest rates will not affect all categories of assets and liabilities equally or simultaneously. Second, the table represents a one-day position; variations occur daily as Midland adjusts its interest sensitivity throughout the year. Third, assumptions must be made to construct such a table. For example, there are several savings products categorized as interest sensitive in the 30 day interval; however, they may be adjusted less frequently than changes in the leading rate indicators. Fourth, the re-pricing distribution of interest sensitive assets may not be indicative of the liquidity of those assets. Finally, since the table is based on contractual maturities, it does not include estimates of early principal payment on mortgage and installment loans.

         Liquidity. Liquidity is a measure of Midland's ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. Midland's principal source of funds is deposits and, to a lessor extent, scheduled amortization and prepayments of loan principal. In addition, Midland has available other sources of credit, including borrowings, sales and maturities of investment securities and funds provided by operations. While loan payments and maturing investments are relatively predictable sources of funds, deposit flows are greatly influenced by general interest rates, economic conditions and competition.

         Midland's primary source of cash from financing activities during the first nine months of 1996 and 1995, as well as during 1995 and 1994, was from the net decrease in the investment portfolios and the net increases in deposits. Total deposits equaled $388,951,000, $374,323,000, $388,260,000, $370,235,000
and $377,303,000 as of September 30, 1996, September 30, 1995, December 31, 1995, December 31, 1994, and December 31, 1993, respectively. Total securities for the periods ended September 30, 1996, September 30, 1995, December 31, 1995, December 31, 1994 and December 31, 1993 were $90,715,000, $101,396,000,
$98,036,000, $115,422,000 and $140,866,000, respectively. To further support and enhance its liquidity position, Midland has established lines of credit with other banks. In addition, Midland may borrow from the Federal Home Loan Bank of New York, subject to certain limitations.

         Midland Bank has an Asset/Liability Management Committee which is comprised entirely of members of senior management of Midland Bank. This committee, which advises the Investment Committee of Midland's Board of Directors, is responsible for reviewing interest rate risk and enhancing future liquidity needs over various time periods. Its primary goals are to maintain an appropriate balance between interest-earning assets and interest-bearing liabilities and to assure adequate liquidity.

Capital

         Stockholders' equity increased $1,799,000 or 5.6% from $32,372,000 at December 31, 1995, to $34,171,000 at September 30, 1996. Stockholders' equity increased $4,093,000 or 14.5% from $28,279,000 at December 31, 1994, to
$32,372,000  at  December  31,  1995,  and  increased   $359,000  or  1.3%  from
$27,920,000 at December 31, 1993, to December 31, 1994. The growth in all periods was generated through earnings retention.

         The FDIC and Federal Reserve Board have adopted minimum risk-based and leverage capital guidelines which are discussed at "Supervision and Regulation of Midland-Capital Requirements."

Impact of Inflation

         The financial statements and related financial data and notes presented herein have been prepared in accordance with GAAP, which requires the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, virtually all of the assets and liabilities of Midland are monetary in nature. As a result, interest rates have a more significant impact on performance than the effects of general price levels. Although interest rates generally move in the same directions as inflation, the magnitude of such changes varies. The possible effect of fluctuating interest rates is discussed more fully at "Interest Rate Sensitivity and Liquidity."



                               BUSINESS OF MIDLAND

General

         Midland was organized as a bank holding company under the laws of New Jersey in 1985 to acquire all of the outstanding stock of Midland Bank. Midland engages in no business activities other than acting as a holding company for Midland Bank. Midland Bank owns all of the outstanding stock of Midland Realty Co., Inc. ("Midland Realty") and Midpar Investment, Inc. ("Midpar").

         Midland Realty is a New Jersey corporation organized in 1967 which holds and manages real estate for Midland Bank. As of September 30, 1996, Midland Realty had assets of $1,489,000.

         Midpar is a New Jersey corporation organized in 1985 which manages certain investments for Midland Bank. As of September 30, 1996, Midpar had assets of $54,402,000.

Business of Midland Bank

         The Midland Bank and Trust Company is a New Jersey banking organization located in Paramus, New Jersey. In 1985, Midland was formed for the purpose of acquiring all of the outstanding stock of Midland Bank. Assets in the last five years have grown from $362,492,000 at December 31, 1991, to $426,233,000 at September 30, 1996. For the nine months ended September 30, 1996, Midland's net income after taxes was $3,362,000, compared to $3,079,000 for the nine months ended September 30, 1995. On September 30, 1996, deposit liabilities were
$388,951,000  and net loans  were  $285,271,000  compared  to  $374,323,000  and
$254,326,000, respectively, at September 30, 1995. Net interest income for the nine months ended September 30, 1996 was $15,007,000 compared to $14,241,000 at September 30, 1995. As of September 30, 1996, loans past due 90 days or more totaled $154,000, not including non-accrual loans of $1,697,000.

         Midland Bank offers traditional commercial bank services including checking, savings and money market accounts, time deposits and safe deposit services. A variety of loans including commercial, real estate and consumer installment loans are offered to persons and businesses located primarily in central and eastern Bergen County, New Jersey. Midland Bank also offers cash management services to its customers.

         Midland Bank commenced operations in April, 1958, and currently operates through its main office located at 80 East Ridgewood Avenue, Paramus, New Jersey, and 13 branch offices located throughout central and eastern Bergen County in the towns of Paramus, Fort Lee, Englewood, Northvale, Oradell, Ridgefield, Tenafly, Waldwick and Hackensack, New Jersey.

Lending

         Midland concentrates its lending activities in three principal areas: commercial, consumer installment and mortgage. At September 30, 1996, these categories accounted for approximately 57%, 19% and 24%, respectively, of Midland's loan portfolio. The interest rates charged for the loans made by Midland vary with the degree of risk, the size and maturity of the loans, the borrower's relationship with Midland, and prevailing money market rates indicative of Midland's cost of funds. The majority of Midland's loans are generated in Bergen County, New Jersey.

         The following table sets forth the amounts of loans outstanding by category as of the dates indicated:


                                          September 30                             December 31
                                   --------------------------------------   -----------------------
                                    1996         1995            1995                 1994
                                   --------------------------------------   -----------------------
                                               (unaudited)
                                                               (Dollars in thousands)
Commercial                      $  161,758   $  150,381        $  150,570         $  143,507
Consumer Installment                56,138       47,148            46,651             43,543
Real estate                         67,918       59,032            59,188             55,011
Construction                         3,665        1,983             2,256                -
                                ----------   ----------       -----------         ----------

Total loans                        289,479      258,544           258,665            242,061
                                ----------   ----------       -----------         ----------

Allowance for Loan Losses           (4,208)      (4,218)           (4,321)            (3,881)
Net Loans                       $  285,271  $   254,326        $  254,344         $  238,180
                                ==========  ===========        ==========         ==========

         Average loan balances for 1995 were up 13.1% over 1994. The 1995 year end loan balance of $258,665,000 was 6.8% higher than the balance on the same date of 1994. At year end 1995, the loan to deposit ratio was 66.6% versus 65.4% at December 31, 1994.

         Loan  balances  at  September  30,  1996,   reflected  an  increase  of
$30,935,000 or 12.0% from the period ending September 30, 1995. The higher growth rate resulted from increasing economic activity in general.

     Midland relies substantially on local promotional activity, personal contacts by bank officers, directors and employees to compete with other financial institutions. Midland makes loans to borrowers whose applications, in the view of Midland managment, include a sound purpose, a viable repayment source and a plan of repayment established at inception and generally backed by a secondary source of repayment. Midland has established a written loan policy for each of its categories of loans which is reviewed periodically by the Board of Directors. The loan portfolio is reviewed periodically by Midland Bank's Credit Quality Committee to initiate steps to accelerate the collections of past due loans and other actions deemed necessary in order to maintain a good quality loan portfolio.

         Commercial Loans. Commercial loans include business related loans priced by Midland at variable and fixed rates of interest. At September 30, 1996, approximately 57% or $165,423,000 of Midland's loan portfolio consisted of commercial loans. Commercial loans include operating lines of credit, letters of credit, working capital, asset acquisition, construction and loans for business related purposes.

         Real Estate Loans. Approximately 24% or $67,918,000 of the total loan portfolio of $289,479,000 at September 30, 1996, was secured by residential real estate. The loan to value ratio for a real estate loan is dependent upon the borrower, the type of project and the duration. Loan to value ratios are generally at 75% or less for commercial and 80% for 1-4 family residential real estate loans at the time the loan is made.

         Midland has an active residential real estate department which provides loans for 1-4 family residences. Commercial real estate lending is generally reserved for productive as opposed to investment or speculative purposes. Midland requires debt service ratios which it considers to be adequate as part of its consideration of the financial viability of the borrower. The real property provides a secondary source of repayment.

         Midland utilizes third-party appraisers for appraising all loans secured by real estate. These appraisers are approved annually. Midland has adopted real estate appraisal standards as set forth in FDIC regulations which are applied to all regulated real estate transactions.

         Consumer Installment Loans. The consumer installment loan portfolio was $56,138,000 at September 30, 1996. These loans represent a diverse group of borrowers and include automobile loans, personal loans, home equity lines of credit and overdraft protection.

Investment Portfolio

         Midland's investment portfolio consists primarily of U.S. Treasury and U.S. Agency securities. Government regulations limit the type and quality of investments in which Midland may invest its funds. See "Supervision and Regulation of Midland."

         Midland has established a written investment policy which is reviewed annually. This policy identifies investment criteria and states specific objectives in terms of risk, interest rate sensitivity and liquidity. Midland's primary investment goal is to acquire the best mix of securities for its investment portfolio in terms of quality, term and marketability.

         Midland Bank has established an Investment Committee which is comprised of its President, Treasurer and certain members of the Board of Directors. This Investment Committee is responsible for reviewing interest rate risk and liquidity needs over various time periods. The Investment Committee monitors Midland's investment portfolio to ensure compliance with guidelines. Midland's Board of Directors review monthly the minutes from the Investment Committee meetings.


         The following tables present the mix of Midland's investment portfolio along with the amortized cost and market values of those components as of September 30, 1996 and 1995, and as of December 31, 1995 and 1994:

                                                        September 30, 1996                     September 30, 1995
                                                 Amortized Cost    Market Value       Amortized Cost    Market Value
                                                                         (Dollars in thousands)

Securities held to maturity:
  U.S. Treasury                                  $  29,151          $  28,971           $  40,378         $  40,041
  U.S. Agencies                                     16,753             16,645              14,563            14,520
  States and political                               1,768              1,847               3,674             3,752
  Other                                              2,860              2,860                 264               264
                                                 ---------          ---------           ---------         ---------

Total investment securities-HTM                  $  50,532          $  50,323           $  58,879         $  58,577
                                                 =========          =========           =========         =========

Securities available for sale:
  U.S. Treasury                                  $  26,627          $  26,456           $  30,388         $  29,966
  U.S. agencies                                     12,004             11,936              12,091            11,834
  Other                                              1,788              1,791                 711               717
                                                 ---------          ---------           ---------         ---------

Total investment securities-AFS                  $  40,419          $  40,183           $  43,190         $  42,517
                                                 =========          =========           =========         =========


                                                     December 31, 1995                     December 31, 1994
                                             Amortized Cost      Market Value       Amortized Cost      Market Value
                                                                     (Dollars in thousands)
Securities held to maturity:
  U.S. Treasury                                $  38,331          $  38,365           $  38,076         $  36,315
  U.S. Agencies                                   16,844             16,981              20,195            19,344
  States and political                             2,439              2,533               5,159             5,180
  Other                                              611                611                 754               754
                                                 -------            -------           ---------         ---------

Total investment securities-HTM                $  58,225          $  58,490           $  64,184         $  61,593
                                               =========          =========           =========         =========

Securities available for sale:
  U.S. Treasury                                $  29,301          $  29,174           $  36,648         $  34,747
  U.S. agencies                                   10,069              9,915              16,142            15,359
  Other                                              711                722               1,163             1,132
                                                --------           --------           ---------         ---------

Total investment securities-AFS                $  40,081          $  39,811           $  53,953         $  51,238
                                               =========          =========           =========         =========

         Investment securities held to maturity are carried at cost, adjusted for the accretion of discounts and amortization of premiums using the interest method. Amortization and accretion are recognized as adjustments to interest income.

         The  portfolio  includes no  obligation  of a single state or political subdivision issuer with an aggregate book value in excess of 10% of shareholders' equity. Mortgage backed securities are scheduled according to anticipated principal repayments and prepayments.

Deposits

         Deposits are the primary source of funds used by Midland for lending and other general business purposes. In addition to deposits, Midland may derive additional funds from principal repayments on loans, the sale of loans and investment securities and borrowings from other financial institutions and the FHLB (which lends to the member institutions within its assigned region). The level of deposit liabilities can vary significantly and is influenced by prevailing interest rates, money market conditions, general economic conditions and competition.

         Midland primarily attracts deposits from local businesses, professionals and retail customers. Midland attempts to ensure a satisfied customer base by offering a full range of banking products including checking, savings and money market accounts and certificates of deposit. Midland also offers Individual Retirement Accounts. Midland attempts to control the flow of deposits primarily by pricing its accounts to remain competitive with other financial institutions in its market area, although Midland does not necessarily seek to match the highest rates paid by competing institutions. Management believes that the customers provide a strong and relatively stable core deposit base.

         Total deposits increased 3.9% from September 30, 1995, to September 30, 1996. There were some changes in the deposit mix. Most of the mix changes were the result of the increase in interest-bearing demand deposits. Noninterest-bearing demand and interest-bearing demand deposits increased to 46.8% from 43.1% of total deposits, respectively, at September 30, 1996, and September 30, 1995. Savings deposits decreased slightly from 22.1% to 21.2% and time certificates decreased from 34.7% to 31.9% from September 30, 1995, to September 30, 1996.

         At September 30, 1996, deposits totaled $388,951,000 or 91% of total assets. Approximately 68% of the deposit base consisted of demand deposits, savings and money market accounts. Time deposits of $100,000 or more with specific maturities totaled $27,134,000 at September 30, 1996, of which $18,180,000 mature within three months from such date, $8,750,000 mature between three and twelve months from such date and $204,000 mature between twelve and sixty months from such date.

Property

         Midland Realty owns the five-story main office building used by Midland Bank which is located at 80 East Ridgewood Avenue, Paramus, New Jersey. This location has 32,000 square feet of floor area and provides 5 teller windows, 2 drive up windows, 1 ATM and safe deposit facilities. Midland Realty leases approximately 2,955 square feet in this building to 2 unrelated entities. Midland Bank owns its branch offices located in Englewood, Oradell and Ridgefield, New Jersey. Midland Bank leases its branch facilities located in Englewood (1 limited service facility), Fort Lee (2 branches), Hackensack, Northvale, Paramus (2 branches), Tenafly and Waldwick, New Jersey. Midland Bank also leases space in buildings in Paramus and Oradell, which it uses for support operations and training facilities.

Competition

         The primary service area of Midland Bank is affluent Bergen County, New Jersey, particularly the central, northwestern, northern valley and southeastern regions. Bergen County is a densely populated suburb of New York City, which is largely suburban in nature, although its location on several major arterial routes has attracted the headquarters of many large corporations.

         Midland Bank has competition within Bergen County from many well-established financial institutions. In addition to competition from other commercial banking institutions, there is competition from savings and loan companies, credit unions and other types of financial institutions. Many of Midland Bank's competitors are larger and more substantially capitalized than Midland Bank. They have established positions in Bergen County and have greater resources than Midland Bank for lending and to pay for advertising, physical facilities, personnel and interest on deposited funds.

         The primary factors affecting competition for deposits are interest rates, the quality and range of financial services offered and the convenience of office locations and office hours. The primary factors in competing for loans are interest rates, loan origination fees and the quality and range of lending services offered. Other factors which affect competition include the general availability of lendable funds and credit, general and local economic conditions and the quality of service provided to customers.

         Midland Bank relies substantially on local promotional activity, personal contacts by its officers, directors, employees and shareholders, extended hours, personalized service, and its reputation in the communities it serves to compete effectively.

Legal Proceedings

         Midland is not presently involved in any legal proceedings which Midland's management believes to be material to its financial condition or results of operations. As the nature of Midland's business involves providing certain financial services, the collection of loans and the enforcement and validity of mortgages and other liens, Midland and Midland Bank are parties in various legal proceedings (such as garnishment proceedings) which may be considered as arising in the ordinary course of their business.

Employees

         As of September 30, 1996, Midland Bank employed 171 persons on a full time basis and 37 persons on a part time basis. Midland Bank's employees are not parties to any collective bargaining agreement. Midland Bank provides a variety of employee benefits and believes employee relations are good.


                      SUPERVISION AND REGULATION OF MIDLAND

Midland

         As a registered  bank holding  company  under the Bank Holding  Company
Act, Midland is subject to the regulations and supervision of the Federal Reserve Board. The Bank Holding Company Act requires Midland to file reports with the Federal Reserve Board and provide additional information requested by the Federal Reserve Board. Midland must receive the approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, Midland would own or control more than 5% of the voting shares of such bank.

         Midland is prohibited from engaging in, or acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company engaged in, non-banking activities, unless the Federal Reserve Board by order or regulation has found such activities to be closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board considers whether the performance of such activities by a bank holding company would offer advantages to the public which outweigh any possible adverse effects.

         Midland and its subsidiaries are deemed to be affiliates of Midland Bank under the Federal Reserve Act. That Act establishes certain restrictions which limit the extent to which an affiliated bank may supply funds to Midland and other affiliates. Midland is also subject to restrictions on the underwriting and the public sale and distribution of securities and is prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, sale or lease of property, or furnishing of services.

Midland Bank

         The operations of Midland Bank are subject to federal and state statutes applicable to banks chartered under the State of New Jersey. The New Jersey Banking Commissioner (the "Commissioner") regularly examines such areas as reserves, loans, investments, management practices and other aspects of bank operations. These examinations are for the protection of Midland Bank's depositors and not for its shareholders. In addition to these regular examinations, Midland Bank must furnish to the Commissioner quarterly reports containing a full and accurate statement of its affairs.

         Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on any extension of credit to the bank holding company or any of its subsidiaries on investments and stock or other securities thereof, and on the taking of such stock or securities as collateral for loans to any borrower.

         The operations of Midland Bank are also subject to the regulations of the FDIC, which insures the deposits of Midland Bank up to a maximum of $100,000 per depositor. The FDIC issues regulations, conducts periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors.

Dividend Restrictions

         Under New Jersey corporate law, cash dividends and other distributions by Midland with respect to its stock are subject to declaration by its Board of Directors at its discretion out of net assets. Dividends cannot be declared and paid when such payment would make Midland insolvent or unable to pay its debts as they come due.

         Federal Reserve Board policy prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowings or other arrangements that might adversely affect the holding company's financial position. The policy further declares that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. Other Federal Reserve Board policies forbid the payment by bank subsidiaries to their parent companies of management fees which are unreasonable in amount or exceed a fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit).

         Midland's sole source of income and funds are dividends paid by Midland Bank. The ability of Midland Bank to pay dividends is subject to New Jersey banking law and to the powers of the Federal Reserve Board. Under New Jersey banking law, Midland Bank may not, without the approval of the Commissioner, declare dividends in any one calendar year unless its surplus is greater than 50% of its common stock equity. The ability of Midland Realty and Midpar to pay dividends to Midland Bank is subject to the NJBCA.

         In addition, the Federal Reserve Board has the authority to prohibit banks regulated by it from engaging in practices which in its opinion are unsafe or unsound. Such practices could include the payment of dividends under some circumstances. Moreover, the payment of dividends may be inconsistent with capital adequacy guidelines of the various regulatory authorities.

         Under federal and state law, Midland may be subject to assessment to restore the capital of Midland Bank should it become impaired.

Capital Requirements

         Midland is subject to the minimum capital requirements of the Federal Reserve Board and the FDIC. As a result of these requirements, the growth in assets of Midland is limited by the amount of its capital account as defined by the regulatory agencies. Capital requirements may have an effect on profitability and the payment of dividends by Midland. If Midland is unable to increase its assets without violating the minimum capital requirements or is forced to reduce assets, its ability to generate earnings would be reduced.

         The  Federal  Reserve  Board  and  the  FDIC  have  adopted  guidelines utilizing a risk-based capital structure. These guidelines apply on a consolidated basis to bank holding companies with consolidated assets of $150 million or more. For bank holding companies with less than $150 million in consolidated assets, the guidelines apply on a bank-only basis unless the holding company is engaged in non-bank activity involving significant leverage or has a significant amount of outstanding debt that is held by the general public. Midland currently has consolidated assets of more than $150 million; accordingly, the risk-based capital guidelines apply to Midland.

         The risk-based guidelines require Midland to maintain a level of capital based primarily on the risk of its assets and off-balance sheet items which are placed in one of four risk categories. Assets in the first category, such as cash, have no risk and therefore carry a zero percent risk-weight and require no capital support. Capital support is required for assets in the remaining three risk categories -- those categories having a risk-weight of 20%, 50% and 100%, respectively. A financial institution's risk-based capital ratio is calculated by dividing its qualifying total capital base by its risk-weighted assets. Qualifying capital is divided into two tiers. Core capital (Tier 1) consists of common shareholders' equity capital, non-cumulative perpetual preferred stock and minority interests in equity capital accounts of consolidated subsidiaries, less goodwill and other intangible assets. Supplementary capital (Tier 2) consists of items such as allowance for possible loan and lease losses, cumulative and limited-life preferred stock, mandatory convertible securities and subordinated debt. Tier 2 capital qualifies as a part of total capital up to a maximum of 100% of Tier 1 capital. Amounts in excess of these limits may be issued but are not included in the calculation of the risk-based capital ratio.

         Under current guidelines, Midland must maintain a risk-based capital ratio of 8%, of which at least 4 % must be in the form of core capital. Midland's ratios of Tier 1 and total capital to risk-weighted assets were 11.55% and 12.80% at September 30, 1996.

         The purposes of the risk-based capital guidelines are twofold -- to make capital requirements more sensitive to differences in risk profiled among banking organizations, and to aid in making the definition of bank capital uniform internationally. To achieve these purposes, the guidelines recognize the riskiness of assets by lowering capital requirements for some assets that clearly have less risk than others, and they recognize that there are risks inherent in off-balance sheet activities. The guidelines require that banking organizations hold capital to support such activities. In addition, the guidelines establish a definition of capital and minimum risk-based capital standards which are consistent on an international basis and that place a greater emphasis on equity capital.

         The federal regulatory agencies have also adopted a minimum leverage ratio which is intended to supplement risk-based capital requirements and to insure that all financial institutions continue to maintain a minimum level of capital. Current regulations stipulate that banks maintain a minimum level of Tier 1 capital to total assets. The most highly rated banks in terms of safe and sound operation that are not experiencing or anticipating significant growth are required to have Tier 1 capital equal to at least 3% of total assets. All other banks are expected to maintain a minimum leverage capital ratio (i.e., Tier 1 capital divided by total assets) in excess of the 3% minimum level. The FDIC regulations require a financial institution to maintain a minimum ratio of 4% to 5%, depending on the condition of the institution. Midland's leverage ratio was 8.11% at September 30, 1996.

Governmental Monetary Policies and Economic Conditions

         The principal sources of funds essential to the business of banks and bank holding companies are deposits, stockholders' equity and borrowed funds. The availability of these and other potential sources of funds, such as preferred stock or commercial paper, and the extent to which they are utilized depends on many factors, the most important of which are the Federal Reserve Board's monetary policies and the relative costs of different types of funds. An important function of the Federal Reserve Board is to regulate the national supply of bank credit in order to combat recession and curb inflationary pressure. Among the instruments of monetary policy used by the Federal Reserve Board to implement these objectives are open market operations in United States Government securities, changing the discount rate on bank borrowings, and changing reserve requirements against bank deposits. The monetary policies of the Federal Reserve Board have had a significant impact on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of the recent changes in regulations affecting commercial banks and other actions and proposed actions by the federal government and its monetary and fiscal authorities, including proposed changes in the structure of banking in the United States, no prediction can be made as to future changes in interest rates, credit availability, deposit levels, the overall performance of banks generally or of Midland.

Recent Legislation and Regulatory Action

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 was enacted by Congress in September of 1994. Under the Act, beginning on September 29, 1995, bank holding companies could acquire banks in any state, notwithstanding contrary state law, and all banks commonly owned by a bank holding company could act as agents for one another. An agent bank can receive deposits, renew time deposits, accept payments and close and service loans for its principal bank, but will not be considered a branch of that principal bank.

         A bank may also merge with a bank in another state and operate either office as a branch, notwithstanding pre-existing contrary state law. This law becomes automatically effective in all states on June 1, 1997, unless (1) the law becomes effective in a given state at any earlier date selected by legislation in that state; or (2) the law does not become effective at all in a given state because by legislation enacted before June 1, 1997, that state opts out of coverage by the interstate merger provision. Upon consummation of an interstate merger, the resulting bank may acquire or establish branches on the same basis that any participant in the merger could have if the merger had not taken place.

         Banks may also merge with branches of banks in other states without merging with the banks themselves, or may establish de novo branches in other states, if the laws of the other states expressly permit such mergers or such interstate de novo branching.



                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                            AND MANAGEMENT OF MIDLAND


         On December 13, 1996, there were 129,220 shares of Midland's Common Stock outstanding, including 3,962 Treasury shares, held of record by 227 shareholders. Only shareholders of record as of December 13, 1996, shall be entitled to vote at the Special Meeting and each share is entitled to one vote. As of December 13, 1996, Midland's Board of Directors and affiliated entities owned or controlled approximately 61% of the outstanding shares of Midland Common Stock. Each director has indicated his intention to vote in favor of the Merger Agreement.

         The following table sets forth information with respect to the beneficial ownership of Midland Common Stock as of September 30, 1996, and the number and percentage of outstanding shares of Valley Common Stock into which such shares would be converted in the Merger, by (i) each person known by Midland to own beneficially more than 5% of the outstanding Midland Common Stock, (ii) each current director of Midland, and (iii) all executive officers and directors of Midland as a group. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the Midland Common Stock owned by them.

                                Amount and Nature of                         Shares of Valley     Percent of Valley
                              Beneficial Ownership of                      Common Stock to be     Common Stock to be
Name of Beneficial Owner        Midland Common Stock    Percent of Class         Received          held Post Merger
------------------------        --------------------    ----------------         --------          ----------------

Norwood Associates II                     68,923(1)        50.9%                 2,067,690                   5.2%
c/o Graham O. Jones
45 Essex Street
Hackensack, NJ 07601

Graham O. Jones                           68,958(1)        50.9%                 2,068,740                   5.2%
200 Lincoln Street
Englewood, NJ

Walter H. Jones, III                      68,958(1)        50.9%                 2,068,740                   5.2%
401 Morrow Road
Englewood, NJ

Susan H. Jones                            68,923(1)        50.9%                 2,067,690                   5.2%
2906 N Street, N.W.
Washington, DC


Deborah R. J. Boillot                     68,923(1)        50.9%                 2,067,690                   5.2%
44 Coronation Road West
02-01 Astrid Meadows
Singapore

P. Russell Bodrato                           298              *                       8,940                   *

Burton B. Goldmeier                        5,659(2)         4.5%                    169,770                   *

Robert M. Meyer                            5,111(3)         4.1%                    153,330                   *

Richard L. Nelson                            254              *                       7,620                   *

Theodore L. Peasley                          162              *                       4,860                   *

James R. Poole                               536(4)           *                      16,080                   *

Richard H. Weisinger                         103              *                       3,090                   *

Charles E. Williams                           50(5)           *                       1,500                   *

All executive officers and
directors as a group (11
persons)                                  82,425(6)        60.8%                  2,472,750                 6.2%
------------------------
*    Less than 1 percent.
(1)  Includes  68,923 shares held by Norwood  Associates II, a New Jersey  partnership whose partners are siblings
     Walter H. Jones, III, Graham O. Jones, Susan H. Jones and Deborah R. J. Boillot.
(2)  Includes 1,100 shares held by Mr. Goldmeier's spouse.
(3)  Includes 5,000 shares issuable pursuant to options exercisable within 60 days of December 13, 1996.
(4)  Includes 520 shares held by an IRA in Mr. Poole's name.
(5)  Includes 15 shares held jointly by Mr. Williams and his spouse.
(6)  Includes 6,250 shares issuable pursuant to options exercisable within 60 days of December 13, 1996.


                         CERTAIN TRANSACTIONS OF MIDLAND

         Midland Bank has had banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with unaffiliated parties. To the extent that such transactions consisted of extensions of credit, they did not, in the opinion of management, involve more than a normal risk of collectibility or present other unfavorable features. As of September 30, 1996, Midland's directors and executive officers were indebted to Midland Bank in the aggregate amount of $11,780,000, none of which such loans were delinquent. This indebtedness is secured by mortgages and/or security interests in real or personal property owned by these persons.

         In addition, in the first nine months of 1996 Midland paid approximately $150,000 for legal services to a law firm whose partner is Graham
O. Jones, a director and shareholder of Midland. In the opinion of management, such charges are reasonable in relation to the services provided and are consistent with those that would have been received from non-affiliated counsel.


                       DESCRIPTION OF VALLEY COMMON STOCK

         The authorized capital stock of Valley consists of 75,000,000 shares of common stock, of which 36,366,749 shares were issued and outstanding as of September 30, 1996.

General
         Valley is a New Jersey general business corporation governed by the New Jersey Business Corporation Act and a registered bank holding company under the Bank Holding Company Act. The following description of Valley Common Stock sets forth certain general terms of Valley Common Stock.

Dividend Rights

         Holders of Valley Common Stock are entitled to dividends when, as and if declared by the Board of Directors of Valley out of funds legally available for the payment of dividends. The only statutory limitation is that such dividends may not be paid when Valley is insolvent. Because funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary, as a practical matter, any restrictions on the ability of VNB to pay dividends will act as restrictions on the amount of funds available for payment of dividends by Valley.

         As a national banking association, VNB is subject to limitations on the amount of dividends it may pay to Valley, VNB's only shareholder. Prior approval by the OCC is required to the extent the total of all dividends to be declared by VNB in any calendar year exceeds net profits, as defined, for that year combined with VNB's retained net profits from the preceding two calendar years, less any transfers to capital surplus. Under this limitation, VNB could declare dividends in 1996 without prior approval of the OCC of up to $52.1 million plus an amount equal to VNB's net profits for 1996 to the date of such dividend declaration.

         Valley is also subject to the certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. These policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

Voting Rights

         At meetings of shareholders, holders of Valley Common Stock are entitled to one vote per share. The quorum for shareholders' meeting is a majority of the outstanding shares. Generally, actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Valley Common Stock at a meeting at which a quorum is present.

Liquidation Rights

         In the event of liquidation, dissolution or winding up of Valley, holders of Valley Common Stock are entitled to share equally and ratably in assets available for distribution after payment of debts and liabilities.

Assessment and Redemption

         All outstanding shares of Valley Common Stock are fully paid and nonassessable. The Valley Common Stock is not redeemable at the option of the issuer or the holders thereof.

Other Matters

         The transfer agent and registrar for Valley Common Stock is presently American Stock Transfer and Trust Company. Valley Common Stock is traded on the New York Stock Exchange, and is registered with the Commission under Section 12(b) of the Exchange Act.


         COMPARISON OF THE RIGHTS OF SHAREHOLDERS OF VALLEY AND MIDLAND

         Valley and Midland are each business corporations incorporated in New Jersey under the New Jersey Business Corporation Act (the "NJBCA"). At the Effective Time, each Midland shareholder will become a shareholder of Valley. The following is a comparison of certain provisions of Valley's and Midland's respective Certificates of Incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the Banking Act and the NJBCA, which statutes may change from time to time, and the Certificate of Incorporation of Valley, which also may be changed.

Voting Requirements

         Under the NJBCA, unless a greater vote is specified in the certificate of incorporation, any amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. Neither Valley's nor Midland's Certificate of Incorporation presently contains provisions specifying a greater vote in certain circumstances. All shareholder voting rights of Valley are vested in the holders of Valley Common Stock and all shareholder voting rights of Midland are vested in the holders of Midland Common Stock.

Cumulative Voting

         Under the NJBCA, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides. Neither Valley's Certificate of Incorporation nor Midland's Certificate of Incorporation presently provide for cumulative voting. Classified Board of Directors

         The NJBCA permits a New Jersey corporation to provide for a classified board in its certificate of incorporation. Neither the Certificate of Incorporation of Valley nor the Certificate of Incorporation of Midland provide for a classified Board of Directors. The entire Board of each entity is elected each year.

Shareholder Consent to Corporate Action

         Except as otherwise provided by the certificate of incorporation (and neither Valley's nor Midland's Certificate of Incorporation provides otherwise) the NJBCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent. Under the NJBCA, a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders entitled to vote on the issue with advance notice to any other shareholders, or (ii) written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting, together with advance notice to all other shareholders.

Dividends

         Unless there are other restrictions contained in its certificate of incorporation (and neither Valley's Certificate of Incorporation nor Midland's Certificate of Incorporation presently contain any such restriction), the NJBCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Because funds for the payment of dividends by Valley must come primarily from the earnings of Valley's bank subsidiary, as a practical matter, any restrictions on the ability of VNB to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Valley. At September 30, 1996, Valley had $52.1 million available for shareholder dividends. For a description of the regulatory restrictions on dividend payments by VNB, see "Description of Valley Capital Stock -- Dividend Rights."

By-laws

         Under the NJBCA, the board of directors of a New Jersey corporation has the power to adopt, amend, or repeal the corporation's by-laws, unless such powers are reserved in the certificate of incorporation to the shareholders. Neither Valley's Certificate of Incorporation nor Midland's Certificate of Incorporation presently reserve such powers to shareholders.

Limitations of Liability of Directors and Officers

         Under the NJBCA, a New Jersey corporation may include in its certificate of incorporation a provision which would, subject to the limitations described below, eliminate or limit directors' or officers' liability to the corporation or bank, as the case may be, or to its shareholders, for monetary damage for breaches of their fiduciary duty of care. A director or officer cannot be relieved from liability or otherwise indemnified for any breach of duty based upon an act or omission (i) in breach of such person's duty of loyalty to the entity or its shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such person of an improper personal benefit. Both Valley's and Midland's Certificates of Incorporation contain provisions which limit a director's or officer's liability to the full extent permitted by New Jersey law.


                                  LEGAL OPINION

         Certain legal matters relating to the issuance of the shares of Valley Common Stock offered hereby and certain tax consequences of the Merger will be passed upon by Pitney, Hardin, Kipp & Szuch, counsel to Valley. Attorneys in the law firm of Pitney, Hardin, Kipp & Szuch beneficially owned 5,244 shares of Valley Common Stock and 300 shares of Midland Common Stock as of November 15, 1996.


                                     EXPERTS

         The consolidated financial statements of Midland as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been included herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP with respect to Midland for the years ended December 31, 1995 and 1994 refers to Midland's adoption in 1994 of the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Additionally, as discussed in notes 1 and 9 to the consolidated financial statements, Midland changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

          The consolidated financial statements of Valley as of December 31, 1995 and 1994 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The report of KPMG Peat Marwick LLP with respect to Valley for the years ended December 31, 1995 and 1994 refers to Valley's adoption of provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994 and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993.

                                                          APPENDIX A



                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of September 13, 1996 ("Agreement"), is among Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), Valley National Bank, a national banking association ("VNB"), Midland Bancorporation, Inc., a New Jersey corporation and registered bank holding company ("Midland") and Midland Bank, a bank chartered under the laws of New Jersey (the "Bank").

                  WHEREAS, Valley desires to acquire Midland and Midland's Board of Directors has determined, based upon the terms and conditions hereinafter set forth, that the acquisition is in the best interests of Midland and its stockholders. The acquisition will be accomplished by merging Midland into Valley with Valley as the surviving corporation and, at the same time, merging the Bank into VNB with VNB as the surviving bank, and Midland shareholders receiving the consideration hereinafter set forth. The Boards of Directors of Midland, Valley, the Bank and VNB have duly adopted and approved this Agreement and the Board of Directors of Midland has directed that it be submitted to its shareholders for approval.

                  WHEREAS, as a condition precedent to entering into this Agreement, Valley has required that Midland grant it an option to purchase 35,000 shares of Midland's authorized but unissued common stock and, as a consequence, Valley and Midland have entered into a Stock Option Agreement, dated the date hereof (the "Valley Stock Option").

                  NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as hereafter defined), Midland shall be merged with and into Valley (the "Merger") in accordance with the New Jersey Business Corporation Act and Valley shall be the surviving corporation (the "Surviving Corporation"). Immediately following the Effective Time, the Bank shall be merged with and into VNB as provided in Section 1.7 hereof.

                  1.2. Effect of the Merger. At the Effective Time (as hereafter defined), the Surviving Corporation shall be considered the same business and corporate entity as each of Midland and Valley and thereupon and thereafter, all the property, rights, powers and franchises of each of Midland and Valley shall vest in the Surviving Corporation and the Surviving Corporation shall be subject to and be deemed to have assumed all of the debts, liabilities, obligations and duties of each of Midland and Valley and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Corporation.

                  1.3.  Certificate  of   Incorporation.   The  certificate  of
incorporation of Valley as it exists immediately prior to the Effective Time shall not be amended by the Merger, but shall continue as the certificate of incorporation of the Surviving Corporation until otherwise amended as provided by law.

                  1.4. Bylaws. The bylaws of Valley as they exist immediately prior to the Effective Date shall continue as the by-laws of the Surviving Corporation until otherwise amended as provided by law.

                  1.5. Directors and Officers. The directors and officers of Valley as of the Effective Time shall continue as the directors and officers of the Surviving Corporation with the additions provided for in Section 5.15 hereof.

                  1.6. Effective Time and Closing. The Merger shall become effective (and be consummated) upon the effective time specified in the certificate of merger (the "Certificate of Merger") filed with the New Jersey Secretary of State. The term "Effective Time" shall mean the date and time when the Certificate of Merger as so filed becomes effective. A closing (the "Closing") shall take place prior to the Effective Time at 10:00 a.m., February 28, 1997, or, if later than February 28, 1997, on the tenth business day following the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of the conditions to the consummation of the Merger specified in Article VI hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing), at Valley's main office, or at such other place, time or date as Valley and Midland may mutually agree upon. Immediately following the Closing, the Certificate of Merger shall be filed with the New Jersey Secretary of State and it shall become effective at the opening of business on the next business day.

                  1.7. The Bank Merger. Immediately following the Effective Time, the Bank shall be merged with and into VNB (the "Bank Merger") in accordance with the provisions of the National Bank Act and the New Jersey Banking Act of 1948, as amended, and VNB shall be the surviving bank (the "Surviving Bank"). Upon the consummation of the Bank Merger, the separate existence of the Bank shall cease and the Surviving Bank shall be considered the same business and corporate entity as each of the Bank and VNB and all of the property, rights, powers and franchises of each of the Bank and VNB shall vest in the Surviving Bank and the Surviving Bank shall be deemed to have assumed all of the debts, liabilities, obligations and duties of each of the Bank and VNB and shall have succeeded to all of each of their relationships, fiduciary or otherwise, as fully and to the same extent as if such property rights, privileges, powers, franchises, debts, obligations, duties and relationships had been originally acquired, incurred or entered into by the Surviving Bank. Upon the consummation of the Bank Merger, the articles of association and bylaws of VNB shall become the articles of association and bylaws of the Surviving Bank and the officers, employees and directors of VNB and the officers and employees of the Bank shall be the officers, employees and directors of the Surviving Bank with such additions from the directors of Midland as specified herein. In connection with the execution of this Agreement, the Bank and VNB shall execute and deliver a separate merger agreement (the "Bank Merger Agreement") in the form of Appendix A, annexed hereto, for delivery to the OCC (as hereafter defined) and the Commissioner (as hereafter defined) for approval of the Bank Merger.

                                   ARTICLE II

                          CONVERSION OF MIDLAND SHARES

                  2.1. Conversion of Midland Shares and Options. Each share of common stock, $15.00 par value, of Midland ("Midland Common Stock"), issued and outstanding immediately prior to the Effective Time other than Excluded Shares (as defined in Section 2.4 hereof), and each validly outstanding option to purchase Midland Common Stock, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted, paid or canceled as follows:

                  (a) Midland Common Stock. Each share of Midland Common Stock shall be converted into and represent the right to receive 30.00 (the "Exchange Ratio") shares of Valley's common stock, no par value ("Valley Common Stock"), subject to adjustments as set forth in this subsection 2.1(a).

                  (i) The Exchange Ratio and the Average Closing Price (as hereafter defined) shall be appropriately adjusted for any stock split, stock dividend, stock combination, reclassification or similar transaction ("Capital Change") effected by Valley with respect to Valley Common Stock between the date hereof and the Effective Time. The parties shall mutually agree upon such adjustment in writing or, if unable to agree, shall arbitrate the dispute, using a mutually agreed upon arbitrator whose decision shall be final and non-appealable.

                  (ii) No fractional shares of Valley Common Stock will be issued, and in lieu thereof, each holder of Midland Common Stock who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price (as hereafter defined).

                  (iii) The "Average Closing Price" shall mean the average price of Valley Common Stock calculated based upon the closing price during the first 10 of the 15 consecutive trading days immediately preceding the Closing. The Average Closing Price shall be determined by (x) first, recording the closing price (the "Daily Price") of Valley Common Stock reported on the New York Stock Exchange and published in The Wall Street Journal during the first 10 of the 15 consecutive trading days immediately preceding the Closing; and (y) second, computing the average of the Daily Prices in the 10 day period.

                  (b) Midland Stock Options. At the Effective Time, each outstanding option to purchase Midland Common Stock (a "Midland Option") granted under the Stock Option Plans of Midland (the "Midland Option Plans") shall be converted, at the election of the holder of such Midland Option (an "optionee"), as follows:

                  (i) into an option to purchase  Valley Common  Stock,  wherein
(x) the right to purchase shares of Midland Common Stock pursuant to the Midland Option shall be converted into the right to purchase that same number of shares of Valley Common Stock multiplied by the Exchange Ratio, (y) the option exercise price per share of Valley Common Stock shall be the previous option exercise price per share of the Midland Common Stock divided by the Exchange Ratio and
(z) in all other material respects the option shall be subject to the same terms and conditions as governed the Midland Option on which it was based, including the length of time within which the option may be exercised and for any options which are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), the adjustments shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code; or

                  (ii) if the Midland Option is fully vested at the Closing, into the right to receive immediately after the Effective Time a number of whole shares of Valley Common Stock equal to {(x) the amount determined by multiplying
(A) the number of shares of Midland Common Stock covered by the Midland Option, times (B) the Exchange Ratio, times (C) the Average Closing Price, minus (y) the aggregate exercise price for the Midland Option} (z) divided by the Average Closing Price. No fractional shares of Valley Common Stock shall be issued pursuant to this Section 2.1(b)(ii), and in lieu thereof, each optionee who would otherwise be entitled to a fractional interest will receive an amount in cash determined by multiplying such fractional interest by the Average Closing Price.

                  2.2.     Exchange of Shares.

                  (a) Midland and Valley hereby appoint Valley National Bank, Trust Department (the "Exchange Agent") as the Exchange Agent for purposes of effecting the conversion of Midland Common Stock and Midland Options. As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record (a "Record Holder") of a certificate or certificates which, immediately prior to the Effective Time represented outstanding shares of Midland Common Stock (the "Certificates"), a mutually agreed upon letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and instructions for use in effecting the surrender of the Certificates in exchange for Valley Common Stock (and cash in lieu of fractional shares) as provided in Section 2.1 hereof.

                  (b) Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the Record Holder shall be entitled to promptly receive in exchange for such Certificate the consideration as provided in Section 2.1 hereof and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be obligated to deliver or cause to be delivered to any Record Holder the consideration to which such Record Holder would otherwise be entitled until such Record Holder surrenders the Certificate for exchange or, in default thereof, an appropriate Affidavit of Loss and Indemnity Agreement and/or a bond as may be reasonably required in each case by Valley. Notwithstanding the time of surrender of the Certificates, Record Holders shall be deemed shareholders of Valley for all purposes from the Effective Time, except that Valley shall withhold the payment of dividends from any Record Holder until such Record Holder effects the exchange of Certificates for Valley Common Stock. (Such Record Holder shall receive such withheld dividends, without interest, upon effecting the share exchange.)

                  (c) After the Effective Time, there shall be no transfers on the stock transfer books of Midland of the shares of Midland Common Stock which were outstanding immediately prior to the Effective Time and, if any Certificates representing such shares are presented for transfer, they shall be canceled and exchanged for the consideration as provided in Section 2.1 hereof.

                  (d) If payment of the consideration pursuant to Section 2.1 hereof is to be made in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such payment shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (e) With respect to each outstanding Midland Option the Exchange Agent shall, 10 days prior to Closing, distribute option election forms to each optionee and, upon receipt from the optionee of a properly completed option election, shall after the Effective Time distribute to the optionee
Valley Common Stock or an amendment to the option grant evidencing the conversion of the grant to an option to purchase Valley Common Stock in accordance with Section 2.1 hereof.

                  2.3. No Dissenters' Rights. Consistent with the provisions of the New Jersey Business Corporation Act, no shareholder of Midland shall have the right to dissent with respect to the Merger.

                  2.4. Excluded Shares. Each share of Midland Common Stock (i) which is held by Midland as treasury stock or (ii) which is held by Bank or any other direct or indirect subsidiary of Bank (except as trustee or in a fiduciary capacity) or (iii) which is held by Valley, shall be canceled and retired at the Effective Time.

                  2.5. Valley Shares. The shares of Valley Common Stock outstanding at the Effective Time shall not be affected by the Merger, but along with the additional shares of Valley Common Stock to be issued as provided in
Section 2.1 hereof, shall become the outstanding common stock of the Surviving Corporation.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF MIDLAND

                  References herein to "Midland Disclosure Schedule" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by Midland to Valley. Midland hereby represents and warrants to Valley as follows:

                  3.1.     Corporate Organization.

                  (a) Midland is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Midland has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Midland on a consolidated basis. Midland is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended ("BHCA").

                  (b) Each of the  Subsidiaries  of  Midland  are  listed in the
Midland Disclosure Schedule. The term "Subsidiary", when used in this Agreement with respect to Midland, means any corporation, joint venture, association, partnership, trust or other entity in which Midland has, directly or indirectly at least a 50% interest or acts as a general partner. Each Subsidiary of Midland is duly organized, validly existing and in good standing under the laws of its state of incorporation. The Bank is a New Jersey commercial bank whose deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. Each Subsidiary of Midland has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Midland and its Subsidiaries. The Midland Disclosure Schedule sets forth true and complete copies of the Certificate of Incorporation and Bylaws of Midland and each Midland Subsidiary as in effect on the date hereof. Except as set forth in the Midland Disclosure Schedule, Midland does not own or control, directly or indirectly, any equity interest in any corporation, company, association, partnership, joint venture or other entity and owns no real estate, except (i) residential real estate acquired through foreclosure or deed in lieu of foreclosure in each individual instance with a fair market value less than $500,000 and (ii) real estate used for its banking premises.

                  3.2. Capitalization. The authorized capital stock of Midland consists solely of 300,000 shares of Midland Common Stock. As of June 30, 1996, there were 125,294 shares of Midland Common Stock issued and outstanding, net of 3,926 shares issued and held in the treasury. As of August 31, 1996, there were 10,150 shares of Midland Common Stock issuable upon exercise of outstanding Midland Options (the "Option Shares") granted to, officers of the Bank pursuant to the Midland Option Plan. The Midland Disclosure Schedule sets forth true and complete copies of the Midland Option Plans and of each outstanding Midland Option. All issued and outstanding shares of Midland Common Stock, and all issued and outstanding shares of capital stock of each Midland Subsidiary, have been duly authorized and validly issued, are fully paid, and nonassessable. The authorized capital stock of the Bank consists of 331,125 shares of common stock, $5.00 par value. All of the outstanding shares of capital stock of each Midland Subsidiary are owned by Midland and are free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the Midland Options and the Valley Stock Option, neither Midland nor any Midland Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Midland or any Midland Subsidiary or any securities representing the right to purchase or otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  3.3.     Authority; No Violation.

                  (a) Subject to the approval of this Agreement and the transactions contemplated hereby by the shareholders of Midland, and subject to the parties obtaining all necessary regulatory approvals, Midland and the Bank have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Midland and the Bank. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of the Bank. Except for the approvals described in paragraph
(b) below, no other corporate proceedings on the part of Midland or the Bank are necessary to consummate the transactions contemplated hereby (except for the approval by Midland of the Bank Merger Agreement). This Agreement has been duly and validly executed and delivered by Midland and the Bank, and constitutes valid and binding obligations of Midland and the Bank, enforceable against Midland and the Bank in accordance with its terms.

                  (b) Neither the execution and delivery of this Agreement by Midland and the Bank, nor the consummation by Midland and the Bank of the transactions contemplated hereby in accordance with the terms hereof, or compliance by Midland and the Bank with any of the terms or provisions hereof, will (i) violate any provision of Midland's or the Bank's Certificate of Incorporation or other governing instrument or Bylaws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Midland or the Bank or any of their respective properties or assets, or (iii) except as set forth in the Midland Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Midland or the Bank under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Midland or the Bank is a party, or by which either or both of them or any of their respective properties or assets may be bound or affected except, with respect to (ii) and (iii) above, such as individually and in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Midland and its Subsidiaries on a consolidated basis, and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the Comptroller of the Currency ("OCC"), the Commissioner of Banking of the State of New Jersey (the "Commissioner"), the Board of Governors of the Federal Reserve System ("FRB"), the Securities and Exchange Commission ("SEC"), applicable state securities bureaus or commissions, the New Jersey Secretary of State, and the shareholders of Midland, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Midland or the Bank in connection with (x) the execution and delivery by Midland and the Bank of this Agreement and (y) the consummation by Midland and the Bank of the transactions contemplated hereby and (z) the execution and delivery by the Bank of the Bank Merger Agreement and the consummation by the Bank of the transactions contemplated thereby.

                  3.4.     Financial Statements.

                  (a) The Midland Disclosure Schedule sets forth copies of the consolidated statements of condition of Midland as of December 31, 1993, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the periods ended December 31 in each of the three years 1993 through 1995, in each case accompanied by the audit report of KPMG Peat Marwick, LLP, independent public accountants with respect to Midland, and the unaudited consolidated statements of condition and related consolidated statements of income, stockholders' equity and cash flows of Midland for the six months ended June 30, 1996 (collectively, the "Midland Financial Statements"). The Midland Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, and fairly present the consolidated financial condition of Midland as of the respective dates set forth therein, and the related consolidated statements of income, stockholders' equity and cash flows fairly present the results of the consolidated operations, stockholders' equity and cash flows of Midland for the respective periods set forth therein.

                  (b) The books and records of Midland and its Subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Midland Financial Statements (including the notes thereto), as of June 30, 1996 neither Midland nor any of its Subsidiaries had any material liabilities, whether absolute, accrued, contingent or otherwise material to the business, operations, assets or financial condition of Midland or any of its Subsidiaries. Since June 30, 1996 and to the date hereof, neither Midland nor any of its Subsidiaries have incurred any material liabilities except in the ordinary course of business and consistent with prudent banking practice, except as specifically contemplated by this Agreement.

                  3.5. Brokerage Fees. Neither Midland nor any of its Subsidiaries nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. Midland has employed Capital Consultants of Princeton, Inc. ("Capital Consultants") to render a fairness opinion on its behalf. There are no fees (other than time charges billed at usual and customary rates) payable to any consultants, including lawyers and accountants, in connection with this transaction or which would be triggered by consummation of this transaction or the termination of the services of such consultants by Midland or any of its Subsidiaries other than fees which will be payable by Midland to Capital Consultants for its fairness opinion. Copies of Midland's agreements with Capital Consultants are set forth in the Midland Disclosure Schedule.

                  3.6.     Absence of Certain Changes or Events.
                  (a) There has not been any material adverse change in the business, operations, assets or financial condition of Midland and its Subsidiaries on a consolidated basis since June 30, 1996 and to Midland's knowledge, no facts or conditions exist which Midland believes will cause or is likely to cause such a material adverse change in the future.

                  (b) Except as set forth in the Midland Disclosure Schedule, neither Midland nor any of its Subsidiaries has taken or permitted any of the actions set forth in Section 5.2 hereof between June 30, 1996 and the date hereof and Midland and the Midland Subsidiaries have conducted their business only in the ordinary course, consistent with past practice.

                  3.7. Legal Proceedings. Except as disclosed in the Midland Disclosure Schedule, neither Midland nor any of its Subsidiaries is a party to any, and there are no pending or, to Midland's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Midland or any of its Subsidiaries. Except as disclosed in the Midland Disclosure Schedule, neither Midland nor any of its Subsidiaries is a party to any order, judgment or decree entered against Midland or any Midland Subsidiary in any lawsuit or proceeding.

                  3.8.     Taxes and Tax Returns.

                  (a) To its knowledge, Midland and each Midland Subsidiary have duly filed (and until the Effective Time will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and each has duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith (and disclosed to Valley in writing). Midland and each Midland Subsidiary have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Midland or any Midland Subsidiary through such date, which reserves are, to the knowledge of Midland, adequate for such purposes. Except as set forth in the Midland Disclosure Schedule, the federal income tax returns of Midland and its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. Except as set forth in the Midland Disclosure Schedule, the applicable state income tax returns of Midland and its Subsidiaries have been examined by the applicable authorities (or are closed to examination due to the expiration of the statute of limitations) and no deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the knowledge of Midland, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending, or claims asserted for, taxes or assessments upon Midland or any of its Subsidiaries, nor has Midland or any of its Subsidiaries given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  (b) Except as set forth in the Midland Disclosure Schedule, neither Midland nor any of its Subsidiaries (i) has requested any extension of time within which to file any tax Return which Return has not since been filed,
(ii) is a party to any agreement providing for the allocation or sharing of taxes, (iii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method initiated by Midland or any Midland Subsidiary (nor does Midland have any knowledge that the IRS has proposed any such adjustment or change of accounting method) or (iv) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

                  3.9. Employee Benefit Plans. Except as disclosed in the Midland Disclosure Schedule:

                  (a) Neither Midland nor any of its Subsidiaries maintains or contributes to any "employee pension benefit plan", within the meaning of
Section 3(2)(A) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (the "Midland Pension Plans"), "employee welfare benefit plan", within the meaning of Section 3(1) of ERISA (the "Midland Welfare Plans"), stock option plan, stock purchase plan, deferred compensation plan, severance plan, bonus plan, employment agreement or other similar plan, program or arrangement. Neither Midland nor any of its Subsidiaries has, since September 2, 1974, contributed to any "Multiemployer Plan", within the meaning of Sections 3(37) and 4001(a)(3) of ERISA.

                  (b) Midland has delivered to Valley in the Midland Disclosure Schedule a complete and accurate copy of each of the following with respect to each of the Midland Pension Plans and Midland Welfare Plans: (i) plan document, summary plan description, and summary of material modifications (if not available, a detailed description of the foregoing); (ii) trust agreement or insurance contract, if any; (iii) most recent IRS determination letter, if any;
(iv) most recent actuarial report, if any; and (v) most recent annual report on Form 5500.

                  (c) The present value of all accrued benefits under each of the Midland Pension Plans subject to Title IV of ERISA, based upon the actuarial assumptions used for purposes of the most recent actuarial valuation prepared by such Pension Plan's actuary, did not exceed the then current value of the assets of such plans allocable to such accrued benefits.

                  (d) During the last five years, the Pension Benefit Guaranty Corporation (the "PBGC") has not asserted any claim for liability against Midland or any of its Subsidiaries which has not been paid in full.

                  (e) All premiums (and interest charges and penalties for late payment, if applicable) due to the PBGC with respect to each Midland Pension Plan have been paid. All contributions required to be made to each Midland Pension Plan under the terms thereof, ERISA or other applicable law have been timely made, and all amounts properly accrued to date as liabilities of Midland and its Subsidiaries which have not been paid have been properly recorded on the books of Midland and its Subsidiaries.

                  (f) To the knowledge of Midland, each of the Midland Pension Plans, the Midland Welfare Plans and each other plan and arrangement identified on the Midland Disclosure Schedule has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations. Furthermore, the IRS has issued a favorable determination letter with respect to each of the Midland Pension Plans and Midland is not aware of any fact or circumstance which would disqualify any such plan, that could not be retroactively corrected (in accordance with the procedures of the IRS).

                  (g) To the knowledge of Midland, within the past two plan years no non-exempt prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any of the Midland Welfare Plans or Midland Pension Plans.

                  (h) No Midland Pension Plan or any trust created thereunder has been terminated, nor have there been any "reportable events", within the meaning of Section 4034(b) of ERISA, with respect to any of the Midland Pension Plans.

                  (i) To the knowledge of Midland, no "accumulated funding deficiency", within the meaning of Section 412 of the Code, has been incurred with respect to any of the Midland Pension Plans.

                  (j) There are no pending, or, to the knowledge of Midland, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Midland Pension Plans or the Midland Welfare Plans, any trusts related thereto or any other plan or arrangement identified in the Midland Disclosure Schedule.

                  (k) No Midland Pension or Welfare Plan provides medical or death benefits (whether or not insured) beyond an employee's retirement or other termination of service, other than (i) coverage mandated by law, or (ii) death benefits under any Midland Pension Plan.

                  (l) Except with respect to customary health, life and disability benefits or as disclosed in the Midland Disclosure Schedule, there are no unfunded benefits obligations which are not accounted for by reserves shown on the Midland Financial Statements and established under GAAP, or otherwise noted on such financial statements.

                  (m) With respect to each Midland Pension and Welfare Plan that is funded wholly or partially through an insurance policy, there will be no liability of Midland or any Midland Subsidiary as of the Effective Time under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

                  (n) Except as hereafter agreed to by Valley in writing or as disclosed on the Midland Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of Midland or any Midland Subsidiary to severance pay or any similar payment, or (ii) accelerate the time of payment, accelerate the vesting, or increase the amount, of any compensation due to any current employee or former employee under any Midland Pension Plan or Midland Welfare Plan.

                  3.10.    Reports.

                  (a) Each communication mailed by Midland to its stockholders since January 1, 1993, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

                  (b) Midland and the Bank have, since January 1, 1993, duly filed with the FDIC and the FRB in correct form in all material respects the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Midland promptly will deliver or make available to Valley accurate and complete copies of such reports. The Midland Disclosure Schedule lists all examinations of Midland or the Bank conducted by either the New Jersey Department of Banking, FDIC or the FRB since January 1, 1993 and the dates of any responses thereto submitted by Midland or the Bank.

                  3.11. Midland and Bank Information. The information relating to Midland and the Bank to be contained in the Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof) to be delivered to stockholders of Midland in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby, as of the date the Proxy Statement/Prospectus is mailed to stockholders of Midland, and up to and including the date of the meeting of stockholders to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  3.12.    Compliance with Applicable Law.

                  (a) General. Except as set forth in the Midland Disclosure Schedule, each of Midland and the Midland Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of its business under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Midland or the Bank (other than where such defaults or non-compliances will not, alone or in the aggregate, result in a material adverse effect on the business, operations, assets or financial condition of Midland and its Subsidiaries on a consolidated basis) and Midland has not received notice of violation of, and does not know of any violations of, any of the above.

                  (b) CRA. Without limiting the foregoing, to its knowledge the Bank has complied in all material respects with the Community Reinvestment Act ("CRA") and Midland has no reason to believe that any person or group would object to the consummation of this Merger due to the CRA performance of or rating of the Bank. Except as listed on the Midland Disclosure Schedule to the knowledge of the Bank, no person or group has adversely commented upon the Bank's CRA performance.

                  3.13.    Certain Contracts.

                  (a) Except as disclosed in the Midland Disclosure Schedule under this Section or Section 3.5, (i) neither Midland nor any Midland Subsidiary is a party to or bound by any contract or understanding (whether written or oral) with respect to the employment or termination of any present or former officers, employees, directors or consultants. The Midland Disclosure Schedule sets forth true and correct copies of all employment agreements or termination agreements with officers, employees, directors, or consultants to which Midland or any Midland Subsidiary is a party.

                  (b) Except as  disclosed in the Midland  Disclosure  Schedule,
(i) as of the date of this Agreement, neither Midland nor any Midland Subsidiary is a party to or bound by any commitment, agreement or other instrument which contemplates the payment by Midland or any Midland Subsidiary of amounts in excess of $100,000, or which has a term extending beyond March 1, 1997 and cannot be terminated by Midland or its subsidiary without consent of the other party thereto, (ii) no commitment, agreement or other instrument to which Midland or any Midland Subsidiary is a party or by which any of them is bound limits the freedom of Midland or any Midland Subsidiary to compete in any line of business or with any person, and (iii) neither Midland nor any Midland Subsidiary is a party to any collective bargaining agreement.

                  (c) Except as disclosed in the Midland Disclosure Schedule, neither Midland nor any Midland Subsidiary nor, to the knowledge of Midland, any other party thereto, is in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement.

                  3.14.    Properties and Insurance.

                  (a) Midland and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Midland's consolidated balance sheet as of June 30, 1996, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1996), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Midland and its Subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Valley prior to the date hereof. Midland and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The Midland Disclosure Schedule lists all policies of insurance covering business operations and all insurable properties and assets of Midland and its Subsidiaries showing all risks insured against, in each case under valid, binding and enforceable policies or bonds, with such amounts and such deductibles as are specified. As of the date hereof, neither Midland nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  3.15. Minute Books. The minute books of Midland and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  3.16. Environmental Matters. Except as disclosed in the Midland Disclosure Schedule, neither Midland nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Midland or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Midland or its Subsidiaries. Except as disclosed in the Midland Disclosure Schedule, Midland has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Midland or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials.

                  3.17. Reserves. As of the date hereof, the reserve for loan and lease losses in the Midland Financial Statements is, to Midland's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                  3.18. No Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of Midland or any Midland Subsidiary is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from Midland, a Midland Subsidiary, Valley or VNB which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder.

                  3.19. Disclosure. There are no material facts concerning the business, operations, assets or financial condition of Midland or its Subsidiaries which could have a material adverse effect on the business, operations or financial condition of Midland or its Subsidiaries on a consolidated basis which have not been disclosed to Valley directly. The representations and warranties contained in Article III of this Agreement are accurate in all material respects.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF VALLEY

                  References herein to the "Valley Disclosure Schedule" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of
Article IV of this Agreement, which have been delivered on the date hereof by Valley to Midland.
Valley hereby represents and warrants to Midland as follows:

                  4.1.     Corporate Organization.

                  (a) Valley is a corporation duly organized and validly existing and in good standing under the laws of the State of New Jersey. Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley or its Subsidiaries (defined below). Valley is registered as a bank holding company under the BHCA.

                  (b) Each of the Subsidiaries of Valley are listed in the Valley Disclosure Schedule. The term "Subsidiary" when used in this Agreement with reference to Valley, means any corporation, joint venture, association, partnership, trust or other entity in which Valley has, directly or indirectly, at least a 50% interest or acts as a general partner. Each Subsidiary of Valley is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation. VNB is a national bank whose deposits are insured by the Bank Insurance Fund of the FDIC to the fullest extent permitted by law. Each Subsidiary of Valley has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries.

                  4.2. Capitalization. The authorized capital stock of Valley consists solely of 75,000,000 shares of Valley Common Stock. As of August 31, 1996, there were 36,364,799 shares of Valley Common Stock issued and outstanding net of treasury stock, and 314,888 treasury shares. Since such date, and from time to time hereafter, Valley may repurchase shares of its Common Stock. Since August 31, 1996, to and including the date of this Agreement, no additional shares of Valley Common Stock have been issued except in connection with exercises of options granted under the Long-Term Stock Incentive Plan of Valley (the "Valley Option Plan") or grants of restricted stock under the Valley Option Plan. As of August 31, 1996, except for: (a) 544,808 shares of Valley Common Stock issuable upon exercise of outstanding stock options and stock appreciation rights granted pursuant to the Valley Option Plan, and (b) 11,369 shares of Valley Common Stock issuable upon exercise of outstanding stock options granted to a consultant for Valley, there were no shares of Valley Common Stock issuable upon the exercise of outstanding stock options or otherwise. All issued and outstanding shares of Valley Common Stock, and all issued and outstanding shares of capital stock of Valley's Subsidiaries, have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights, and are free and clear of all liens, encumbrances, charges, restrictions or rights of third parties. All of the outstanding shares of capital stock of Valley's Subsidiaries are owned by Valley free and clear of any liens, encumbrances, charges, restrictions or rights of third parties. Except for the options and stock appreciation rights referred to above under the Valley Option Plan, neither Valley nor any of Valley's Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase or issuance of any shares of capital stock of Valley or Valley's Subsidiaries or any securities representing the right to otherwise receive any shares of such capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings with respect to voting of any such shares.

                  4.3.     Authority; No Violation.

                  (a) Valley and VNB have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. Valley has a sufficient number of authorized but unissued shares of Valley Common Stock to pay the consideration for the Merger set forth in Section 2.1 of this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of each of Valley and VNB. The execution and delivery of the Bank Merger Agreement has been duly and validly approved by the Board of Directors of VNB. No other corporate proceedings on the part of Valley and VNB are necessary to consummate the transactions contemplated hereby (except for the approval by Valley of the Bank Merger Agreement). This Agreement has been duly and validly executed and delivered by Valley and VNB and constitutes a valid and binding obligation of Valley and VNB, enforceable against Valley and VNB in accordance with its terms.

                  (b) Neither the execution or delivery of this Agreement nor the consummation by Valley and VNB of the transactions contemplated hereby in accordance with the terms hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of Valley or the Articles of Association or Bylaws of VNB, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley or VNB or any of their respective properties or assets, or (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Valley or VNB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley or VNB is a party, or by which Valley or VNB or any of their properties or assets may be bound or affected, except, with respect to (ii) and (iii) above, such as in the aggregate will not have a material adverse effect on the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis, or the ability of Valley and VNB to consummate the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the OCC, the Commissioner, the FRB, the New Jersey Secretary of State, the SEC, or applicable state securities bureaus or commissions, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of Valley or VNB in connection with (a) the execution and delivery by Valley or VNB of this Agreement, (b) the consummation by Valley of the Merger and the other transactions contemplated hereby and (c) the execution and delivery by VNB of the Bank Merger Agreement and the consummation by VNB of the Bank Merger and other transactions contemplated thereby. To Valley's knowledge, no fact or condition exists which Valley has reason to believe will prevent it or VNB from obtaining the aforementioned consents and approvals.

                  4.4.     Financial Statements.

                  (a) Valley has previously delivered to Midland copies of the consolidated statements of financial condition of Valley as of December 31, 1993, 1994 and 1995, the related consolidated statements of income, changes in stockholders' equity and of cash flows for the periods ended December 31 in each of the three fiscal years 1993 through 1995, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent public accountants with respect to Valley, and the unaudited consolidated statements of condition of Valley as of June 30, 1996 and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the six months then ended as reported in Valley's Quarterly Reports on Form 10-Q, filed with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act") (collectively, the "Valley Financial Statements"). The Valley Financial Statements (including the related notes), have been prepared in accordance with generally accepted accounting principles consistently applied during the periods involved, and fairly present the consolidated financial position of Valley as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and of cash flows (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and of cash flows of Valley for the respective fiscal periods set forth therein.

                  (b) The books and records of Valley and its subsidiaries have been and are being maintained in material compliance with applicable legal and accounting requirements, and reflect only actual transactions.

                  (c) Except as and to the extent reflected, disclosed or reserved against in the Valley Financial Statements (including the notes thereto), as of June 30, 1996 neither Valley nor any of its Subsidiaries had or has, as the case may be, any material obligation or liability, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of Valley or any of its Subsidiaries. Since June 30, 1996, neither Valley nor any of its Subsidiaries have incurred any material liabilities, except in the ordinary course of business and consistent with prudent banking practice.

                  4.5. Brokerage Fees. Except for fees to be paid to MG Advisors, Inc., neither Valley nor VNB nor any of their respective directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement.

                  4.6. Absence of Certain Changes or Events. There has not been any material adverse change in the business, operations, assets or financial condition of Valley and Valley's Subsidiaries on a consolidated basis since June 30, 1996 and to Valley's knowledge, no fact or condition exists which Valley believes will cause or is likely to cause such a material adverse change in the future.

                  4.7. Valley Information. The information relating to Valley and its subsidiaries, this Agreement and the transactions contemplated hereby in the Registration Statement and Proxy Statement/Prospectus (as defined in Section 5.6(a) hereof), as of the date of the mailing of the Proxy Statement/Prospectus, and up to and including the date of the meeting of stockholders of Midland to which such Proxy Statement/Prospectus relates, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  4.8. Capital Adequacy. At the Effective Time, after taking into effect the Merger and the transactions contemplated hereunder, Valley will have sufficient capital to satisfy all applicable regulatory capital requirements.

                  4.9. Valley Common Stock. At the Effective Time, the Valley Common Stock to be issued pursuant to the terms of Section 2.1, when so issued, shall be duly authorized, validly issued, fully paid, and non-assessable, free of preemptive rights and free and clear of all liens, encumbrances or restrictions created by or through Valley, with no personal liability attaching to the ownership thereof.

                  4.10. Legal Proceedings. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor its Subsidiaries is a party to any, and there are no pending or, to Valley's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental investigations of any nature against Valley or any of its Subsidiaries which, if decided adversely to Valley, or any of its Subsidiaries, would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of Valley's Subsidiaries is a party to any order, judgment or decree entered against Valley or any such Subsidiary in any lawsuit or proceeding which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

                  4.11. Taxes and Tax Returns. To the knowledge of Valley, Valley and its Subsidiaries have duly filed (and until the Effective Time will so file) all Returns required to be filed by them in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and have duly paid (and until the Effective Time will so pay) all such taxes due and payable, other than taxes or other charges which are being contested in good faith. Valley and its Subsidiaries have established (and until the Effective Time will establish) on their books and records reserves for the payment of all federal, state and local taxes not yet due and payable, but incurred in respect of Valley and its Subsidiaries through such date, which reserves are, to the knowledge of Valley, adequate for such purposes. No deficiencies exist or have been asserted based upon the federal income tax returns of Valley and VNB.

                  4.12.    Employee Benefit Plans.

                  (a) Valley and its Subsidiaries maintain or contribute to certain "employee pension benefit plans" (the "Valley Pension Plans"), as such term is defined in Section 3 of ERISA, and "employee welfare benefit plans" (the "Valley Welfare Plans"), as such term is defined in Section 3 of ERISA. Since September 2, 1974, neither Valley nor its Subsidiaries have contributed to any "Multiemployer Plan", as such term is defined in Section 3(37) of ERISA.

                  (b) Except as set forth in Valley Disclosure Schedule, to the knowledge of Valley, each of the Valley Pension Plans and each of the Valley Welfare Plans has been operated in compliance in all material respects with the provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder, and all other applicable governmental laws and regulations.

                  (c) To the knowledge of Valley, no "accumulated funding deficiency" within the meaning of Section 412 of the Code has been incurred with respect to any of the Valley Pension Plans.

                  (d) Except with respect to customary health, life and disability benefits or as disclosed on the Valley Disclosure Schedule, there are no unfunded benefit obligations which are not accounted for by reserves shown on the financial statements of Valley and established under GAAP or otherwise noted on such financial statements.

                  4.13.    Reports.

                  (a) Each communication mailed by Valley to its stockholders since January 1, 1993, and each annual, quarterly or special report, proxy statement or communication, as of its date, complied in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the applicable regulatory agency and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that disclosures as of a later date shall be deemed to modify disclosures as of an earlier date.

                  (b) Valley and VNB have, since January 1, 1993, duly filed with the OCC and the FRB in correct form in all material respects the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and Valley, upon written request from Midland, promptly will deliver or make available to Midland accurate and complete copies of such reports. The Valley Disclosure Schedule lists the dates of all examinations of Valley or VNB conducted by either the OCC, the FRB or the FDIC since January 1, 1993, and the dates of any responses thereto submitted by Valley or VNB.

                  4.14. Compliance with Applicable Law. Valley and its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any federal, state or local governmental authority relating to Valley and its Subsidiaries (other than where such default or non-compliance will not result in a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis) and Valley has not received notice of violations of, and does not know of any violations of, any of the above. Without limiting the foregoing, to its knowledge VNB has complied in all material respects with the CRA and Valley has no reason to believe that any person or group would object to the consummation of the Merger due to the CRA performance or rating of VNB. To the knowledge of Valley, except as listed on the Valley Disclosure Schedule, no person or group has adversely commented upon VNB's CRA performance.

                  4.15.    Properties and Insurance.

                  (a) Valley and its Subsidiaries have good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in Valley's consolidated balance sheet as of June 30, 1996, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since June 30, 1996), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets, and financial condition of Valley and its subsidiaries taken as a whole and (iv) with respect to owned real property, title imperfections noted in title reports delivered to Midland prior to the date hereof. Valley and its Subsidiaries as lessees have the right under valid and subsisting leases to occupy, use, possess and control all property leased by them in all material respects as presently occupied, used, possessed and controlled by them.

                  (b) The business operations and all insurable properties and assets of Valley and its Subsidiaries are insured for their benefit against all risks which, in the reasonable judgment of the management of Valley should be insured against, in each case under valid, binding and enforceable policies or bonds, with such deductibles and against such risks and losses as are in the opinion of the management of Valley adequate for the business engaged in by Valley and its Subsidiaries. As of the date hereof, neither Valley nor any of its Subsidiaries has received any notice of cancellation or notice of a material amendment of any such insurance policy or bond or is in default under such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

                  4.16. Minute Books. The minute books of Valley and its Subsidiaries contain records that are accurate in all material respects of all meetings and other corporate action held of their respective stockholders and Boards of Directors (including committees of their respective Boards of Directors).

                  4.17. Environmental Matters. Except as disclosed in the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that Valley or any of its Subsidiaries (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or clean-up of any condition material to the business, operations, assets or financial condition of Valley or its Subsidiaries. Except as disclosed in the Valley Disclosure Schedule, Valley has no knowledge that any toxic or hazardous substances or materials have been emitted, generated, disposed of or stored on any property owned or leased by Valley or any of its Subsidiaries in any manner that violates or, after the lapse of time may violate, any presently existing federal, state or local law or regulation governing or pertaining to such substances and materials, the violation of which would have a material adverse effect on the business, operations, assets or financial condition of Valley and its Subsidiaries on a consolidated basis.

                  4.18. Reserves. As of the date hereof, the reserve for loan and lease losses in the Valley Financial Statements is, to Valley's knowledge, adequate based upon past loan loss experiences and potential losses in the current portfolio to cover all known or anticipated loan losses.

                  4.19. Disclosures. Except for other acquisition transactions which Valley may not yet have publicly disclosed, there are no material facts concerning the business, operations, assets or financial condition of Valley which could have a material adverse effect on the business, operations or financial condition of Valley which have not been disclosed to Midland directly or indirectly by access to any filing by Valley under the 1934 Act. The representations and warranties contained in Article IV of this Agreement are accurate in all material respects.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                  5.1. Conduct of the Business of Midland. During the period from the date of this Agreement to the Effective Time, Midland shall, and shall cause each of its Subsidiaries to, conduct its respective business and engage in transactions permitted hereunder only in the ordinary course and consistent with prudent banking practice, except with the prior written consent of Valley, which consent will not be unreasonably withheld. Midland also shall use its best efforts to (i) preserve its business organization and that of each Midland Subsidiary intact, (ii) keep available to itself the present services of its employees and those of its Subsidiaries, provided that neither Midland nor any of its Subsidiaries shall be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Agreement, and (iii) preserve for itself and Valley the goodwill of its customers and those of its Subsidiaries and others with whom business relationships exist.

                  5.2.     Negative Covenants and Dividend Covenants.

                  (a) Midland agrees that from the date hereof to the Effective Time, except as otherwise approved by Valley in writing or as permitted or required by this Agreement, it will not, nor will it permit any of its Subsidiaries to:

                  (i) change any provision of its Certificate of Incorporation or Bylaws or any similar governing documents;

                  (ii) except for the issuance of Midland Common Stock pursuant to the present terms of the outstanding Midland Options and the Valley Stock Option, change the number of shares of its authorized or issued common or preferred stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Midland or any Midland Subsidiary or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or redeem or otherwise acquire any shares of such capital stock, or declare, set aside or pay any dividend, or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock; provided, however, from the date hereof to the Effective Time, Midland may declare, set aside or pay cash dividends per share of Midland Common Stock equivalent to the cash dividends per share declared, set aside or paid by Valley during such period multiplied by the Exchange Ratio, and such dividends by Midland shall conform to the record dates and payment dates as used by Valley;

                  (iii) grant any severance or termination pay (other than pursuant to policies of Midland in effect on the date hereof and disclosed to Valley in the Midland Disclosure Schedule or as agreed to by Valley in writing) to, or enter into or amend any employment agreement with, any of its directors, officers or employees, adopt any new employee benefit plan or arrangement of any type or amend any such existing benefit plan or arrangement; or award any increase in compensation or benefits to its directors, officers or employees (including by any change in the "Target Value" as defined in Midland's Long-Term Incentive Plan, which Target Value is currently $10.00); provided, however, Midland and the Bank may continue to award regular and customary pay increases in compensation to its non-officer employees and may award and pay bonuses to its officers as set forth in a written schedule previously delivered to Valley if such bonuses are fully accrued on its books for 1996;

                  (iv) sell or dispose of any substantial amount of assets or incur any significant liabilities other than in the ordinary course of business consistent with past practices and policies;

                  (v) make any capital expenditures in excess of $100,000 other than pursuant to binding commitments existing on the date hereof, expenditures necessary to maintain existing assets in good repair and expenditures to renovate or relocate the Bank's branch located at the Bergen Mall in Paramus, New Jersey;

                  (vi) file any applications or make any contract with respect to branching or site location or relocation.

                  (vii) agree to acquire in any manner whatsoever (other than to foreclose on collateral for a defaulted loan) any business or entity;

                  (viii) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles;

                  (ix) take any action that would result in any of the representations and warranties contained in Article III of this Agreement not being true and correct in any material respect at the Effective Time; or

                  (x)      agree to do any of the foregoing.

                  (b) Valley agrees that from the date hereof to the Effective Time, except as otherwise approved by Midland in writing or as permitted or required by this Agreement, it will not, nor will it permit any of it Subsidiaries to:

                  (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or that may result in any condition, agreement or covenant set forth in this Agreement not being satisfied;

                  (ii) take or cause to be taken any action which would disqualify the Merger as a tax free reorganization under Section 368 of the Code;

                  (iii) consolidate with or merge with any other person or entity in which Valley is not the surviving entity, or convey, transfer or lease its properties and assets substantially as an entirety to any person or entity unless such person or entity shall expressly assume the obligations of Valley under this Agreement; or

                  (iv) authorize or enter into any agreement or commitment to do any of the foregoing.

                  5.3. No Solicitation. Midland and the Bank shall not, directly or indirectly, encourage or solicit or hold discussions or negotiations with, or provide any information to, any person, entity or group (other than Valley) concerning any merger or sale of shares of capital stock or sale of substantial assets or liabilities not in the ordinary course of business, or similar transactions involving Midland or the Bank (an "Acquisition Transaction"). Midland will promptly communicate to Valley the terms of any proposal, whether written or oral, which it may receive in respect of any Acquisition Transaction.

                  5.4. Current Information. During the period from the date of this Agreement to the Effective Time, Midland will cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of Valley regarding Midland's business, operations, properties, assets and financial condition and matters relating to the completion of the transactions contemplated herein. Without limiting the foregoing, Midland will send to Valley a monthly list of each new loan or extension of credit, and each renewal of an existing loan or extension of credit, in excess of $500,000, made during such month, and provide Valley with a copy of the loan offering for any such loan, extension of credit, or renewal upon request. As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the last fiscal quarter of each fiscal year) ending after the date of this Agreement, Midland will deliver to Valley the Bank's call reports filed with the Commissioner and FDIC and Midland's quarterly reports as filed with the FRB and/or delivered to its shareholders, and Valley will deliver to Midland Valley's quarterly reports on Form 10-Q, as filed with the SEC under the 1934 Act, and VNB's call reports filed with the OCC and the FDIC. As soon as reasonably available, but in no event more than 80 days after the end of each fiscal year, Midland will deliver to Valley and Valley will deliver to Midland their respective audited Annual Reports, in the case of Valley as filed on Form 10-K with the SEC under the 1934 Act.

                  5.5.     Access to Properties and Records; Confidentiality.

                  (a)  Midland  and  the  Bank  shall  permit   Valley  and  its
representatives, and Valley and VNB shall permit Midland and its representatives, accompanied by an officer of the respective party, reasonable access to their respective properties, and shall disclose and make available to Valley and its representatives or Midland and its representatives as the case may be, all books, papers and records relating to their respective assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, independent auditors' work papers (subject to the receipt by such auditors of a standard access representation letter), litigation files, plans affecting employees, and any other business activities or prospects in which Valley and its representatives or Midland and its representatives may have a reasonable interest. Neither party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer or would contravene any law, rule, regulation, order or judgment. The parties will use their best efforts to obtain waivers of any such restriction and in any event make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Midland acknowledges that Valley may be involved in discussions concerning other potential acquisitions and Valley shall not be obligated to disclose such information to Midland except as such information is publicly disclosed by Valley.

                  (b) All information furnished by the parties hereto previously in connection with transactions contemplated by this Agreement or pursuant hereto shall be used solely for the purpose of evaluating the Merger contemplated hereby and shall be treated as the sole property of the party delivering the information until consummation of the Merger contemplated hereby and, if such Merger shall not occur, each party and each party's advisors shall return to the other party all documents or other materials containing, reflecting or referring to such information, will not retain any copies of such information, shall use its best efforts to keep confidential all such information, and shall not directly or indirectly use such information for any competitive or other commercial purposes. In the event that the Merger contemplated hereby is abandoned, all documents, notes and other writings prepared by a party hereto or its advisors based on information furnished by the other party shall be promptly destroyed. The obligation to keep such information confidential shall continue for five years from the date the proposed Merger is abandoned but shall not apply to (i) any information which (A) the party receiving the information can establish by convincing evidence was already in its possession prior to the disclosure thereof to it by the other party; (B) was then generally known to the public; (C) became known to the public through no fault of the party receiving such information; or (D) was disclosed to the party receiving such information by a third party not bound by an obligation of confidentiality; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction.

                  (c) Without limiting the rights provided under Section 5.5(a), each of Valley and Midland shall have the right to conduct a full and complete acquisition audit and to perform such due diligence as it deems appropriate, using its own officers and employees or third parties, for purposes of determining whether there is a material breach of any representation or warranty hereunder or a material adverse change in the business or financial condition of the other party. Such acquisition audit or due diligence shall not be limited or restricted by virtue of any audit or due diligence performed before the date hereof or for any other reason, but shall not unduly interfere with the business of the other party.

                  5.6.     Regulatory Matters.

                  (a) For the purposes of holding the meeting of Midland shareholders referred to in Section 5.7 hereof and registering or otherwise qualifying under applicable federal and state securities laws Valley Common Stock to be issued to Record Holders and optionees in connection with the Merger, the parties hereto shall cooperate in the preparation and filing by Valley of a Registration Statement with the SEC which shall include an appropriate proxy statement and prospectus satisfying all applicable requirements of applicable state and federal laws, including the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act and applicable state securities laws and the rules and regulations thereunder. (Such proxy statement and prospectus in the form mailed by Midland to the Midland shareholders and optionees together with any and all amendments or supplements thereto, is herein referred to as the "Proxy Statement/Prospectus" and the various documents to be filed by Valley under the 1933 Act with the SEC to register for sale the Valley Common Stock to be issued to Record Holders and optionees, including the Proxy Statement/Prospectus, are referred to herein as the "Registration Statement").

                  (b) Valley shall furnish information concerning Valley as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley, to comply with Section 5.6(a) hereof. Valley agrees promptly to advise Midland if at any time prior to the Midland shareholder meeting referred to in Section 5.7 hereof, any information provided by Valley in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Midland with the information needed to correct such inaccuracy or omission. Valley shall furnish Midland with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Valley, to comply with Section 5.6(a) after the mailing thereof to Midland shareholders.

                  (c) Midland shall furnish Valley with such information concerning Midland and the Bank as is necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to such corporations, to comply with
Section 5.6(a) hereof. Midland agrees promptly to advise Valley if, at any time prior to the Midland shareholder's meeting referred to in Section 5.6(a) hereof, information provided by Midland in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide Valley with the information needed to correct such inaccuracy or omission. Midland shall furnish Valley with such supplemental information as may be necessary in order to cause the Proxy Statement/Prospectus, insofar as it relates to Midland and the Bank, to comply with Section 5.6(a) after the mailing thereof to Midland shareholders.

                  (d) Valley shall as promptly as practicable, at its sole expense, make such filings as are necessary in connection with the offering of the Valley Common Stock with applicable state securities agencies and shall use all reasonable efforts to qualify the offering of the Valley Common Stock under applicable state securities laws at the earliest practicable date. Midland shall promptly furnish Valley with such information regarding the Midland shareholders as Valley requires to enable it to determine what filings are required hereunder. Midland authorizes Valley to utilize in such filings the information concerning Midland and the Bank provided to Valley in connection with, or contained in, the Proxy Statement/ Prospectus. Valley shall furnish Midland with copies of all such filings and keep Midland advised of the status thereof. Valley and Midland shall as promptly as practicable file the Registration Statement containing the Proxy Statement/Prospectus with the SEC, and each of Valley and Midland shall promptly notify the other of all communications, oral or written, with the SEC concerning the Registration Statement and the Proxy Statement/Prospectus.

                  (e) Valley shall cause the Valley Common Stock to be issued in connection with the Merger to be listed on the New York Stock Exchange.

                  (f) The parties hereto will cooperate with each other and use their best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement as soon as possible, including, without limitation, those required by the OCC and the FRB. The parties shall each have the right to review in advance all information relating to the other, as the case may be, and any of their respective subsidiaries, which appears in any filing made with, or written material submitted to, any third party or governmental body in connection with the transactions contemplated by this Agreement. Valley and VNB shall cause at least a draft of their respective applications to the FRB and an actual application to the OCC to be filed within 60 days of the date hereof, so long as Midland and the Bank provide all information necessary to complete the application within 45 days of the date hereof.

                  (g) Each of the parties will promptly furnish each other with copies of written communications received by them or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

                  5.7. Approval of Shareholders. Midland will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of the shareholders of Midland as soon as reasonably practicable for the purpose of securing the approval by such shareholders of this Agreement, (b) recommend to the shareholders of Midland the approval of this Agreement and the transactions contemplated hereby and use its best efforts to obtain, as promptly as practicable, such approvals, and (c) cooperate and consult with Valley with respect to each of the foregoing matters. In connection therewith, Midland will use reasonable efforts to cause each director of Midland to agree, and Norwood Associates II will agree, (i) to vote in favor of the Merger, and (ii) take such action as is necessary or is reasonably required by Valley to consummate the Merger.

                  5.8. Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to satisfy the conditions to Closing and to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement and using its best efforts to prevent the breach of any representation, warranty, covenant or agreement of such party contained or referred to in this Agreement and to promptly remedy the same. Nothing in this section shall be construed to require any party to participate in any threatened or actual legal, administrative or other proceedings (other than proceedings, actions or investigations to which it is otherwise a party or subject or threatened to be made a party or subject) in connection with consummation of the transactions contemplated by this Agreement unless such party shall consent in advance and in writing to such participation and the other party agrees to reimburse and indemnify such party for and against any and all costs and damages related thereto.

                  5.9. Public Announcements. The parties hereto shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement or any of the transactions contemplated hereby, except as may be otherwise required by law or regulation or as to which the party releasing such information has used its best efforts to discuss with the other party in advance.

                  5.10. Failure to Fulfill Conditions. In the event that Valley or Midland determines that a material condition to its obligation to consummate the transactions contemplated hereby cannot be fulfilled on or prior to April 30, 1997 and that it will not waive that condition, it will promptly notify the other party. Except for any acquisition or merger discussions Valley may enter into with other parties, Midland and Valley will promptly inform the other of any facts applicable to Midland or Valley, respectively, or their respective directors or officers, that would be likely to prevent or materially delay approval of the Merger by any governmental authority or which would otherwise prevent or materially delay completion of the Merger.

                  5.11. Disclosure Supplements. From time to time prior to the Effective Time, each party hereto will promptly supplement or amend (by written notice to the other) its respective Disclosure Schedules delivered pursuant hereto with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered materially inaccurate thereby. For the purpose of determining satisfaction of the conditions set forth in Article VI, no supplement or amendment to such Schedules shall correct or cure any warranty which was untrue when made, but supplements or amendments may be used to disclose subsequent facts or events to maintain the truthfulness of any warranty.

                  5.12.   Printing    Arrangements.    Valley,   in   reasonable
consultation with Midland, shall make all arrangements with respect to the printing and mailing of the Proxy Statement/Prospectus.

                  5.13. Closing. The parties hereto shall cooperate and use reasonable efforts to try to cause the Effective Time to occur on March 1, 1997.

                  5.14. Indemnification. After the Effective Time, to the extent permitted by applicable law, and the Certificate of Incorporation or Articles of Association, Valley agrees that it will, or will cause VNB to, provide to the directors and officers of Midland and the Bank indemnification equivalent to that provided by the Certificate of Incorporation and Bylaws of each of Midland and the Bank with respect to acts or omissions occurring prior to the Effective Time, including without limitation, the authorization of this Agreement and the transactions contemplated hereby, for a period of six years from the Effective Time, or in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved. To the extent permitted by applicable law, and the Certificate of Incorporation or Articles of Association, Valley or VNB (as applicable) shall advance expenses in connection with the foregoing indemnification.

                  5.15.    New Valley Directors; Officers.

                  (a) Directors. As of the Effective Time, Valley and VNB each shall cause its respective Board of Directors to take action to appoint at the Effective Time Walter H. Jones, III and Graham O. Jones to the Board of Directors of Valley and VNB, respectively.

                  (b) Officers. As of the Effective Time, VNB shall appoint Robert M. Meyer, Midland's Chief Executive Officer, as a member of VNB's senior management and Valley shall assume in writing Mr. Meyer's employment contract, a copy of which is included in the Midland Disclosure Schedule.

                  5.16. Employment Matters. Valley intends, to the extent practical, to continue the employment of all officers and employees of the Bank, at the same location, with the same or equivalent salary and benefits. Valley intends, to the extent practical, to have all Midland employees participate in the benefits and opportunities available to all Valley employees.

                  5.17. Pooling and Tax-Free Reorganization Treatment. Neither Valley nor Midland shall intentionally take, fail to take or cause to be taken or not be taken, any action within its control, whether before or after the Effective Time, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

                  5.18. Midland Option Plan. From and after the Effective Time, each Midland Option which is converted to an option to purchase Valley Common Stock under Section 2.1(b)(i) shall be administered, operated and interpreted by a committee comprised of members of the Board of Directors of Valley appointed by the Board of Directors of Valley. Valley shall reserve for issuance the number of shares of Valley Common Stock necessary to satisfy Valley's obligations. Valley shall also register, if not previously registered pursuant to the 1933 Act, the shares authorized for issuance under the Midland Options so converted.

                  5.19.    Affiliates.

                  (a) Promptly, but in any event within 30 days, after the execution and delivery of this Agreement, (i) Midland shall deliver to Valley
(x) a letter identifying all persons who, to the knowledge of Midland, may be deemed to be affiliates of Midland under Rule 145 of the 1933 Act, including without limitation all directors and executive officers of Midland and (y) a letter identifying all persons who, to the knowledge of Midland, may be deemed to be affiliates of Midland as that term (affiliate) is used for purposes of qualifying for pooling-of-interests accounting treatment; and (ii) Valley shall identify to Midland all persons who, to the knowledge of Valley, may be deemed affiliates of Valley as that term (affiliates) is used for purposes of qualifying for pooling-of-interests accounting treatment.

                  (b) Midland shall cause each director of Midland to, and Midland shall use its best efforts to cause each executive officer of Midland and each other person who may be deemed an affiliate of Midland (under either Rule 145 of the 1933 Act or the accounting treatment rules) to, execute and deliver to Valley within 30 days after the execution and delivery of this Agreement, a letter substantially in the form of Exhibit 5.19 hereto agreeing to be bound by the restrictions of Rule 145 and agreeing to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting purposes. In addition, Valley shall cause each director and executive officer of Valley to, and Valley shall use its best efforts to cause each other person who may be deemed an affiliate of Valley (as that term is used for purposes of qualifying for pooling of interests) to, execute and deliver to Valley within 30 days after the execution and delivery of this Agreement, a letter in which such persons agree to be bound by the rules which permit the Merger to be treated as a pooling of interests for accounting treatment.

                  (c) Valley agrees to publish financial results covering at least 30 days of combined operations of Valley and Midland as soon as practicable after consummation of the Merger.

                  5.20. Compliance with the Industrial Site Recovery Act. Midland, at its sole cost and expense, shall use its best efforts to obtain prior to the Effective Time, with respect to each facility located in New Jersey owned or operated by Midland or any Midland Subsidiary (each, a "Facility"), either: (a) a Letter of Non-Applicability ("LNA") from the New Jersey Department of Environmental Protection ("NJDEP") stating that the Facility is not an "industrial establishment," as such term is defined under the Industrial Site Recovery Act ("ISRA"); (b) a Remediation Agreement issued by the NJDEP pursuant to ISRA authorizing the consummation of the transactions contemplated by this Agreement; (c) a Negative Declaration approval, Remedial Action Workplan approval, No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility; or (d) an opinion addressed to Valley from New Jersey legal counsel reasonably acceptable to Valley to the effect that ISRA has been complied with, or is inapplicable, with respect to the Facility. In the event Midland obtains a Remediation Agreement, Midland will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement.

                                   ARTICLE VI

                               CLOSING CONDITIONS

                  6.1. Conditions of Each Party's Obligations Under this Agreement. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the satisfaction, or, where permissible under applicable law, waiver at or prior to the Effective Time of the following conditions:

                  (a) Approval of Midland Shareholders; SEC Registration. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Midland. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order, and the issuance of the Valley Common Stock shall have been qualified in every state where such qualification is required under the applicable state securities laws. The Valley Common Stock to be issued in connection with the Merger, including Valley Common Stock to be issued for the Midland Options, shall have been approved for listing on the New York Stock Exchange.

                  (b) Regulatory Filings. All necessary regulatory or governmental approvals and consents (including without limitation any required approval of the OCC and any approval or waiver required by the FRB) required to consummate the transactions contemplated hereby shall have been obtained without any term or condition which would materially impair the value of Midland and the Bank, taken as a whole, to Valley. All conditions required to be satisfied prior to the Effective Time by the terms of such approvals and consents shall have been satisfied; and all statutory waiting periods in respect thereof shall have expired.

                  (c) Suits and Proceedings. No order, judgment or decree shall be outstanding against a party hereto or a third party that would have the effect of preventing completion of the Merger; no suit, action or other proceeding shall be pending or threatened by any governmental body in which it is sought to restrain or prohibit the Merger or the Bank Merger; and no suit, action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit the Merger or the Bank Merger or obtain other substantial monetary or other relief against one or more parties hereto in connection with this Agreement and which Valley or Midland determines in good faith, based upon the advice of their respective counsel, makes it inadvisable to proceed with the Merger because any such suit, action or proceeding has a significant potential to be resolved in such a way as to deprive the party electing not to proceed of any of the material benefits to it of the Merger or the Bank Merger.

                  (d) Tax Free Exchange. Valley and Midland shall have received an opinion, satisfactory to Valley and Midland, of Pitney, Hardin, Kipp & Szuch, counsel for Valley, to the effect that the transactions contemplated hereby will result in a reorganization (as defined in Section 368(a) of the Code), and accordingly no gain or loss will be recognized for federal income tax purposes to Valley, Midland, VNB or the Bank or to the shareholders of Midland who exchange their shares of Midland for Valley Common Stock (except to the extent that cash is received in lieu of fractional shares of Valley Common Stock).

                  (e) Pooling of Interests. The Merger shall be qualified to be treated by Valley as a pooling-of-interests for accounting purposes and Valley shall have received a letter from KPMG Peat Marwick LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment if closed and consummated in accordance with the Agreement.

                  6.2. Conditions to the Obligations of Valley Under this Agreement. The obligations of Valley under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Midland and Bank. The representations and warranties of Midland contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Midland shall have performed in all material respects the agreements, covenants and obligations necessary to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Midland Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Midland Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                  (b) Consents. Valley shall have received the written consents of any person whose consent to the transactions contemplated hereby is required under the applicable instrument.

                  (c) Opinion of Counsel. Valley shall have received an opinion of counsel to Midland, dated the date of the Closing, in form and substance reasonably satisfactory to Valley, covering the matters set forth on Schedule
6.2 hereto and any other matters reasonably requested by Valley.

                  (d) Bank Action. The Bank shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                  (e) Certificates. Midland shall have furnished Valley with such certificates of its officers or other documents to evidence fulfillment of the conditions set forth in this Section 6.2 as Valley may reasonably request.

                  (f) Environmental Law Compliance. Midland shall have obtained, with respect to each Facility, an LNA, a Remediation Agreement, a Negative Declaration approval, a Remedial Action Workplan approval (in which event Midland will post or have posted an appropriate Remediation Funding Source or will have obtained the NJDEP's approval to self-guaranty any Remediation Funding Source required under any such Remediation Agreement), a No Further Action letter or other document or documents issued by the NJDEP advising that the requirements of ISRA have been satisfied with respect to the Facility or an opinion of the type referred to in Section 5.20(d) hereof.

                  6.3. Conditions to the Obligations of Midland Under this Agreement. The obligations of Midland under this Agreement shall be further subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

                  (a) Representations and Warranties; Performance of Obligations of Valley. The representations and warranties of Valley contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date. Valley shall have performed in all material respects, the agreements, covenants and obligations to be performed by it prior to the Closing Date. With respect to any representation or warranty which as of the Closing Date has required a supplement or amendment to the Valley Disclosure Schedule to render such representation or warranty true and correct as of the Closing Date, the representation and warranty shall be deemed true and correct as of the Closing Date only if (i) the information contained in the supplement or amendment to the Disclosure Schedule related to events occurring following the execution of this Agreement and (ii) the facts disclosed in such supplement or amendment would not either alone, or together with any other supplements or amendments to the Valley Disclosure Schedule, materially adversely effect the representation as to which the supplement or amendment relates.

                  (b) Opinion of Counsel to Valley. Midland shall have received an opinion of counsel to Valley, dated the date of the Closing, in form and substance reasonably satisfactory to Midland, covering the matters set forth on
Schedule 6.3 hereto and any other matter reasonably requested by Midland.

                  (c) Fairness Opinion. Midland shall have received an opinion from Capital Consultants as of the date of this Agreement and the date the Proxy Statement/Prospectus is mailed to Midland's stockholders, to the effect that, in its opinion, the consideration to be paid to stockholders of Midland hereunder is fair to such stockholders from a financial point of view.

                  (d) Midland Directors and Officers. Valley and VNB each shall have taken all action necessary to appoint Walter H. Jones, III and Graham O. Jones to its Board of Directors as specified in Section 5.15, VNB shall have appointed Robert M. Meyer as a member of senior management of VNB and Valley shall have assumed in writing the contract of Robert M. Meyer, all as provided in Section 5.15.

                  (e) Certificates. Valley shall have furnished Midland with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.3 as Midland may reasonably request.

                  (f) VNB Action. VNB shall have taken all necessary corporate action to effectuate the Bank Merger immediately following the Effective Time.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

                  7.1. Termination. This Agreement may be terminated prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Midland:

                  (a)   By mutual written consent of the parties hereto.

                  (b) By Valley or Midland (i) if the Effective Time shall not have occurred on or prior to April 30, 1997 or (ii) if a vote of the stockholders of Midland is taken and such stockholders fail to approve this Agreement at the meeting (or any adjournment thereof) held for such purpose, unless in each case the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements set forth herein to be performed or observed by such party (or, in the case of Midland, to be performed or observed by the directors of Midland) at or before the Effective Time.

                  (c) By Valley or Midland upon written notice to the other if any application for regulatory or governmental approval necessary to consummate the Merger and the other transactions contemplated hereby shall have been denied or withdrawn at the request or recommendation of the applicable regulatory agency or governmental authority or by Valley upon written notice to Midland if any such application is approved with conditions which materially impair the value of Midland and the Bank, taken as a whole, to Valley.

                  (d) By Valley if (i) there  shall  have  occurred  a  material adverse change in the business, operations, assets, or financial condition of Midland or the Bank, taken as a whole, from that disclosed by Midland on the date of this Agreement; or (ii) if at the Closing the stockholders equity of Midland (prepared in accordance with GAAP consistently applied during the periods involved, except that (A) intangibles and all merger related charges which are anticipated to be expensed at the Effective Time shall be deducted from stockholders equity, (B) the amount of dividends paid by Midland after the date hereof in excess of the amount of dividends paid by Midland during the same period a year ago shall be added to stockholders equity and (C) stockholders equity shall be calculated without taking into account any changes (positive or negative) in unrealized gain or loss on securities available for sale or securities held in a trading account between June 30, 1996 and the Closing) is less than the stockholders equity of Midland (less intangibles) reported in Financial Statements for the period ended June 30, 1996; or (iii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Midland hereunder.

                  (e) By Midland, if (i) there shall have occurred a material adverse change in the business, operations, assets or financial condition of Valley or VNB from that disclosed by Valley on the date of this Agreement; or
(ii) there was a material breach in any representation, warranty, covenant, agreement or obligation of Valley hereunder.

                  (f) By Valley or Midland if any condition to Closing specified under Article VI hereof applicable to such party cannot reasonably be met after giving the other party a reasonable opportunity to cure any such condition.

                  (g) By Midland if (A) the Average Closing Price is less than $19.50 and (B) Valley has not delivered a written notice to Midland unilaterally agreeing to increase the Exchange Ratio such that the value (measured by the Average Closing Price) of the number of shares of Valley Common Stock to be exchanged for one share of Midland Common Stock in the Merger, based on the new Exchange Ratio, is at least as high as the value would have been if the Exchange Ratio were unchanged and the Average Closing Price were $19.50.

                  7.2. Effect of Termination. In the event of the termination and abandonment of this Agreement by either Valley or Midland pursuant to
Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its officers, directors or stockholders, except that Sections 5.5(b) and 8.1 hereof shall have continuing effect as set forth therein. Nothing contained herein, however, shall relieve any party from any liability for any breach of this Agreement.

                  7.3. Amendment. This Agreement may be amended by mutual action taken by the parties hereto at any time before or after adoption of this Agreement by the stockholders of Midland but, after any such adoption, no amendment shall be made which reduces or changes the amount or form of the consideration to be delivered to the shareholders of Midland without the approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of Valley and Midland.

                  7.4. Extension; Waiver. The parties may, at any time prior to the Effective Time of the Merger, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto; or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party against which the waiver is sought to be enforced.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  8.1. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including legal, accounting and investment banking fees and expenses) shall be borne by the party incurring such costs and expenses, except that the cost of printing and mailing the Proxy Statement/Prospectus shall be borne equally by the parties hereto if the transaction is terminated.

                  8.2. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by telecopier with confirming copy sent the same day by registered or certified mail, postage prepaid, as follows: (a) If to Valley, to:

                             Valley National Bancorp
                             1445 Valley Road
                             Wayne, New Jersey 07474-0558
                             Attn.: Gerald H. Lipkin
                                    Chairman and Chief Executive Officer
                             Telecopier No. (201) 305-0024

                                            Copy to:

                             Pitney, Hardin, Kipp & Szuch
                             Attn.: Ronald H. Janis, Esq.
                             Delivery:
                             200 Campus Drive
                             Florham Park, New Jersey  07932
                             Mail:
                             P.O. Box 1945
                             Morristown, New Jersey  07962-1945
                             Telecopier No. (201) 966-1550

                  (b)      If to Midland, to:

                             Midland Bancorporation, Inc.
                             80 East Ridgewood Avenue
                             Paramus, New Jersey 07652-3661
                             Attn.: Robert M. Meyer
                                    President and Chief Executive Officer
                             Telecopier No. (201) 599-0785

                                            Copy to:

                             Herbert H. Davis III
                             Rothgerber, Appel, Powers & Johnson LLP
                             One Tabor Center, Suite 3000
                             1200 Seventeenth Street
                             Denver, Colorado  80202
                             Telecopier No. 303-623-9222

                  or such other addresses as shall be furnished in writing by any party, and any such notice or communications shall be deemed to have been given as of the date so delivered or telecopied and mailed.

                  8.3. Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement, except for the indemnitees covered by Section 5.14 hereof. No assignment of this Agreement may be made except upon the written consent of the other parties hereto.

                 8.4.  Entire   Agreement.   This  Agreement,   the  Disclosure
Schedules hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior negotiations, arrangements or understandings, written or oral, with respect thereto. If any provision of this Agreement is found invalid, it shall be considered deleted and shall not invalidate the remaining provisions.

                  8.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

                  8.6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to the principles of conflicts of laws thereof.

                  8.7. Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

                  8.8. Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those agreements and covenants set forth in Sections 5.14 and 5.18 which shall survive the Merger, shall terminate as of the Effective Time.

                  8.9. Knowledge. Representations made herein which are qualified by the phrase to the best of Midland's knowledge or similar phrases refer as of the date hereof to the best knowledge of the Chief Executive Officer and the Chief Lending Officer of Midland and thereafter refer to the best knowledge of any senior officer of Midland or any Midland subsidiary. Representations made herein which are qualified by the phrase to the best of Valley's knowledge or similar phrases refer as of the date hereof to the best knowledge of the President and Chief Executive Officer, the Executive Vice President/Legal and the Chief Financial Officer of Valley and thereafter refer to the best knowledge of any senior officer of Valley or any Valley subsidiary.

                  IN WITNESS WHEREOF, Valley, VNB, the Bank and Midland have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



ATTEST:                          VALLEY NATIONAL BANCORP


/S/PETER SOUTHWAY                By: /S/GERALD H. LIPKIN
-------------------------           -------------------------------------
Peter Southway, Secretary           Gerald H. Lipkin, Chairman, President
                                      and Chief Executive Officer


ATTEST:                          MIDLAND BANCORPORATION, INC.


/S/NELA GOVIC                    By: /S/ROBERT M. MEYER
---------------------               -------------------------------------
Nela Govic, Secretary                Robert M. Meyer, President
                                      and Chief Executive Officer


ATTEST:                          VALLEY NATIONAL BANK


/S/PETER SOUTHWAY                By: /S/GERALD H. LIPKIN
-----------------------              -------------------------------------
Peter Southway, Cashier              Gerald H. Lipkin, Chairman, President
                                       and Chief Executive Officer


ATTEST:                          MIDLAND BANK


/S/NELA GOVIC                    By: /S/ROBERT M. MEYER
------------------------             --------------------------------------
Nela Govic, Secretary                Robert M. Meyer, President
                                       and Chief Executive Officer

                      CERTIFICATE OF NORWOOD ASSOCIATES II

                  Reference is made to the Agreement and Plan of Merger, dated as of September 13, 1996 (the "Agreement"), among Valley National Bancorp, Valley National Bank, Inc. Midland Bancorporation, Inc. and Midland Bank. Capitalized terms used herein have the meanings given to them in the Agreement.

                  Each of the following persons, being all of the owners of Norwood Associates II, agrees to vote or cause to be voted all shares of Midland Common Stock which are held by such person, or over which such person exercises full voting control, in favor of the Merger.



/S/ GRAHAM O. JONES
-----------------------------

/S/ WALTER H. JONES III
-----------------------------

/S/ DEBORAH BOILLOT
-----------------------------

/S/ SUSAN H. JONES
-----------------------------

/S/
-----------------------------

/S/
-----------------------------

/S/
-----------------------------

/S/
-----------------------------

                                                               APPENDIX B



                             STOCK OPTION AGREEMENT



                  THIS STOCK OPTION AGREEMENT ("Agreement") dated September 13, 1996, is by and between Valley National Bancorp, a New Jersey corporation and registered bank holding company ("Valley"), and Midland Bancorporation, Inc. a New Jersey corporation ("Midland") and registered bank holding company for Midland Bank ("Bank").

                                   BACKGROUND

                  1. Valley, Midland, the Bank and Valley Bank ("Valley Bank"), a wholly-owned subsidiary of Valley, as of the date hereof, have executed an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Valley will acquire Midland through a merger of Midland with and into Valley (the "Merger").

                  2. As an inducement to Valley to enter into the Merger Agreement and in consideration for such entry and negotiation, Midland has agreed to grant to Valley an option to purchase authorized but unissued shares of common stock of Midland in an amount and on the terms and conditions hereinafter set forth.

                                    AGREEMENT

                  In consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, Valley and Midland, intending to be legally bound hereby, agree:

                  1. Grant of Option. Midland hereby grants to Valley the option to purchase 35,000 shares (the "Option Shares") of Midland's common stock, $15.00 par value ("Common Stock") at an exercise price of $301.00 per share (the "Option Price"), on the terms and conditions set forth herein (the "Option").

                  2. Exercise of Option. This Option shall not be exercisable until the occurrence of a Triggering Event (as such term is hereinafter defined). Upon or after the occurrence of a Triggering Event (as such term is hereinafter defined), Valley may exercise the Option, in whole or in part, at any time or from time to time in accordance with the terms and conditions hereof.

                  The term "Triggering Event" means the occurrence of any of the following events:

                  A person or group (as such terms are defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder) other than Valley or an affiliate of Valley:

                        a. acquires beneficial ownership (as such term is defined in Rule 13d-3 as promulgated under the Exchange Act) of at least 20% of the then outstanding shares of Common Stock; provided, however, that the continuing ownership by a person or group which as of the date hereof owns more than 20% of the outstanding Common Stock shall not constitute a Triggering Event;

                        b. enters into a written letter of intent or an agreement with Midland pursuant to which such person or any affiliate of such person would (i) merge or consolidate, or enter into any similar transaction with Midland or Midland Bank, (ii) acquire all or a significant portion of the assets or liabilities of Midland or Midland Bank, or (iii) acquire beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing 20% or more of the then outstanding shares of Common Stock;

                        c. makes a filing with any bank or thrift regulatory authorities or publicly announces a bona fide proposal (a "Proposal") for (i) any merger, consolidation or acquisition of all or a significant portion of all the assets or liabilities of Midland or any other business combination involving Midland or Midland Bank, or (ii) a transaction involving the transfer of beneficial ownership of securities representing, or the right to acquire beneficial ownership or to vote securities representing, 20% or more of the outstanding shares of Common Stock, and thereafter, if such Proposal has not been Publicly Withdrawn (as such term is hereinafter defined) at least 15 days prior to the meeting of stockholders of Midland called to vote on the Merger and Midland stockholders fail to approve the Merger by the vote required by applicable law at the meeting of stockholders called for such purpose; or

                        d. makes a bona fide Proposal and thereafter, but before such Proposal has been Publicly Withdrawn, Midland willfully takes any action in any manner which would materially interfere with its ability to consummate the Merger or materially reduce the value of the Merger to Valley.

                  The term "Triggering Event" also means the taking of any direct or indirect action by Midland or any of its directors, officers or agents to invite, encourage or solicit any proposal which has as its purpose a tender offer for the shares of Common Stock, a merger, consolidation, plan of exchange, plan of acquisition or reorganization of Midland or Midland Bank, or a sale of shares of Common Stock or stock of Midland Bank or any significant portion of the assets or liabilities of Midland or Midland Bank.

                  The term "significant portion" means 20% of the assets or liabilities of Midland.

                  "Publicly Withdrawn", for purposes of clauses (c) and (d) above, shall mean an unconditional bona fide withdrawal of the Proposal coupled with a public announcement of no further interest in pursuing such Proposal or in acquiring any controlling influence over Midland or in soliciting or inducing any other person (other than Valley or any affiliate of Valley) to do so.

                  Notwithstanding the foregoing, the Option may not be exercised at any time (i) in the absence of any required governmental or regulatory approval or consent necessary for Midland to issue the Option Shares or Valley to exercise the Option or prior to the expiration or termination of any waiting period required by law, or (ii) so long as any injunction or other order, decree or ruling issued by any federal or state court of competent jurisdiction is in effect which prohibits the sale or delivery of the Option Shares.

                  Midland shall notify Valley promptly in writing of the occurrence of any Triggering Event known to it, it being understood that the giving of such notice by Midland shall not be a condition to the right of Valley to exercise the Option. Midland will not take any action which would have the effect of preventing or disabling Midland from delivering the Option Shares to Valley upon exercise of the Option or otherwise performing its obligations under this Agreement.

                  In the event Valley wishes to exercise the Option, Valley shall send a written notice to Midland (the date of which is hereinafter referred to as the "Notice Date") specifying the total number of Option Shares it wishes to purchase and a place and date for the closing of such a purchase (a "Closing"); provided, however, that a Closing shall not occur prior to two days after the later of receipt of any necessary regulatory approvals and the expiration of any legally required notice or waiting period, if any.

                  3. Payment and Delivery of Certificates. At any Closing hereunder (a) Valley will make payment to Midland of the aggregate price for the Option Shares so purchased by wire transfer of immediately available funds to an account designated by Midland, (b) Midland will deliver to Valley a stock certificate or certificates representing the number of Option Shares so purchased, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever created by or through Midland, registered in the name of Valley or its designee, in such denominations as were specified by Valley in its notice of exercise and bearing a legend as set forth below and (c) Valley shall pay any transfer or other taxes required by reason of the issuance of the Option Shares so purchased.

                  Unless a registration statement is filed and declared effective under Section 4 hereof, a legend will be placed on each stock certificate evidencing Option Shares issued pursuant to this Agreement, which legend will read substantially as follows:

                  The shares of stock evidenced by this certificate have not been registered for sale under the Securities Act of 1933 (the "1933 Act"). These shares may not be sold, transferred or otherwise disposed of unless a registration statement with respect to the sale of such shares has been filed under the 1933 Act and declared effective or, in the opinion of counsel reasonably acceptable to Midland Bancorporation, Inc., said transfer would be exempt from registration under the provisions of the 1933 Act and the regulations promulgated thereunder.

                  4. Registration Rights. Upon or after the occurrence of a Triggering Event and upon receipt of a written request from Valley, Midland shall prepare and file a registration statement with the Securities and Exchange Commission, covering the Option and such number of Option Shares as Valley shall specify in its request, and Midland shall use its best efforts to cause such registration statement to be declared effective in order to permit the sale or other disposition of the Option and the Option Shares, provided that Valley shall in no event have the right to have more than one such registration statement become effective and further provided that Midland shall have the right to delay for up to six months such registration if the Option Shares can and will be registered in connection with the filing of a Registration Statement on Form S-4 (or a successor form) by any person acquiring Midland.

                  In connection with such filing, Midland shall use its best efforts to cause to be delivered to Valley such certificates, opinions, accountant's letters and other documents as Valley shall reasonably request and as are customarily provided in connection with registrations of securities under the Securities Act of 1933, as amended. All expenses incurred by Midland in complying with the provisions of this Section 4, including without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Midland and blue sky fees and expenses shall be paid by Valley. Underwriting discounts and commissions to brokers and dealers relating to the Option Shares, fees and disbursements of counsel to Valley and any other expenses incurred by Valley in connection with such registration shall be borne by Valley. In connection with such filing, Midland shall indemnify and hold harmless Valley against any losses, claims, damages or liabilities, joint or several, to which Valley may become subject, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement with respect to Midland or alleged untrue statement with respect to Midland of any material fact with respect to Midland contained in any preliminary or final registration statement or any amendment or supplement thereto, or arise out of a material fact with respect to Midland required to be stated therein or necessary to make the statements therein with respect to Midland not misleading; and Midland will reimburse Valley for any legal or other expense reasonably incurred by Valley in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that Midland will not be liable in any case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement of omission or alleged omission made in such preliminary or final registration statement or such amendment or supplement thereto in reliance upon and in conformity with written information furnished by or on behalf of Valley specifically for use in the preparation thereof. Valley will indemnify and hold harmless Midland to the same extent as set forth in the immediately preceding sentence but only with reference to written information specifically furnished by or on behalf of Valley for use in the preparation of such preliminary or final registration statement or such amendment or supplement thereto; and Valley will reimburse Midland for any legal or other expense reasonably incurred by Midland in connection with investigating or defending any such loss, claim, damage, liability or action.

                  5. Adjustment Upon Changes in Capitalization. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, then the number and kind of Option Shares and the Option Price shall be appropriately adjusted.

                  In the event any capital reorganization or reclassification of the Common Stock, or any consolidation, merger or similar transaction of Midland with another entity, or in the event any sale of all or substantially all of the assets of Midland shall be effected in such a way that the holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holder hereof) shall be made whereby the holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified herein and in lieu of the Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore purchasable and receivable upon exercise of the rights represented by this Option had such reorganization, reclassification, consolidation, merger or sale not taken place; provided, however, that if such transaction results in the holders of Common Stock receiving only cash, the holder hereof shall be paid the difference between the Option Price and such cash consideration without the need to exercise the Option.

                  6. Filings and Consents. Each of Valley and Midland will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement.

                  Exercise of the Option herein provided shall be subject to compliance with all applicable laws including, in the event Valley is the holder hereof, approval of the Board of Governors of the Federal Reserve System and Midland agrees to cooperate with and furnish to the holder hereof such information and documents as may be reasonably required to secure such approvals.

                  7. Representations and Warranties of Midland. Midland hereby represents and warrants to Valley as follows:

                        a. Due Authorization. Midland has full corporate power and authority to execute, deliver and perform this Agreement and all corporate action necessary for execution, delivery and performance of this Agreement has been duly taken by Midland.

                        b. Authorized Shares. Midland has taken and, as long as the Option is outstanding, will take all necessary corporate action to authorize and reserve for issuance all shares of Common Stock that may be issued pursuant to any exercise of the Option.

                        c. No Conflicts. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby (assuming all appropriate regulatory approvals) will violate or result in any violation or default of or be in conflict with or constitute a default under any term of the certificate of incorporation or by-laws of Midland or, to its knowledge, any agreement, instrument, judgment, decree, statute, rule or order applicable to Midland.

                  8. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement and that the obligations of the parties hereto shall be specifically enforceable. Notwithstanding the foregoing, Valley shall have the right to seek money damages against Midland for a breach of this Agreement.

                  9. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.

                  10. Assignment or Transfer. Valley may not sell, assign or otherwise transfer its rights and obligations hereunder, in whole or in part, to any person or group of persons other than to an affiliate of Valley. Valley represents that it is acquiring the Option for Valley's own account and not with a view to or for sale in connection with any distribution of the Option. Valley is aware that presently neither the Option nor the Option Shares are being offered by a registration statement filed with, and declared effective by, the Securities and Exchange Commission, but instead are being offered in reliance upon the exemption from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933, as amended.

                  11. Amendment of Agreement. By mutual consent of the parties hereto, this Agreement may be amended in writing at any time, for the purpose of facilitating performance hereunder or to comply with any applicable regulation of any governmental authority or any applicable order of any court or for any other purpose.

                  12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

                  13. Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, by express service, cable, telegram or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                           If to Valley, to:

                                    Valley National Bancorp
                                    1445 Valley Road
                                    Wayne, New Jersey  07474-0558
                                    Attn.:  Gerald H. Lipkin
                                    Chairman and Chief Executive Officer
                                    Telecopier No. (201) 305-0024

                                    Copy to:

                                    Pitney, Hardin, Kipp & Szuch
                                    Attn.:  Ronald H. Janis, Esq.

                                    Delivery:

                                    200 Campus Drive
                                    Florham Park, New Jersey  07932

                                    Mail:
                                    P.O. Box 1945
                                    Morristown, New Jersey  07962-1945
                                    Telecopier No. (201) 966-1550

                           If to Midland, to:

                                    Midland Bancorporation, Inc.
                                    80 East Ridgewood Avenue
                                    Paramus, New Jersey  07653
                                    Attn.:  Robert M. Meyer
                                    President and Chief Executive Officer
                                    Telecopier No. (201) 599-0785

                                    Copy to:

                                    Herbert H. Davis III
                                    Rothgerber, Appel, Powers & Johnson LLP
                                    One Tabor Center, Suite 3000
                                    1200 Seventeenth Street
                                    Denver, Colorado  80202
                                    Telecopier No. 303-623-9222

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

                  14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

                  15. Captions. The captions in the Agreement are inserted for convenience and reference purposes, and shall not limit or otherwise affect any of the terms or provisions hereof.

                  16. Waivers and Extensions. The parties hereto may, by mutual consent, extend the time for performance of any of the obligations or acts of either party hereto. Each party may waive (i) compliance with any of the covenants of the other party contained in this Agreement and/or (ii) the other party's performance of any of its obligations set forth in this Agreement.

                  17. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except as provided in Section 10 permitting Valley to assign its rights and obligations hereunder only to an affiliate of Valley.

                  18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

                  19. Termination. The Option granted hereby, to the extent not previously exercised, shall terminate upon either the termination of the Merger Agreement as provided therein or the consummation of the transactions contemplated by the Merger Agreement; provided, however, that if termination of the Merger Agreement occurs after the occurrence of a Triggering Event, this Agreement and the Option granted hereby shall not terminate until 18 months following the date of the termination of the Merger Agreement.

                  IN WITNESS WHEREOF, each of the parties hereto, pursuant to resolutions adopted by its Board of Directors, has caused this Agreement to be executed by its duly authorized officer, all as of the day and year first above written.

                                       MIDLAND BANCORPORATION, INC.


                                       By:  /S/ ROBERT M MEYER
                                          ------------------------------------
                                          Robert M. Meyer, President and
                                                Chief Executive Officer

                                       VALLEY NATIONAL BANCORP


                                       By:  /S/ GERALD H. LIPKIN
                                          ------------------------------------
                                          Gerald H. Lipkin, Chairman, President
                                                and Chief Executive Officer

                                                                      APPENDIX C
CAPITAL CONSULTANTS OF PRINCETON, INC.
Investment Bankers & Bank/Thrisft Consultants
1000 Herrontown Road
Princeton, N.J.  08540-7716
609-921-3293

December 26, 1996




PRIVATE AND CONFIDENTIAL

Board of Directors
Midland Bancorporation, Inc.
80 East Ridgewood Avenue
Paramus, NJ 07652-3661

Members of the Board:

Midland Bancorporation, Inc. ("MIDLAND") and The Midland Bank & Trust Company ("MIDLAND BANK") have entered into an Agreement and Plan of Merger dated September 13, 1996, ("MERGER AGREEMENT") with Valley National Bancorp ("VALLEY") and Valley National Bank ("VNB") which provides for the merger of MIDLAND with and into VALLEY ("MERGER") and the merger of Midland Bank into VNB.

If the MERGER is approved and consummated, subject to the provisions of MERGER AGREEMENT, each share of MIDLAND Common Stock issued and outstanding (excluding shares held by VALLEY) shall be converted at the Effective Time into the right to receive 30.00 shares ("EXCHANGE RATIO") of common stock, no par value, of VALLEY.

You have requested our opinion as to whether the consideration offered in the MERGER is fair, from a financial point of view, to the stockholders of MIDLAND.

Capital Consultants of Princeton, Inc. ("CAPITAL CONSULTANTS"), as a customary part of its investment banking business, is engaged in the valuation of commercial banking and thrift institutions and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

In arriving at our opinion we have  reviewed and  analyzed,  among other things:
(i) the MERGER AGREEMENT; (ii) the VALLEY Registration Statement on Form S-4 of which this Proxy Statement-Prospectus is a part; (iii) publicly available information relating to VALLEY and MIDLAND including, for VALLEY, annual reports to shareholders and annual reports on Form 10-K filed with the SEC for the years ended December 31, 1993 through 1995, the Consolidated Financial Statements of December 31, 1995, 1994, and 1993, and the quarterly report to shareholders and quarterly reports on Form 10-Q filed with the SEC for the periods ended March 31, June 30, and September 30, 1996, and for MIDLAND annual reports to stockholders for the years ended December 31, 1993 through 1995, Consolidated Financial Statements as of December 31, 1995, 1994, and 1993 together with the Report of Independent Public Accountants and quarterly reports of Consolidated Conditions and Income as filed with the Federal Deposit Insurance Corporation for the periods ended March 31, June 30, and September 30, 1996; (iv) certain historical operating and financial information provided to CAPITAL CONSULTANTS by the managements of MIDLAND and VALLEY; (v) historical and current market data for the MIDLAND Common Stock and the VALLEY Common Stock; (vi) the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which CAPITAL CONSULTANTS deemed generally comparable to MIDLAND and VALLEY; (vii) the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that CAPITAL CONSULTANTS considered reasonably similar to MIDLAND and VALLEY in financial character, operating character, historical performance, geographic market and economy; and (viii) such other studies, analyses, inquiries and reports as CAPITAL CONSULTANTS deemed appropriate. In addition, CAPITAL CONSULTANTS conducted meetings with members of senior management of MIDLAND and VALLEY for purposes of reviewing the future prospects of MIDLAND and VALLEY. CAPITAL CONSULTANTS evaluated the pro forma ownership of the VALLEY Common Stock by MIDLAND stockholders, relative to the pro forma contribution of MIDLAND assets, deposits, equity, and earnings to the pro forma resulting company in the MERGER. CAPITAL CONSULTANTS also took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experience in securities valuations.

While we have taken care in our investigation and analysis, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us or publicly available, and have not attempted to verify same. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities of MIDLAND or VALLEY.

In conducting our analysis and arriving at our opinion, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the MERGER, no conditions will be imposed that would have a material adverse effect on the contemplated benefits of MERGER. Our opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated as of the date of this letter.

Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be paid in the MERGER is fair, from a financial point of view, to the stockholders of MIDLAND.

Very truly yours,



CAPITAL CONSULTANTS OF PRINCETON, INC.


INDEX TO FINANCIAL STATEMENTS OF MIDLAND BANCORPORATION, INC


Independent Auditors' Report.........................................................................                F - 1

Consolidated Balance Sheets as of December 31, 1995 and 1994.............................................            F - 2

Consolidated Statements of Income for the years ended December 31, 1995, 1994 and 1993.........................      F - 3

Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993...........      F - 4

Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993.....................      F - 5

Notes to consolidated financial statements for the years ended December 31, 1995, 1994, 1993...................      F - 6

Consolidated Balance Sheets as of September 30, 1996 (unaudited) and December 31, 1995.........................     FF - 1

Consolidated Statements of Income for the three-month periods ended September 30, 1996 and 1995 (unaudited)....     FF - 2

Consolidated Statements of Income for the nine-month periods ended September 30, 1996 and 1995 (unaudited).....     FF - 3

Consolidated Statements of Stockholders' Equity for the nine-month periods ended September 30, 1996
  and 1995 (unaudited).........................................................................................     FF - 4

Consolidated Statements of Cash Flows for the nine-month periods ended September 30, 1996 and 1995
  (unaudited)..................................................................................................     FF - 5

Note to consolidated financial statements for the nine-month periods ended September 30, 1996
  and 1995 (unaudited).........................................................................................     FF - 6


INDEPENDENT AUDITORS' REPORT

         The Board of Directors and Stockholders
         Midland Bancorporation, Inc.:

         We have audited the accompanying consolidated balance sheets of Midland Bancorporation, Inc. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Midland Bancorporation, Inc. and subsidiary at December 3l, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995, in conformity with generally accepted accounting principles.

         As discussed in note 1 to the consolidated financial statements, the Corporation changed its method of accounting for investments in 1994 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities." Additionally, as discussed in notes 1 and 9 to the consolidated financial statements, the Corporation changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards
         Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."





                                                    KPMG PEAT MARWICK LLP

         Short Hills, New Jersey
         January 29, 1996



                                    Midland Bancorporation, Inc. and Subsidiary

                                            CONSOLIDATED BALANCE SHEETS

                                            DECEMBER 31, 1995 AND 1994

                                                                           1995         1994
------------------------------------------------------------------------------------------------
                                                                    (Dollars In Thousands)
ASSETS
CASH AND CASH EQUIVALENTS:
Cash and due from banks (Note 3)...............................        $ 31,508     $ 32,069
  Federal funds................................................          15,550        2,675
Interest-bearing deposits with banks...........................          12,000           --
                                                                      ---------      -------
                                                                         59,058       34,744
SECURITIES (Note 4):
  Held to maturity, market value
    of $58,490,000 in 1995 and $61,593,000
    in 1994....................................................          58,225       64,184
  Available for sale...........................................          39,811       51,238

LOANS (Notes 5 and 6):
  Commercial...................................................         152,826      143,507
  Installment..................................................          46,651       43,543
  Real estate mortgage.........................................          59,188       55,011
                                                                      ---------      -------
                                                                        258,665      242,061
Less:
  Allowance for loan...........................................          (4,321)      (3,881)
                                                                      ---------      -------
   Net loans...................................................         254,344      238,180
PREMISES AND EQUIPMENT, net (Notes 7 and 10)...................           7,659        7,765
ACCRUED INTEREST RECEIVABLE....................................           3,211        3,169
OTHER ASSETS (Note 5)..........................................           1,784        2,450
                                                                      ---------      -------
   Total assets................................................      $  424,092   $  401,730

LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS (Note 8):
  Demand.......................................................      $  111,542   $  109,148
  Money Market Accounts........................................          60,936       65,619
  Savings......................................................          85,472       92,572
  Certificates of Deposit......................................         130,310      102,896
                                                                      ---------     --------
    Total deposits.............................................         388,260      370,235
NOTE PAYABLE (Note 10).........................................             446          487
ACCRUED INTEREST PAYABLE AND OTHER LIABILITIES (Note 9)........           3,014        2,729
                                                                   ------------    ---------
    Total liabilities..........................................         391,720      373,451

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' EQUITY
  Common stock, par value $15.00 per share;
  authorized 300,000 shares: issued 129,220  shares............           1,938        1,938
  Surplus......................................................             565          565
Retained earnings (Note 12)....................................          30,836       28,041
                                                                    -----------   ----------
                                                                         33,339       30,544
  Less - Net unrealized loss on securities available for sale,
         net of tax............................................            (178)      (1,792)

  Less - Treasury stock at cost, 3,477 shares in 1995 and
    2,327 shares in 1994.......................................            (789)        (473)
                                                                      ---------    ----------
Total stockholders' equity.....................................       $  32,372    $  28,279
    Total liabilities and stockholders' equity.................       $ 424,092    $ 401,730
                                                                     ==========   ==========

See accompanying notes to consolidated financial statements.


                                    Midland Bancorporation, Inc. and Subsidiary

                                         CONSOLIDATED STATEMENTS OF INCOME

                                   YEARS ENDED DECEMBER 31, 1995, 1994 and 1993


                                                                               1995       1994           1993
-------------------------------------------------------------------------------------------------------------

INTEREST INCOME:
Loans (Note 5).........................................................   $  23,210  $  18,799     $  17,248
Money market investments and cash equivalents..........................         528        122           310
Securities:
    Held to maturity...................................................       3,208      3,197         7,062
    Available for sale.................................................       2,296      3,382            --
                                                                            -------    -------         -----
        Total interest income..........................................      29,242     25,500        24,620

INTEREST EXPENSE (Note 8):
Deposits...............................................................      10,000      7,284         8,482
Federal funds purchased................................................          17         40           -
Other borrowed funds...................................................          38         41            22
                                                                             ------     ------        ------
        Total interest expense.........................................      10,055      7,365         8,504
                                                                             ------     ------        ------
        Net interest income............................................      19,187     18,135        16,116

PROVISION FOR LOAN LOSSES (Note 5) ....................................         500        787         1,036
                                                                             ------     ------        ------
        Net interest income after provision for loan losses............      18,687     17,348        15,080
                                                                             ------     ------        ------

OTHER OPERATING INCOME:
    Service charges on deposit accounts................................       2,457      2,508         2,302
    Loan fees..........................................................          17         32            40
    Commissions and fees...............................................         244        237           272
    Other income.......................................................         215        227           510
    Gain (loss) on sale of securities..................................           1        (25)          255
                                                                             ------    -------        ------
        Total other operating income...................................       2,934      2,979         3,379
                                                                             ------     ------        ------

OTHER OPERATING EXPENSES (Notes 6, 7 and 11):
Salaries and related expense...........................................       8,202      7,739         7,327
Occupancy expense......................................................       1,754      1,715         1,675
Premises and equipment expense.........................................       1,802      1,715         1,807
Federal deposit insurance expense......................................         414        804           761
Other..................................................................       2,348      2,514         2,932
                                                                             ------     ------        ------
    Total other operating expenses.....................................      14,520     14,487        14,502
                                                                            -------     ------        ------
Income before income taxes and cumulative effect of accounting change..       7,101      5,840         3,957
Income taxes (Note 9)..................................................       2,664      2,137         1,256
                                                                             ------     ------        ------
Net income before cumulative effect of accounting change...............       4,437      3,703         2,701
Cumulative effect of accounting change.................................          --         --           151
                                                                              -----      -----        ------

NET INCOME.............................................................    $  4,437   $  3,703      $  2,852

Income per share.......................................................    $  34.99   $  29.16      $  22.45
Weighted average shares outstanding....................................     126,805    126,987       127,023

See accompanying notes to consolidated financial statements.





                                    Midland Bancorporation, Inc. and Subsidiary

                                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                   YEARS ENDED DECEMBER 31, 1995, 1994 and 1993


                                                                                              Net Unrealized
                                                                                                 Loss on
                                                                                                Securities
                                                                                                Available            Total
                                                                      Retained    Treasury       for Sale          Stockholders
                                           Common Stock    Surplus    Earnings     Stock        Net of Tax           Equity
 ---------------------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)

 Balance, December 31, 1992.............     $  1,938    $   565   $  23,836       $  (445)      $     -         $  25,894
  Net income............................           -          -        2,852           -               -             2,852
  Cash dividends ($6.50 per share).....            -          -         (826)          -               -              (826)
                                            ----------   --------   --------- -    --------      ----------      ----------
  Balance, December 31, 1993...........      $  1,938    $   565   $  25,862       $  (445)      $     -         $  27,920
                                              --------    -------   ---------      ---------     ----------       ---------

 Net income.................                       -          -        3,703           -               -             3,703
  Cash dividends ($12.00 per share).....           -          -       (1,524)          -               -            (1,524)
  Treasury stock acquired.............             -          -           -            (28)            -               (28)
  Net unrealized loss on securities
   available for sale, net of tax                  -          -           -             -            (1,792)        (1,792)
                                              --------    -------   ---------      --------       ----------    ----------
  Balance, December 31, 1994                 $  1,938     $  565   $  28,041       $  (473)        $ (1,792)      $ 28,279
                                              --------     ------   ---------      ---------      ----------     ---------

 Net income.................                       -          -         4,437           -               -            4,437
 Cash dividends ($13.00 per share).....            -          -        (1,642 )         -               -           (1,642)
 Treasury stock acquired...............            -          -           -           (316)             -             (316)
 Net decrease in unrealized loss on securities
  available for sale, net of tax........           -          -          -            -               1,614          1,614
                                             ---------    ------- ------------   ----------        --------       ---------
  Balance, December 31, 1995............     $  1,938     $  565   $  30,836       $  (789)       $    (178)     $  32,372
                                             ========     ======   =========       =========      ==========     =========

 See accompanying notes to consolidated financial statements.

                                      F-4




                                 Midland Bancorporation, Inc. and Subsidiary

                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    YEARS ENDED DECEMBER 31, 1995, 1994 and 1993


                                                                         1995           1994           1993
---------------------------------------------------------------------------------------------------------------------------
 Operating Activities                                                           (Dollars in Thousands)
    Net income.....................................................     $  4,437        $  3,703      $  2,852
    Adjustments to reconcile net income to net cash
    provided by operating activities
      Depreciation.................................................        1,069           1,052           856
      Net amortization and accretion - securities..................          822           1,065         1,142
      Provision for loan losses....................................          500             787         1,036
      Provision for valuation allowance for other real estate......           30             121           245
      Deferred income tax..........................................         (416)           (215)         (314)
      Loss (gain) on sales and calls of securities.................           (1)             25          (255)
      Increase in accrued interest receivable......................          (42)            (55)         (267)
      (Increase) decrease in other assets..........................          222            (266)        1,136
      Increase (decrease) in accrued interest payable and other
        liabilities................................................          (90)            262          (498)
                                                                        --------         -------       -------
         Net cash provided by operating activities.................        6,531           6,479         5,933
                                                                         -------         -------       -------


Investing Activities
    Proceeds from sales of securities - held to maturity...........          -               -          10,712
    Proceeds from maturities of securities held to maturity........       19,313           8,465        41,991
    Proceeds from sales of securities - available for sale.........        2,995          13,712           -
    Proceeds from maturities of securities - available for sale....       10,450          13,888           -
    Purchases of securities held to maturity.......................      (13,749)         (9,980)      (76,233)
    Purchases of securities - available for sale...................          -            (3,523)         -
    Net (increase) decrease in loans...............................      (16,664)        (24,166)       (7,566)
    Purchase of premises and equipment, net........................         (963)           (596)       (3,944)
                                                                         -------         -------      --------
         Net cash (used) provided by investing activities..........        1,382          (2,200)      (35,040)
                                                                         -------         -------      --------


Financing Activities
    Net (decrease) increase in demand deposits
      and other interest bearing deposits..........................       (9,389)        (8,103)       45,285
    Net increase (decrease) in certificates of deposit.............       27,414          1,035       (14,435)
    Principal payments on long-term debt...........................          (41)           (38)          (92)
    Increase in long-term debt.....................................          -              -             540
    Dividends paid.................................................       (1,267)        (1,270)         (826)
    Treasury stock acquired........................................         (316)           (28)         -
                                                                       ---------     -----------     ---------
         Net cash (used) provided by financing activities..........       16,401         (8,404)       30,472
                                                                       ---------         ------      --------
    Increase (decrease) in cash and cash equivalents...............       24,314         (4,125)        1,365
    Cash and cash equivalents at beginning of year.................       34,744         38,869        37,504
                                                                       ---------         ------     ---------
    Cash and cash equivalents at end of year.......................    $  59,058      $  34,744    $   38,869
                                                                       =========      =========     =========
Noncash investing - additions to
    real estate owned, net.........................................   $      -       $       -     $      266
                                                                      ==========     ===========    =========
Transfer of investment securities to the
    available for sale portfolio...................................   $      -       $       -     $   77,704
                                                                      ==========     ===========   ==========

See accompanying notes to consolidated financial statements.

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Summary of significant accounting policies: Principles of consolidation The accompanying consolidated financial statements include the accounts of Midland Bancorporation, Inc. and its direct and indirect wholly-owned subsidiaries (the Corporation), The Midland Bank and Trust Company, Midland Realty Co., Inc. and Midpar Investment, Inc. (together, the Bank). All significant intercompany accounts and transactions have been eliminated from the accompanying consolidated financial statements.

     Business
     The Bank provides a full range of banking services to individual and corporate customers through its branches in Northern New Jersey. The Bank is subject to competition from other financial institutions and to the regulations of certain Federal and state agencies and undergoes periodic examinations by those regulatory authorities.

     Basis of financial statement presentation
     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from these estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and real estate owned, management generally obtains independent appraisals for significant properties.

     Cash and cash equivalents
     For the purposes of cash flow, cash and cash equivalents include cash on hand, demand and interest-bearing deposits with banks and Federal funds sold with maturities of three months or less from date of purchase.

     Securities
     Effective January 1, 1994, the Bank adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). Securities that may be sold in response to or in anticipation of changes in interest rates or other factors, are classified as available for sale and carried at fair value. The unrealized gains and losses on these securities are reported net of applicable taxes as a separate component of stockholders' equity. If management has the intent and the Bank has the ability at the time of purchase to hold securities until maturity, they are classified as held-to-maturity and carried at amortized historical cost.

     Interest income on securities, adjusted for amortization of premiums and accretion of discounts, is recognized using the straight line method which generally approximates the interest method, over the term of the investment.

     Loans
     Loans are stated at their principal amounts outstanding, net of unearned income and loan origination fees and costs. Interest on loans is accrued and credited to interest income based on loan principal amounts outstanding at appropriate interest rates. Loan origination fees and certain direct loan origination costs are deferred and recognized over the life of the loan as an adjustment to the loan's yield. When management believes there is sufficient doubt as to the ultimate collectibility of interest on any loan, the accrual of applicable interest is discontinued. Any subsequent payments are credited to income as received. Other loan fees are recorded as earned and included in non-interest income.

     Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," (SFAS No. 114) as amended by Statement of Financial Standards No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures," (SFAS No. 118) were adopted prospectively by the Bank on January 1, 1995. SFAS No. 114 defines an impaired loan as a loan for which it is probable based on current information, that the lender will not collect all amounts due under the contractual terms of the loan agreement. The Bank has defined

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     the population of impaired loans to be all non-accrual loans. Commercial and mortgage impaired loans are individually assessed to determine that each loan's carrying value is not in excess of the fair value of the related collateral or the present value of the expected future cash flows.

     Allowance for loan losses
     The allowance for loan losses is established through a provision for loan losses charged to income. Losses on loans are charged against the allowance when management believes the collectibility of principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses is based upon factors such as individual loan characteristics, changes in composition and volume of the loan portfolio, economic conditions and other factors that may warrant recognition in maintaining an allowance at a level sufficient to provide for estimated loan losses. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in Northern New Jersey. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     Premises and Equipment
     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the life of the lease or the estimated useful life of the improvement, whichever is shorter. The costs for improvements and major renovations are capitalized, while repairs and maintenance costs are expensed as incurred. Gains and losses are realized upon disposition and are reflected in current earnings.

     Other real estate owned
     Other real estate owned is property acquired through foreclosure or deed in lieu of foreclosure. These properties are carried at fair value, less estimated costs to sell. When a property is acquired, the excess of the loan balance over fair value is charged to the allowance for loan losses. A reserve for real estate owned has been established to provide for subsequent write downs that may be required. Real estate owned is carried net of the related reserve. Operating results from real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of real estate owned are recorded as incurred. Other real estate owned in 1994 is included in other assets in the accompanying consolidated balance sheets.

     Employee benefit plans
     The Bank has an incentive savings plan, which includes a non-contributory profit sharing plan, in effect for the benefit of eligible employees. The incentive savings plan allows eligible employees to make personal contributions by means of payroll deductions and the Bank makes matching contributions out of current year earnings. The Bank's contributions ($495,000 in 1995, $491,000 in 1994 and $450,000 in 1993) to the plans are at the discretion of the Board of Directors, subject to limitations imposed under the Internal Revenue Code. During 1993, the Bank established a long term incentive program for key executives. The plan has been established with the intention of providing added incentive to key executives to increase profits of the Corporation. The executives and the amount of the award are subject to limits as set forth in the plan. Contributions made by the plan in 1995, 1994 and 1993 were $81,000, $54,000 and $27,000, respectively.

     Income taxes
     The Corporation files a consolidated Federal income tax return. For financial statement purposes, taxes of the parent and subsidiary are recorded on the basis of filing separate returns.

     The Corporation accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax
                                      F-7

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Effective January 1, 1993, the Bank adopted SFAS No. 109 and has separately reported the cumulative effect of that change in the method of accounting for income taxes in the 1993 statement of income (See note 9).

     Income per share
     Income per share is calculated by dividing net income by the weighted average number of shares outstanding during each year.

(2)  Dispositions:
     On February 1, 1993, the Bank signed an agreement with a New York Bank (Purchaser) for the sale of its Visa and Credit Card Business. The Bank will continue to offer Visa credit cards through the Purchaser and in return will receive a fee for each new account it opens. The gain resulting from this transaction was $215,000 which was recognized in 1993.

(3)  Cash:
     The Bank is required by the Federal Reserve Bank to maintain a cash reserve balance based upon deposits. The amount of the reserve for the years ended December 31, 1995 and 1994 was approximately $5,400,000 and $4,400,000, respectively.

(4)  Securities - held to maturity and available for sale:
     The following is a comparison of the carrying value, gross unrealized gains and losses and approximate market value of investment securities by maturity at December 31, 1995 and 1994. Expected maturities on debt securities may differ from contractual maturities as certain obligations provide the issuer the right to call or prepay the obligation prior to scheduled maturity without penalty. Equity securities do not have contractual maturities. In December 1993, the Corporation restructured its investment portfolio by selling securities of $10,712,000 and establishing an available for sale portfolio through the transfers of $77,704,000 of securities from the investment securities held to maturity portfolio.


                                      F-8

     Securities - held to maturity,
     December 31, 1995
     (Dollars in Thousands):
                                                                                           Gross      Gross
                               Within 1                           Over 10    Amortized  Unrealized  Unrealized    Market
                                 Year     1-5 Years  5-10 Years    Years        Cost       Gains      Losses        Value
----------------------------------------------------------------------------------------------------------------------------
United States Treasury.....     $  15,095  $  23,2336   $    -     $      -    $  38,331    $  147   $  (113)     $ 38,365
United States Government
  agencies.................         1,015      12,793        425       2,611      16,844       211       (74)       16,981
States and political
  subdivisions.............         1,282         -          -         1,157       2,439        94         -         2,533
Other......................           611         -          -           -           611       -           -           611
                                ---------  ----------    -------   ---------   ---------   -------     -------   ---------
                                $  18,003   $  36,029     $  425    $  3,768   $  58,225    $  452    $  (187)   $  58,490
                                =========   =========     ======    ========   =========    ======    ========   =========




Securities - available for sale
December 31, 1995
(Dollars in Thousands):
                                                                                           Gross      Gross
                               Within 1                           Over 10    Amortized  Unrealized  Unrealized    Market
                                 Year     1-5 Years  5-10 Years    Years        Cost       Gains      Losses        Value
----------------------------------------------------------------------------------------------------------------------------
United States Treasury.....     $  13,111   $  16,910   $    -     $      -  $  29,301      $  13   $  (140)    $  29,174
United States Government
  agencies.................         5,033       5,036        -           -      10,069        -        (154)        9,915
Other......................           175         536        -           -         711         11       -             722
                                ---------   ---------    -------   --------- ---------      -----   -------     ---------
                                $  18,319   $  21,762    $         $     -   $  40,081      $  24   $  (294)    $  39,811
                                =========   =========    =======   ========= =========      =====   =======     =========



Securities - held to maturity
December 31, 1994
(Dollars in Thousands):
                                                                                           Gross      Gross
                               Within 1                           Over 10    Amortized  Unrealized  Unrealized    Market
                                 Year     1-5 Years  5-10 Years    Years        Cost       Gains      Losses        Value
----------------------------------------------------------------------------------------------------------------------------
United States Treasury.....      $  6,016   $  32,060     $  -     $      -    $  38,076   $   -   $  (1,761)    $  36,315
United States Government
  agencies.................         5,999      10,617        -         3,579      20,195        14      (865)       19,344
States and political
  subdivisions.............         3,327         633        -         1,199       5,519        43       (22)        5,180
Other......................           754         -          -           -           754       -         -             754
                                ---------  ----------     ------   ---------   ---------    ------   -------     ---------
                                $  16,096   $  43,310     $  -      $  4,778   $  64,184     $  57 $  (2,648)    $  61,593
                                =========   =========     ======    ========   =========     ===== =========     =========



Securities - available for sale
December 31, 1994 (Dollars in Thousands):                                                  Gross      Gross
                               Within 1                           Over 10    Amortized  Unrealized  Unrealized    Market
                                 Year     1-5 Years  5-10 Years    Years        Cost       Gains      Losses        Value
----------------------------------------------------------------------------------------------------------------------------
United States Treasury.....      $  5,007   $  31,641   $    -     $     -   $  36,648     $  -   $  (1,901)    $  34,747
United States Government
  agencies.................         5,983      10,159        -           -      16,142        -        (783)       15,359
Other......................           454         709        -           -       1,163        -         (31)        1,132
                                ---------   ---------    -------   --------- ---------     ------ ---------     ---------
                                $  11,444   $  42.509    $         $     -   $  53,953     $  -   $  (2,715)    $  51,238
                                =========   =========    =======   ========= =========     ====== =========     =========



Gains and losses were realized on sales and calls of securities as follows (Dollars in Thousands):

                                    Held to Maturity      Available for Sale
                                    ----------------      ------------------
                         1995     1994        1993          1995      1994
                       -------------------------------      -----------------
Gross gains.......... $  -        $  -       $  256         $  2    $   10
Gross (losses).......       (1)       -          (1)          -         (35)
                        ------    -----      -------        -----      -----
Net gains (losses)...  $    (1)    $  -      $  255         $  2    $   (25)
                       =======   =========   ========      =======     ======


Securities with a carrying value of $4,940,000 and $5,315,000 at December 31, 1995 and 1994, respectively, were pledged to secure public funds on deposit and for other purposes as required by law.

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)  Loans and allowance for loan losses:

     The following table presents information concerning loans accounted for on a non-accrual basis, other real estate owned and loans which are contractually past due 90 days or more as to interest or principal payments but have not been classified as non-accrual.

                                                                                       December 31,
                                                                            1995                              1994
                                                                            ----                              ----
                                                                                  (Dollars in Thousands)
Non-accrual loans.....................................                   $  2,382                         $  1,223
Other real estate owned (net of valuation allowance of
  $229,000 as of December 31, 1994)...................                        -                                489
                                                                        ---------                         --------
Total.................................................                   $  2,382                         $  1,712
                                                                         ========                          ========
Loans past due 90 days or more and still accruing
  interest............................................                  $       8                         $     17
                                                                        =========                          ========

If the non-accrual loans had performed in accordance with their original terms, interest income would have increased by $150,000, $88,000 and $81,000 in 1995, 1994 and 1993, respectively. Interest income of approximately $24,000, $6,000 and $39,000 were received on these loans for the years ended December 31, 1995, 1994 and 1993, respectively. At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans were on non-accrual or contractually past due in excess of 90 days and still accruing interest.

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



A summary of other real estate owned for the years ended December 31, 1995 and 1994 is as follows:

                                                 1995       1994
                                               ----------------------
                                              (Dollars in Thousands)
Acquired in foreclosure                          $  -    $  718
Valuation  allowance.......                         -      (229)
Total other real estate owned, net                $ -     $ 489
                                               ========= =========


The following table is an analysis of the valuation allowance for other real estate owned for the years ended December 31, 1995, 1994 and 1993:

                                                 1995          1994       1993
                                           ------------------------------------
                                                   (Dollars in Thousands)
Balance, beginning of year                      $ 229         $ 353      $ 125

Provision charged to expense...............        30           121        245
Chargeoffs.................................      (259)         (245)       (17)
                                                ------        ------     ------
Balance, end of year.......................     $ -           $ 229      $ 353
                                               =======        ======     ======

An analysis of the allowance for loan losses for the years ended December 31, 1995, 1994 and 1993 is as follows:

                                                 1995          1994       1993
                                            ------------------------------------
                                                    (Dollars in Thousands)
Balance, beginning of                        $  3,881      $  3,211    $  2,903
year........................................
Provision charged to                              500           787       1,036
expense.....................................
Recoveries of previously charged-off loans..      159           230         293
Loans charged off...........................     (219)         (347)     (1,021)
                                              -------      --------   -  ------
Balance, end of year                         $  4,321      $  3,881    $  3,211
                                             ========      ========    ========


SFAS No. 114 and SFAS No. 118 were adopted prospectively on January 1, 1995. These statements address the accounting for impaired loans and specify how the allowance for loan losses related to these impaired loans should be determined. The adoption of these statements did not affect the level of the overall allowance or the Corporation's operating results. Income recognition and charge-off policies were not changed as a result of these statements.

At December 31, 1995, the impaired loan portfolio was primarily collateral dependent as defined under SFAS No. 114 and totaled $2,382,000 for which general and specific allocations to the allowance for loan losses of $1,251,000 were identified. The average balance of impaired loans during 1995 was $1,709,000. The amount of cash basis interest income that was recognized on impaired loans during year-end 1995 was $24,000.

The Bank grants commercial, mortgage and installment loans to those New Jersey residents and businesses within its local trading area. Its borrowers' ability to repay their obligations is dependent upon various factors, including the borrower's income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral and priority of the Bank's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Bank's control; the Bank is therefore subject to risk of loss. The Bank believes its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. During 1995, the Bank transferred other real estate owned of $420,000 at carrying value, to Investment in Real Estate which is part of other assets on the consolidated balance sheet.

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(6)  Related party transactions:
     Loans to directors, policy making officers and their affiliated interests, which were granted at prevailing interest rates and terms, were approximately $6,371,000 and $9,818,000 at December 31, 1995 and 1994,
     respectively. On December 31, 1995, none of the loans outstanding to directors, policy making officers and their affiliated interests were delinquent. In addition, the Bank paid approximately $160,000, $141,000 and $168,000 during 1995, 1994 and 1993, respectively, for legal services to a law firm whose partners, through interests in other entities, ultimately are shareholders of the Corporation. In the opinion of management, such charges are reasonable in relation to the services provided and consistent with those that would have been received from nonaffiliated counsel.

(7)  Premises and equipment, net:
     An analysis of premises and equipment is as follows:

                                                             December 31,
                                                          1995             1994
                                         --------------------------------------
                                                    (Dollars in Thousands)

Land............................................. $        961      $       961
Capitalized lease - land.........................          540              540
Buildings........................................        3,099            3,028
Furniture and equipment..........................        7,032            6,532
Leasehold improvements...........................        3,748            3,356
                                                         -----            -----
                                                     $  15,380         $ 14,417
Less accumulated depreciation and amortization...       (7,721)          (6,652)
                                                     ---------        ----------
                                                    $    7,659        $   7,765
                                                    ==========        =========

     Depreciation and amortization of premises and equipment amounted to $1,069,000, $1,052,000 and $856,000 for the years ended December 31, 1995,
     1994 and 1993:


(8)  Deposits:
     The following table shows the time remaining to maturity of certificates of deposit of $100,000 or more, at December 31, 1995 and 1994, respectively:


                                                  1995                  1994
                                            ---------------------------------
                                                    (Dollars in Thousands)
Three months or less.........................$  20,267             $  14,173
Over three months but within twelve months...    5,348                 2,396
Over twelve months...........................      303                   506
                                             ---------             ---------
Total........................................$  25,918             $  17,075
                                             =========             =========

     Interest expense on time certificates of deposit in denominations of $100,000 or more amounted to $910,000, $298,000 and $242,000 in 1995, 1994 and 1993, respectively.

     Interest paid on deposits, Federal funds purchased and other borrowed funds during 1995, 1994 and 1993 amounted to $10,086,000, $7,468,000 and
     $8,744,000, respectively.


(9)  Income Taxes:
     The current and deferred portion of the tax provision (exclusive of the cumulative effect of adoption of SFAS No. 109) are as follows:

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Year Ended December 31, (Dollars in Thousands)      1995       1994       1993
-------------------------------------------------------------------------------
Current taxes:
    Federal....................................$  2,554    $  1,976   $  1,413
    State......................................     526         376          6
                                               --------    --------   --------
Total current..................................   3,080       2,352      1,419
                                               --------    --------   --------
Deferred taxes:
    Federal....................................    (375)       (142)      (163)
    State......................................     (41)        (73)      -
                                               --------    --------   --------
Tax provision..................................$  2,664    $  2,137   $  1,256
                                               =========    ========   ========

The deferred tax effect on the net unrealized loss on securities available for sale under SFAS No. 115 as of December 31, 1995 and 1994 is $92,000 and $923,000, respectively. The total income tax provision of $2,664,000, $2,137,000 and $1,256,000 for 1995, 1994 and 1993, respectively, reflects an effective tax rate of 37%, 37% and 32%, respectively. The reasons for the differences between the statutory Federal income tax rate (34%) and the effective rate are as follows:

Year Ended December 31, (Dollars in Thousands)     1995        1994      1993
------------------------------------------------------------------------------
Federal statutory income tax....................$ 2,414    $  1,986   $ 1,345
 Increase (decrease) in Federal income tax
 resulting from:
   Tax-exempt income............................    (66)        (67)     (112)
   State income tax, net of Federal tax benefit.    320         200         4
   Decrease in valuation allowance..............     -          (54)       -
   Other, net...................................     (4)         72        19
                                                  ------   ---------  -------
Tax provision...................................$ 2,664    $  2,137  $  1,256
                                                 ======== ==========  ========


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities of December 31, 1995, 1994 and 1993 are presented below:

                                             1995          1994         1993
                                           -------------------------------------
Deferred assets:                                    (Dollars in Thousands)
    Provision for loan losses..............$  600        $  424       $  133
    Valuation of real estate owned.........   101            91          131
    Deferred loan fees.....................   141           148           91
    State net operating losses.............   -             -             54
    SFAS 115...............................    92           923          -
    Non-deductible accrued expenses........   119            44           67
    Other..................................     9             3           31
                                           ------      --------       ------
Gross deferred tax assets.................. 1,062         1,633          507
    Valuation allowance....................    --            --          (54)
                                           ------       -------       ------
Net deferred tax assets.................... 1,062         1,633          453
Deferred tax liabilities:
    Fixed assets...........................  (158)         (302)         (36)
    Securities.............................   (60)          (72)        (296)
                                           ------      --------        ------
Gross deferred tax liabilities.............  (218)         (374)        (332)
Net deferred tax asset.....................$  844      $  1,259       $  121
                                           ======      =========      ========

The valuation allowance for deferred tax assets as of January 1, 1994 was $54,000. The net change in the total valuation allowance for the year ended December 31, 1994 was a decrease of $54,000, due to utilization of state net operating losses.

Income taxes paid amounted to  $2,225,000,  $1,730,000  and  $1,375,000 in 1995,
1994  and  1993,  respectively.

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(10) Note payable:
     The Corporation has a capitalized lease agreement for the acquisition of land with a book value of $540,000. The lease requires a monthly payment of $6,552 through July 2003. The present value of net minimum lease payments for 1996, 1997, 1998, 1999 and 2000 are $45,000, $48,000, $52,000, $57,000
     and $61,000, respectively. Total present value of net minimum lease payments through 2003 amount to $183,000.

(11) Commitments and contingencies:
     The Bank is party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from its business. Management does not consider that any such proceedings depart from usual routine litigation and, in its judgment, the Bank's financial position will not be affected materially by any present proceedings.

     The Bank leases certain of its branch facilities as well as certain equipment under noncancelable operating leases expiring at various dates through 2017. Rent expense charged to operations was $746,000, $719,000 and $773,000 during 1995, 1994 and 1993, respectively. The minimum annual rentals under the terms of real property leases as of December 31, 1995 are as follows:

                    1996                $  727,000
                    1997                   627,000
                    1998                   527,000
                    1999                   406,000
                    2000                   247,000
                    2001 and thereafter $  490,000

     Certain of the above leases provide for increased rental payments as a result of the increases in the cost of living index.

     In the normal course of business, there are outstanding various commitments and contingent liabilities, such as commitments to extend credit which are not reflected in the accompanying consolidated financial statements. At December 31, 1995, the Bank had commitments to extend credit of $31,990,000 including standby letters of credit of $3,121,000. Of these amounts, approximately 49% related to unused home equity lines of credit. Excluded from these amounts are commitments to extend credit in the form of check credit or related plans.

     The Bank has an agreement to repurchase mortgage loans previously sold in the event of default of payments within the first four months in the life of the loan. As of December 31, 1995, there were no loans subject to recourse.

(12) Dividend and other restrictions:

     Certain limitations exist on the ability of the Bank to declare dividends to the Corporation. Under New Jersey State Law, dividends may be paid only if capital would remain unimpaired and remaining retained earnings would be no less than 50 percent of common stock. At December 31, 1995, this restriction did not result in any effective limitation on the operating effectiveness of the subsidiary.

(13) Recent accounting pronouncements:
     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS No. 122). This Statement requires recognition of the rights to service mortgage loans for others,whether those rights were acquired through purchase or origination. SFAS No. 122 also requires that capitalized mortgage servicing rights be evaluated for impairment based on the fair value of those rights with impairment recognized through a valuation allowance. SFAS No. 122 is effective for the fiscal years beginning after December 15, 1995 and will not have a material effect on the Bank's consolidated financial condition of results of operations.

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In October 1995, FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). This Statement establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 encourages all entities to adopt the "fair values based method" of accounting for employee stock compensation plans. However, SFAS No. 123 also allows an entity to continue to measure compensation cost under such plans using the "intrinsic value based method". The accounting requirements of this Statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Bank anticipates accounting for compensation cost under the intrinsic values based methods must provide pro forma disclosures for all awards granted in fiscal years that begin after December 15, 1994. Such disclosures include net income and earnings per share as if the fair values based method of accounting had been applied.

(14) Fair value of financial instruments:

     Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments SFAS No. 107, requires that the Bank disclose estimated fair values for its financial instruments. The fair value estimates are made at a discrete point in time based on relevant market information about the financial instruments. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various instruments, and such other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     In addition, the fair value estimates are based on existing on and off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of asset and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimated and have not been considered in many of these estimates.

     Financial  assets
     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as residential and commercial real estate, commercial and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms, and by performing, and non-performing categories. The fair value of loans is primarily calculated by discounting contractual cash flows using estimated market discount rates which reflect the credit and interest rate risk inherent in the loan. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimated using discount rates based on secondary market source adjusted to reflect differences in servicing credit costs. Fair value of significant nonperforming loans is based on either recent external appraisals or estimated cash flows which are discounted using a rate which is commensurate with the associated risk. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information. The fair value of cash and cash equivalents are considered to approximate carrying value. Cash and cash equivalents include cash on hand, demand and interest bearing deposits with banks and Federal funds sold with maturities of three months or less. The fair value of securities, including available for sale are based on quoted market prices.

     Financial liabilities
     The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW and money market accounts, is equal to the amount payable on demand as of December 31, 1995 and 1994. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. The estimated fair value of time deposits, including $100,000 and over, do not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

     Off-Balance  sheet  financial  instruments
     The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the

                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of commitments to extend credit are not deemed to be material.

     The estimated fair value of financial instruments at December 31, is summarized as follows:

                                             1995          1995          1994           1994
                                         Carrying     Estimated      Carrying      Estimated
(Dollars in Thousands)                     Amount    Fair Value        Amount     Fair Value
--------------------------------------------------- ------------- ------------- --------------

Financial Assets:
  Cash and cash equivalents             $  59,058     $  59,058     $  34,744      $  34,744
  Securities - held to maturty             58,225        58,490        64,184         61,593
  Securities - available for sale          39,811        39,811        51,238         51,238
  Loans, net,                             254,344       257,975       238,180        240,141
Financial liabilities:
  Deposits............................  $ 388,260     $ 388,938     $ 370,235     $  370,042


(15) Midland Bancorporation, Inc. (Parent Company only):
     The earnings of the Bank are recognized by the Corporation, using the equity method of accounting. Accordingly, earnings are recorded as increases in the Corporation's investment and dividends paid reduce the investment in the subsidiary. Dividends payable by the Corporation are unrestricted, although the ability of the Corporation to pay dividends will largely depend upon the dividends paid to it by the Bank. Dividends payable by the Bank to the Corporation are restricted under supervisory regulations (see Note 12). Condensed financial statements of the Parent Company only follow:

                                                Parent Company Only
                                           Condensed Financial Statements
                                                                                              December 31,
Condensed Balance Sheets                                                                    1995               1994
--------------------------------------------------------------------------------------------------------------------
                                                                                         (Dollars in Thousands)
Assets:
    Investment in subsidiary...................................                        $  32,843          $  28,531
    Cash.......................................................                              165                  9
                                                                                             ---                  -
        Total..................................................                        $  33,008          $  28,540
                                                                                       =========          =========

Liabilities....................................................                        $     636          $     261
Stockholders' equity...........................................                           32,372             28,279
                                                                                       ---------          ---------
        Total..................................................                        $  33,008          $  28,540
                                                                                       =========          =========

Condensed Statements of Income
Years Ended December 31,                                                  1995             1994          1993
-------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)

Income:
        Dividend income........................................       $  1,783         $  1,320       $   856
                                                                      --------         --------       -------

Expense:
        Other operating expense................................             44               45            32
                                                                      --------         --------      --------
Income before equity in undistributed income of subsidiary.....          1,739            1,275           824
Equity in undistributed income of subsidiary...................          2,698            2,428         2,028
                                                                      --------         --------      --------
        Net income.............................................       $  4,437         $  3,703      $  2,852
                                                                      ========         ========      ========



                  Midland Bancorporation, Inc. and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




Condensed Statements of Cash Flows
Years Ended December 31,                                                  1995             1994          1993
-------------------------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)

Operating Activities
    Net income.................................................       $  4,437         $  3,703      $  2,852
    Equity in undistributed income of subsidiary...............         (2,698)          (2,428)       (2,028)
                                                                      ---------       ----------     --------- -
        Net cash provided by operating activities..............          1,739            1,275           824
                                                                      --------         --------      --------

Financing Activities
    Dividends paid.............................................         (1,267)         (1,270)          (826)
    Treasury stock acquired....................................           (316)            (28)           -
                                                                       -------         --------        -------
        Net cash used by financing activities..................         (1,583)        (1,298)           (826)
                                                                       -------         --------       --------

        (Decrease) increase in cash and cash equivalents.......            156            (23)             (2)
        Cash and cash equivalents at beginning of year.........              9              32             34
                                                                     ---------         -------       --------
        Cash and cash equivalents at end of year...............       $    165        $      9       $     32
                                                                      ========        ========       ========


                   Midland Bancorporation, Inc. and Subsidiary

                           CONSOLIDATED BALANCE SHEETS

                    SEPTEMBER 30, 1996 AND DECEMBER 31, 1995

                                            Sept 30, 1996         Dec 31, 1995
                                             (Unaudited)
                                     -------------------------------------------
                                                    (Dollars in Thousands)
ASSETS
CASH AND CASH EQUIVALENTS:
 Cash and due from banks..........................     $ 36,900         31,508
 Federal funds....................................          800         15,550
 Interest bearing deposits with banks.............           -          12,000
                                                      -----------    ----------
                                                         37,700         59,058
SECURITIES:
 Held to maturity.................................       50,532         58,225
 Available for sale...............................       40,183         39,811
LOANS:
 Commercial.......................................      165,423        152,826
 Installment......................................       56,138         46,651
 Real estate mortgage.............................       67,918         59,188
                                                      ----------     ----------
                                                        289,479        258,665
 Less:
 Allowance for loan losses........................       (4,208)        (4,321)
                                                      ----------     ----------
  Net loans.......................................      285,271        254,344
PREMISES AND EQUIPMENT, net.......................        7,760          7,659
ACCRUED INTEREST RECEIVABLE.......................        2,997          3,211
OTHER ASSETS......................................        1,790          1,784
     Total assets.................................    $ 426,233     $  424,092
                                                      =========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
DEPOSITS:
 Demand...........................................    $ 115,062    $   111,542
 Money Market Accounts............................       67,046         60,936
 Savings..........................................       82,709         85,472
 Certificates of Deposit..........................      124,134        130,310
                                                      ----------     ----------
   Total deposits.................................      388,951        388,260
NOTE PAYABLE......................................          413            446
ACCRUED INTEREST PAYABLE AND OTHER LIABILITIES            2,698          3,014
                                                      ----------    ----------
   Total liabilities..............................      392,062        391,720
                                                      ----------    -----------


STOCKHOLDERS' EQUITY
 Common stock, par value $ 15.00 per share;
  authorized 300,000 shares, issued 129,220 shares        1,938          1,938
 Surplus..........................................          565            565
 Retained earnings................................       32,757         30,836
                                                      ----------     ----------
                                                         35,260         33,339
  Less-Net unrealized loss on securities available
   for sale, net of tax ..........................         (156)          (178)
  Less - Treasury stock at cost, 3,962 shares at
   September 30, 1996 and 3,477 shares at
   December 31, 1995                                       (933)          (789)
                                                      ----------    ----------
  Total stockholders' equity......................       34,171         32,372
                                                       ---------     ----------
   Total liabilities and stockholders' equity.....    $ 426,233    $   424,092
                                                      =========     ==========

See accompanying note to unaudited consolidated financial statements.

                   Midland Bancorporation, Inc. and Subsidiary

                        CONSOLIDATED STATEMENTS OF INCOME

        THREE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995
            (Unaudited)

                                                            Sept 30,    Sept 30,
                                                               1996        1995
-------------------------------------------------------------------------------
                                        (Dollars  in  thousands  except
                                          per share  data)

INTEREST INCOME:
  Loans...................................................$   6,190  $   5,880
  Money market investments and cash equivalents...........       76        160
  Securities:
    Held to maturity......................................      709        779
    Available for sale....................................      527        547
                                                          ---------   --------
      Total interest income...............................    7,502      7,366
                                                           --------   --------

INTEREST EXPENSE:
  Deposits................................................    2,385      2,575
  Federal funds purchased.................................        5          2
  Other borrowed funds....................................        8          9
                                                            -------   --------
    Total interest expense................................    2,398      2,586
                                                            -------   --------
    Net interest income...................................    5,104      4,780

PROVISION FOR LOAN LOSSES:................................       80        100
                                                            -------    -------
    Net interest income after provision for loan losses...    5,024      4,680
                                                            -------    -------

OTHER OPERATING INCOME:
  Service charges on deposit accounts.....................      548        607
  Loan fees...............................................        5          3
  Commissions and fees....................................       61         71
  Other income............................................       38         43
                                                           ---------   --------
    Total other operating income..........................      652        724
                                                            --------    --------

OTHER OPERATING EXPENSES:
  Salaries and related expense............................    2,102      2,070
  Occupancy expense.......................................      474        447
  Premises and equipment expense..........................      416        393
  Professional services...................................      146         71
  Other...................................................      613        589
                                                           --------   --------
    Total other operating expenses........................    3,751      3,570
                                                           --------   --------
  Income before income taxes and cumulative effect of         1,925      1,834
    accounting change.....................................
  Income taxes............................................      756        691
                                                           --------   --------

NET INCOME................................................ $  1,169   $  1,143
                                                           ========   ========

Income per share..........................................   $ 9.33     $ 9.00
Weighted average shares outstanding.......................  125,270    126,893

See accompanying note to unaudited consolidated financial statements.

                   Midland Bancorporation, Inc. and Subsidiary

                        CONSOLIDATED STATEMENTS OF INCOME

        NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995
             Unaudited)

                                                          Sept 30,      Sept 30,
                                                              1996          1995
-------------------------------------------------------------------------------
                                (Dollars  in  thousands except  per share data)

INTEREST INCOME:
  Loans................................................... $  17,929  $  17,252
  Money market investments and cash equivalents...........       330        276
  Securities:
    Held to maturity......................................     2,270      2,416
    Available for sale....................................     1,453      1,807
                                                           ---------   --------
      Total interest income...............................    21,982     21,751
                                                            --------   --------

INTEREST EXPENSE:
  Deposits................................................     6,940      7,465
  Federal funds purchased.................................         8         17
  Other borrowed funds....................................        27         28
                                                             -------   --------
    Total interest expense................................     6,975      7,510
                                                             -------   --------
    Net interest income...................................    15,007     14,241

PROVISION FOR LOAN LOSSES:................................       190        400
                                                             -------    -------
    Net interest income after provision for loan losses...    14,817     13,841
                                                             -------    -------

OTHER OPERATING INCOME:
  Service charges on deposit accounts.....................     1,634      1,869
  Loan fees...............................................        12         12
  Commissions and fees....................................       190        192
  Other income............................................       141        147
  Gain (loss) on sale of securities.......................      -             2
                                                           ---------     ------
    Total other operating income..........................     1,977      2,222
                                                             -------    -------

OTHER OPERATING EXPENSES:
  Salaries and related expense............................     6,400      6,217
  Occupancy expense.......................................     1,460      1,327
  Premises and equipment expense..........................     1,244      1,200
  Professional services...................................       276        169
  Other...................................................     1,938      2,224
                                                            --------   --------
    Total other operating expenses........................    11,318     11,137
                                                            --------   --------
  Income before income taxes and cumulative effect of
     accounting change....................................     5,476      4,926
  Income taxes............................................     2,114      1,847
                                                            --------   --------

NET INCOME................................................  $  3,362   $  3,079
                                                            ========   ========

Income per share..........................................    $26.79     $24.26
Weighted average shares outstanding.......................   125,490    126,893

See accompanying note to unaudited consolidated financial statments.

                                   Midland Bancorporation, Inc. and Subsidiary

                                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                             NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1995 and 1996

                                                (Unaudited)
                                                                                                 Net Unrealized
                                                                                                        Loss on
                                                                                                     Securities         Total
                                                    Common                Retained    Treasury     Avalable for     Stockholders'
    (Dollars in Thousands)                           Stock     Surplus    Earnings       Stock       Net of Tax       Equity
-----------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1994                          $1,938        $565     $28,041      $(473)         $(1,792)      $28,279
Net income....................................          --          --       3,079          --               --        3,079
Cash dividends ($6.00 per share)..............          --          --        (761)         --               --         (761)
Net decrease in unrealized loss on securities
  available for sale, net of  tax.............          --          --          --         --            1,348         1,348
                                                   -------      ------   ---------    --------          -------      -------
Balance, September 30, 1995...................      $1,938        $565    $ 30,359      $(473)           $(444)      $31,945
                                                    ======        ====    ========      ======           ======      =======


Balance, December 31, 1995                          $1,938        $565     $30,836      $(789)           $(178)      $32,372
Net income....................................          --          --       3,362         --               --         3,362
Cash dividends ($11.50 per share).............          --          --      (1,441)        --               --        (1,441)
Treasury stock acquired.......................          --          --          --       (144)              --          (144)

Net decrease in unrealized loss on securities
  available for sale, net of tax..............          --          --          --         --               22            22
                                                   -------       -----    --------     -------           ------    ---------
Balance, September 30, 1996...................      $1,938        $565     $32,757      $(933)           $(156)    $  34,171
                                                    ======        ====     =======      ======           ======    =========


See accompanying note to unaudited consolidated financial statments.


                   Midland Bancorporation, Inc. and Subsidiary

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

               NINE-MONTH PERIODS ENDED SEPTEMBER 30, 1996 and 1995
                                   (Unaudited)



                                                             1996          1995
--------------------------------------------------------------------------------
  Operating Activities                                    (Dollars in Thousands)
  Net Income........................................      $ 3,362       $ 3,079
  Adjustments to reconcile net income to net cash provided by operating activities:

      Depreciation...................................         738           810
      Net amortization and accretion - securities....         506           612
      Provision for loan losses......................         190           400
      Provision for valuation allowance for other
        real estate..................................          73            30
      Loss (gain) on sales and calls of securities             --            (2)
      Decrease (increase) in accrued interest
        receivable...................................         214          (231)
      (Increase) decrease in other assets............        (292)         (232)
      Increase (decrease) in accrued interest payable
        and other liabilities........................        (316)         (792)
                                                             -----         -----
      Net cash provided by operating activities......        4,475        3,674
                                                          --------       -------

Investing Activities
 Proceeds from maturities of securities held to
   maturity..........................................      13,898        12,946
 Proceeds from sales of securities - available for
   sale..............................................          --         2,996
 Proceeds from maturities of securities - available
   for sale..........................................      12,175         7,450
 Purchases of securities held to maturity............      (6,459)       (7,932)
 Purchases of securities - available for sale........     (12,766)            --
 Net (increase) decrease in loans....................     (31,117)      (16,546)
 Purchase of premises and equipment, net.............        (637)         (796)
                                                           -------      --------
  Net cash (used) provided by investing activities        (24,906)       (1,882)
                                                           -------       -------
Financing Activities
  Net increase (decrease) in deposits...............          691         4,088
  Principal payments on long-term debt..............          (33)          (30)
  Dividends paid....................................       (1,441)         (761)
  Treasury stock acquired...........................         (144)           --
    Net cash (used) provided by financing activities         (927)         3,297
                                                          --------         -----
  Increase (decrease) in cash and cash equivalents..      (21,358)         5,089
  Cash and cash equivalents at beginning of year....       59,058         34,744
                                                          --------        ------
  Cash and cash equivalents at end of period........    $  37,700       $ 39,833
                                                         =========     =========

See accompanying note to unaudited consolidated financial statements.

                          MIDLAND BANCORPORATION, INC.

               NOTE TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS


                           September 30, 1996 and 1995

     (Information   as  of  September  30,  1996  and  for  the  nine-month  and three-month periods ended September 30, 1996 and 1995 is unaudited)


(1)  Summary of Significant Accounting Policies

     The accompanying consolidated financial statements include the accounts of Midland Bancorporation, Inc. and its direct and indirect wholly-owned subsidiaries (the Corporation), The Midland Bank and Trust Company, Midland Realty Co., Inc. and Midpar Investment, Inc. (together, the Bank). All significant intercompany accounts and transactions have been eliminated from the accompanying unaudited consolidated financial statements.

     The consolidated balance sheets at September 30, 1996, the consolidated statements of income for the nine-month and three-month periods ended September 30, 1996 and 1995, the consolidated statements of stockholders' equity for the nine-month periods ended September 30, 1996 and 1995 and the consolidated statements of cash flows for the nine-month periods ended September 30, 1996 and 1995 have been prepared by the Corporation on an accrual basis without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial condition, results of operations, and cash flows at September 30, 1996 for all periods presented have been made. The results of operations for the nine-month and three-month periods ended September 30, 1996 are not necessarily indicative of the operating results for the full year.

     Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. These financial statements are to be read in conjunction with the December 31, 1995 audited financial statements and notes thereto.